As filed with the Securities and Exchange Commission September 9, 1999.
                                           SEC Registration No. 333-71875
---------------------------------------------------------------------------

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.
                             AMENDMENT NO. 1 TO
                       FORM SB-2 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                            U.S. TRUCKING, INC.
       (Exact Name of Small Business Issuer as Specified in its Charter)

          Colorado                     4213                  68-0133692
-------------------------  ----------------------------  -------------------
(State or Other Jurisdic-  (Primary Standard Industrial  (IRS Employer Iden-
 tion of Incorporation)     Classification Code Number)   tification Number)

3125 Ashley Phosphate Road, Suite 128, North Charleston, South Carolina 29418
                                (843) 767-9197
-----------------------------------------------------------------------------
                   (Address and Telephone Number of Principal
                Executive Offices and Principal Place of Business)

                           Danny L. Pixler, President
3125 Ashley Phosphate Road, Suite 128, North Charleston, South Carolina 29418
                                (843) 767-9197
-----------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                              Jon D. Sawyer, Esq.
                         Krys Boyle Freedman & Sawyer, P.C.
    600 Seventeenth Street, Suite 2700 South Tower, Denver, Colorado 80202
                                (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

----------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
                                PROPOSED         PROPOSED
TITLE OF EACH       AMOUNT      MAXIMUM          MAXIMUM
CLASS OF SECUR-     TO BE       OFFERING         AGGREGATE      AMOUNT OF
ITIES TO BE         REGIS-      PRICE            OFFERING       REGISTRATION
REGISTERED          TERED       PER UNIT(1)      PRICE          FEE
----------------------------------------------------------------------------
Common Stock       5,772,230 (3)  $4.65625       $26,876,946    $7,471.79 (4)
No Par Value        Shares
(2)
----------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the average of the closing bid and ask prices of the Registrant's Common Stock on September 8, 1999, as reported on the OTC Bulletin Board.

(2)  To be offered by selling shareholders.

(3) In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminable number of shares of common stock, no par value, as may become issuable upon conversion of the Series B Convertible Preferred Stock and the exercise of common stock purchase warrants to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the terms of the Series B Convertible Preferred Stock and the common stock purchase warrants.

(4) Because $1,824.38 was paid with the initial filing of this registration statement, an additional $5,647.41 is being paid in connection with this filing.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     PROSPECTUS         SUBJECT TO COMPLETION DATED SEPTEMBER 9, 1999
     ----------------------------------------------------------------


     The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securi-ties and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                             U.S. TRUCKING, INC.

                      5,772,230 Shares of Common Stock



          2,505,531 Shares of Common Stock are being offered by certain selling shareholders. We will not receive any of the proceeds from the sale of the Shares by the selling shareholders.

          400,000 Shares may be issued upon the conversion of a $600,000 convertible debenture which we sold to a private investor earlier this year and 422,297 Shares may be issued upon the exercise of warrants which were issued in connection with the sale of the debenture. Up to 1,544,402 Shares may be issued upon the conversion of 2,000 shares of Series B Convertible Preferred Stock which we sold for $2,000,000 in a private placement earlier this year and up to 800,000 shares may be issued upon the exercise of warrants which were issued in connection with the sale of the Preferred Stock. Up to 100,000 Shares may be issued upon the exercise of warrants issued to a financial public relations firm.

          The Common Stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board (Symbol: USTK). On
     September 8, 1999, the closing bid and ask prices of the Common Stock were $4-5/8 and $4-11/16.

          This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See
     "Risk Factors" starting on page 5 for a discussion of these risks.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





                              _________, 1999

                              TABLE OF CONTENTS

                                                                PAGE

Prospectus Summary ..........................................     3
Risk Factors ................................................     5
Market Prices and Dividends .................................     7
Management's Discussion and Analysis ........................     8
Business ....................................................    15
Management ..................................................    24
Security Ownership of Management, Principal Shareholders
  and Selling Shareholders ..................................    28
Transactions With Management and Others .....................    31
Description of Securities ...................................    33
Plan of Distribution ........................................    36
Legal Matters ...............................................    37
Experts .....................................................    37
Additional Information ......................................    37
Index to Financial Statements ...............................    F-1

                              PROSPECTUS SUMMARY

U.S. TRUCKING, INC.

     U.S. Trucking, Inc. provides transportation and freight brokerage services. We transport full truckloads of both refrigerated and non-refrigerated commodities over various distances, primarily east of the Rocky Mountains. We are a preferred carrier for a number of Fortune 500 companies.

     Our offices are located at 3125 Ashley Phosphate Road, Suite 128, North Charleston, South Carolina 29418. Our telephone number is (843) 767-9197.

OFFERING SUMMARY

     Securities Offered:       2,505,531 Shares of Common Stock offered by
                               selling shareholders

     Common Stock Presently
     Outstanding:              7,008,883 Shares

FINANCIAL SUMMARY

     This financial summary does not include all of the information in the financial statements. You should read the financial summary along with the financial statements and the notes to the financial statements which are included in this prospectus.

Balance Sheet Data:
                               As of          As of
                            December 31,     June 30,
                               1998            1999
                             (Audited)      (Unaudited)
                            ------------    -----------

Current Assets              $ 4,031,285     $ 7,676,177
Fixed Assets                  9,718,805       7,544,458
Other Assets                  2,562,271       4,630,989
                            -----------     -----------
Total Assets                $16,312,361     $19,851,624

Current Liabilities         $ 5,944,016     $ 8,364,438
Other Liabilities             5,279,966       4,210,296
Stockholders' Equity          5,088,379       7,276,890
                            -----------     -----------
                            $16,312,361     $19,851,624

Income Statement Data:


                         Eleven Month                   Six Months
                         Period Ended    Year Ended       Ended
                         December 31,    December 31,    June 30,
                            1997            1998           1999
                          (Audited)       (Audited)     (Unaudited)
                         ------------    ------------   -----------
Net Revenues             $17,469,281     $21,815,844    $17,824,169
Income from Operations   $ 1,034,767     $ 3,328,870    $   539,878
Net Income (Loss)        $(1,531,200)    $   121,767    $   313,844

                                 RISK FACTORS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. Factors that could cause the results to differ include the risk factors discussed below.

     Investing in the Shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others:

Lack of Profit-        We have never earned sufficient profits to pay
ability.               dividends to our shareholders.  Although U.S. Trucking
                       was organized in 1987, it never engaged in any business, other than seeking an acquisition or merger, until September 1998 when it acquired U.S. Trucking -
                       Nevada. U.S. Trucking - Nevada incurred a net loss of ($294,602) on revenues of $14,847,335 during the year ended December 31, 1996, and a net loss of ($1,531,200) on revenues of $17,469,281 during the eleven month period ended December 31, 1997. While we earned
                       $121,767 on revenues of $21,815,844 during 1998, there
                       are no assurances that we will continue to operate profitably in the future. Our ability to operate profitably will depend on our ability to upgrade the age of our tractors and trailers, to make good acquisitions and to increase our level of revenues.

Additional             We do not generate sufficient funds internally to
financing needed       finance acquisitions.  While we anticipate paying
for expansion.         for acquisitions primarily with our stock, the purchase
                       price for some or all of such acquisitions may include cash. If we cannot raise such funds through debt, equity or seller financing, our plans for growth would be curtailed.

Dependence on          A significant portion of our revenue is generated from
key customers.         key customers.  The loss of business from any of our
                       key customers would probably have a material adverse effect on our business and operating results. During
                       1998, our top 10 customers accounted for approximately
                       43% of revenues.  Our largest customer, Consolidated
                       Papers, Inc. accounted for 13.2% of revenues. We do not have long-term contractual relationships with any of our customers.

Risks of Penny         Because our Shares are not currently listed on Nasdaq
Stocks.                or an exchange, they are subject to Rule 15g-9 under
                       the Exchange Act, which may limit their marketability.
                       That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.
                       Consequently, the rule affects the ability of broker-dealers to sell our shares and may affect the ability of shareholders to sell our shares in the secondary market.

No dividends           We intend to retain any future earnings to fund the
anticipated.           operation and expansion of our business.  We do not
                       anticipate paying cash dividends on our shares in the foreseeable future.

Depressive ef-         It is likely that market sales of large amounts of the
fect of resale         shares described below or other U.S. Trucking shares
of restricted          (or the potential for those sales even if they do not
shares.                actually occur), will have the effect of depressing
                       the market price of our shares. We currently have 7,730,955 shares of Common Stock outstanding and the following is a breakdown of these shares:


     We cannot pre-      * Free Trading              1,632,701
     dict the de-        * Restricted:               5,376,182
     pressive effect       Currently eligible for
     of resales.             sale under Rule 144     3,334,316 Shares
                            Being offered in this
                             Prospectus              2,505,531 Shares

                       We are unable to predict the effect that sales made in this offering or under Rule 144 may have on the then prevailing market price of our shares.

                          MARKET PRICES AND DIVIDENDS

     U.S. Trucking's Common Stock trades in the over-the-counter market, under the symbol "USTK". There were no quotations for U.S. Trucking's Common Stock during the last three years until after the closing of the reverse acquisition of U.S. Trucking-Nevada. Quotations resumed during September 1998. The following table shows the high and low bid prices for U.S. Trucking's Common Stock for the periods indicated as reported by the OTC Bulletin Board. These prices are believed to be inter-dealer quotations and do not include retail mark-ups, mark-downs, or other fees or commissions, and may not represent actual transactions.

             Quarter Ended                   High Bid     Low Bid
             --------------                  --------     -------

             September 30, 1998              $1.875       $0.002
             December 31, 1998               $4.50        $0.75
             March 31, 1999                  $5.68        $3.00
             June 30, 1999                   $3.75        $2.31

     As of July 14, 1999, we had approximately 154 shareholders of record. This does not include shareholders who hold stock in their accounts at broker/dealers.

     Holders of Common Stock are entitled to receive dividends declared by U.S. Trucking's Board of Directors. No dividends have been paid on the Common Stock and no dividends are anticipated to be paid in the foreseeable future.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of U.S. Trucking and related footnotes appearing in this prospectus.

GENERAL

     Our revenue producing businesses were established in January of 1997 by combining under U.S. Trucking, Inc., a Nevada corporation and our predecessor, the operations of Gulf Northern, a mid- to long-haul truckload carrier, Mencor, a third party logistics (brokerage) company, selected assets of another truckload company, and the customer base of a small specialized truckload air freight company. The latter two divisions were contributed to U.S. Trucking-Nevada by U.S. Transportation Services, Inc. During 1997, we consolidated operations, implemented manpower reductions, and blended all trucking operations under Gulf Northern and all brokerage operations under Mencor. We had a net loss in 1997 of $1.5 million primarily as a result of operating the businesses consolidated by U.S. Transportation Services, which businesses were eventually discontinued or reorganized as part of Gulf Northern.

     Our operating results are primarily driven by the results of the truckload business. However, future results will be impacted by the recent acquisition of Prostar, Inc., a freight brokerage business, and the implementation of a container transportation division. The combined annual revenues from these additional two businesses is expected to exceed $14 million.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues increased by 17.8% to $21.8 million in 1998 from $18.5 million in 1997. The increase in revenues were primarily due to the fact that the addition of the small package delivery division caused company driver and independent contractor generated revenues to increase. Another factor which caused revenues to increase was the addition of a captive insurance program for auto-liability insurance provided to third-party trucking companies. A division of U.S. Trucking, Inc. in which revenues decreased was the third party brokerage, which declined because of increased competition in the brokering of medium to long haul loads in the truck carrier business. Company driver generated revenue increased by 13.6% to $12.5 million in 1998 from $11.0 million in 1997. Independent contractor generated revenues increased by 24.3% to $6.6 million in 1998 from 5.3 million in 1997. Third-party brokerage decreased 13.1% to $1.86 million in 1998 from $2.14 million in 1997 and insurance captive revenue increased to $810 thousand from zero in 1997.

     Operating expenses for 1998 were $18.5 million, or 85% of revenue, as compared to $17.0 million, or 92% of revenue, for 1997. This decrease as a percentage of revenues was due primarily from lower fuel costs, company driver payroll and repair and maintenance costs . Fuel expenses decreased $323 thousand to $2.11 million (16.8% of revenues generated by company drivers) in 1998 from $2.43 million ( 21.8% of revenues generated by company drivers) for 1997.This decrease was the result from lower fuel prices in general as well as additional use of bulk storage for diesel fuel at two of our terminals in Wisconsin and New York. Company driver payroll decreased $122 thousand to $3.07 million (25% of revenues generated by company drivers) in 1998 from $3.2 million (28.5% of revenues generated by company drivers) in 1997. The reason for this decrease was better management of deadhead mileage and the lower rate of pay required for drivers in the small package delivery sector of our business. Repairs and Maintenance costs decreased $66 thousand to 1.17 million (6.1% of revenues generated by the trucking segment) in 1998 from 1.24 million (7.6% of revenues generated by the trucking segment) in 1997. Lower repair and maintenance costs were the product of better management in decreasing the outsourcing of major repairs and increased dedication to preventive maintenance.

     Salaries, wages, employee benefits and other administrative expenses for the year ended 1998 were $2.92 million or 13.4% of revenue, compared to $2.15 million or 11.6% of revenue, for the year ended 1997. The increase was due to the costs associated with the addition of the captive insurance program, a slight increase in administrative payroll and additional increases in trucking insurance expense in general. Expenses related to insurance captive such as paid losses, reserved losses, reinsurance and administrative fees increased to $556 thousand in 1998 from zero in 1997. Administrative payroll increased $80 thousand to $1.18 million (5.4 % of all revenues) in 1998 from $1.1 million (5.9% of all revenues) in 1997. This decrease as a percentage of revenue is a result of being able to add additional productivity over and above the hiring of extra employees. All expenses related to insurance in the truckload division increased $217 thousand to $1.07 million (4.9% of all revenues) in 1998 from $855 thousand (4.6% of all revenues) in 1997. This increase as a percentage of revenues is a direct result of paying higher premiums as a result of incurring larger claims in the worker's compensation and auto liability lines of coverage.

     Depreciation and amortization expenses for 1998 were $1.58 million, or 7.2% of revenue, as compared to $1.54 million or 8.3% of revenue, for 1997. This increase reflects by a $60 thousand increase to depreciation taken on capitalized repairs. Normal recurring depreciation and amortization remained unchanged.

     Interest expense for 1998 was $727 thousand or 3.3% of revenue, as compared to $703 thousand or 3.8% of revenue, for the year ended 1997. The decrease in interest as a percent of revenue is the result of (1) lower cost of borrowing due to its restructuring of some equipment debt, (2) lower interest expense on more recent portions of equipment loans, and (3) lower factoring financing on faster paying customers.

     Freight settlements paid to outside carriers decreased $182 thousand to
1.62 million (87.1% of brokerage generated revenues) for the year ended 1998 as compared to $1.8 million or 91.3% of revenues for the prior year. This decrease resulted from fewer loads being brokered in 1997 because of increased competition in the industry.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The amounts for the year ended December 31, 1997, differ from those of 1996 based on the following factors:

     On January 30, 1997, U.S. Trucking completed the following acquisitions:

     1. Purchased 100% of the common stock of Gulf Northern Transport, Inc. from its stockholders for cash and 25% of U.S. Trucking's common stock;

     2. Purchased 100% of the common stock of Mencor, Inc. from its stock holders for cash and 37,500 shares of common stock of U.S. Trucking's parent company, U.S. Transportation Systems, Inc.;

     3.  Purchased certain assets and liabilities of Jay & Jay
         Transportation, Inc.;

     4. Purchased certain assets and liabilities of Translynx Express, Inc.

     Simultaneous to the above transaction, U.S. Trucking was sold by its parent corporation, U.S. Transportation Systems, Inc. Accordingly, the operations of the consolidated group began on January 30, 1997. This registration statement, therefore, includes both the amounts included in the consolidated financial statements for the period from inception to December 31, 1997 and the pre-acquisition amounts for Gulf Northern Transport, Inc. and Mencor, Inc. for the period ended January 30, 1997. Further, the amounts for the period ended December 31, 1997 are on a different accounting basis than the prior periods due to the purchase transactions recorded on January 30, 1997 and accordingly, the amortization of the resulting goodwill recognized in the purchase transaction is not comparable to that of the prior period.

     Revenues for the year ended 1997 were $18.5 million compared to net revenues of $14.8 million for the year ended 1996. The increase in revenues was primarily due to the fact that the 1996 results included only Gulf Northern and Mencor while 1997 also included the business of the two divisions of USTS which were combined with Gulf Northern and Mencor when the U.S. Trucking, Inc. was formed.

     Operating expenses for 1997 were $17.0 million, or 92% of revenue, as compared to $13.0 million, or 88% of revenue, for 1996 (an increase of 31%). This increase in operating expenses as a percentage of revenue was due primarily to the increase in business associated with the operations added in early 1997, yielding higher driver payroll ($1.2 million) and higher fuel costs and higher repair and maintenance costs ($400,000) as a percentage of revenue. Fuel expenses increased $766 thousand or 46% to $2.48 million from $1.72 million for fiscal 1996.

     Salaries, wages, employee benefits and other administrative expenses for the year ended 1997 were $2.15 million or 11.6% of revenue, compared to $2.03 million or 13.7% of revenue, for the year ended 1996. The increase was due to the addition of the new businesses. The decrease of such costs as a percentage of revenue was due to decreases in fixed costs, such as administrative payroll, rents, communications expenses and health insurance costs.

     Depreciation and amortization expenses for 1997 were $1.54 million, or 7.8% of revenue, as compared to $977 thousand or 6.6% of revenue, for 1996. This increase was due primarily to additional equipment being added to our fleet yielding $280,000 in additional depreciation charges, and to a lesser extent increased amortization costs ($120,000 increase) due to the restructuring of certain loans and increased depreciation ($70,000 increase) due to certain capitalized repairs.

     Interest expense for 1997 was $703 thousand or 3.8% of revenue, as compared to $649 thousand or 4.4% of revenue, for the year ended 1996. The decrease in interest as a percent of revenue is the result of lower cost of borrowing from its restructuring of some equipment debt, and interest expense being lower on more recent portions of equipment loans, and to a lesser extent lower factoring financing on faster paying customers.

     Freight settlements paid to outside carriers decreased $207 thousand to $1.8 million or 10.3% (to 91.3% of revenues) for the year ended 1997 as compared to $2.0 million or 90.2% of revenues in 1997. This decrease resulted from slightly fewer loads being brokered in 1997.



SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Our operating revenue for the six months ended June 30, 1999, increased by 66.9% to $17.8 million as compared to $10.7 million over the same period in 1998.For the three months ended June 30, 1999, operating revenue increased by 78.1% to $10.1 million from $5.7 million over the same period in 1998. The increase in operating revenue resulted from increased brokerage revenues, expansion of our customer base, increased volume from existing customers, and was facilitated by the continued expansion of our fleet, including approximately 40 leased owner operators which was part of the expansion into the container business during the period ended June 30, 1999. Our fleet increased 18.5% to 294 tractors (including 118 owned by independent contractors) as of June 30, 1999, from 248 tractors (including 78 owned by independent contractors) as of June 30, 1998.

     Purchased transportation increased as a percentage of operating revenue to 39.8% for the six months ended June 30, 1999, from 34.2% for the same period in 1998. For the three months ended June 30, 1999, purchased transportation as a percentage of operating revenue increased to 43.5% from 37.3% during the same period in 1998. These increases were primarily due to the increase in the ratio of independent contractors to company drivers, and the increase in brokerage operating revenue which in turn creates a payable due to outside carriers that we used to haul our freight at a gross profit margin of 11% to 16%.

     Salaries, wages and benefits decreased as a percentage of operating revenue to 23.2% for the six months ended June 30, 1999, from 24.9% for the same period in 1998. For the three months ended June 30, 1999, salaries, wages and benefits decreased as a percentage of operating revenue to 20.5% from 24.5% for the same period in 1998. These decreases were primarily the result of our efforts to reduce management overhead when practical, increasing our percentage of brokerage operating revenues, increasing our independent contractor base and the continuation of consolidating facilities. For compay drivers, we record accruals for worker's compensation as a component of claims accrual and the related expense is reflected in salaries, wages and benefits expense in our consolidated statements of income.

     Fuel expense decreased as a percentage of operating revenue to 8.2% for the six months ended June 30, 1999, from 10.4% for the same period in 1998. This decrease was primarily the result of an increase in the purchase of bulk fuel, along with the increase in the percentage of independent contractors to company drivers for the 1999 period. For the three months ended June 30, 1999, fuel expense as a percentage of operating revenue decreased to 7.3% from 9.7% for the same period in 1998. This decrease was primarily the result of an increase in the purchase of bulk fuel, along with the increase in the percentage of independent contractors to company drivers.

     Operations and maintenance expense decreased to 3.5% of operating revenue for the six months ended June 30, 1999, from 5.8% for the same period in 1998. This decrease was primarily the result of increasing our brokerage operating revenue and to a lesser extent limiting the use of older, high cost equipment, trading out of older equipment for newer, increasing the independent contractor base, and capitalizing engine rebuilds that were necessary during the period. For the three months ended June 30, 1999, operations and maintenance expense as a percentage of operating revenue decreased to 3.0% from 5.6% for the same period in 1998. This decrease was primarily the result of the increase of brokerage operating revenue, and to a lesser extent the increase of the independent contractor base and the Company's ongoing control of not using its older equipment just for revenue sake, while it negotiates new equipment transactions that it expects to complete in the very near future.

     Our insurance programs for medical, physical damage and cargo are covered by premium insurance providers with deductibles we have chosen and feel are manageable while being in our best interest. In addition we provide auto-liability coverage through our own Auto-Liability Insurance Program which has become a strong revenue and profit producer. Management considers all of its coverages adequate. Insurance and claims expense decreased to 2.6% for the six months ended June 30, 1999, from 3.2% for the same period in 1998. For the three months ended June 30, 1999, insurance and claims decreased to 2.4% from 3.0% for the same period in 1998. These decreases in percentages were due to the following factors which are listed in order of impact with the factor having the most impact first: an increase in brokerage revenue, the increase of independent contractors, and the decreased values of our owned fleet on an insurance cost basis.

     Operating taxes and licenses decreased as a percentage of operating revenue to 1.3% for the six months ended June 30, 1999, from 1.9% for the same period in 1998. For the three months ended June 30, 1999, operating taxes and licenses as a percentage of operating revenue decreased to 1.2% compared to 1.8% for the same period in 1998. This decrease was primarily due to the increase in the Company's brokerage operating revenue, the increase in our Auto-Liability Insurance Program operating revenue and the increase in independent contractors who are required to pay their own mileage taxes.

     Depreciation and amortization expense as a percentage of operating revenue decreased to 6.4% for the six months ended June 30, 1999, from 7.6% for the same period in 1998. This decrease was primarily the result of increasing our operating revenue through our brokerage operations and increasing the number of independent contractors leased. For the three months ended June 30, 1999, depreciation and amortization expense decreased to 5.9% from 6.7% for the same period in 1998 for the reasons listed above.

     For both the six months and three months ended June 30, 1999, net interest expense decreased as a percentage of revenue compared to the same periods in 1998. These decreases were primarily the result of reducing long term debt and the converting of some debt to track leases.

     Income taxes have been provided at the statutory federal and state rates adjusted for certain permanent differences between financial statement and income tax reporting. We have net operating losses available to offset future income for financial reporting expiring in the year 2012.

     Our net income as a percentage of operating revenue was 1.8% for the six month period ending June 30, 1999, as compared to 1.7% for the same period in 1998. Net income as a percentage of operating revenue was 1.9% for the three month period ending June 30, 1999, as compared to 0.9% for the same period in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1999, we had a working capital deficit of $688,261 as compared to a deficit of $1,912,731 at December 31, 1998. Our working capital deficit improved primarily as a result of operations, $1,104,114 received from the sale of transportation equipment in February 1999, $900,000 received from the issuance of Series B Preferred Stock and $540,000 of proceeds from a sale of an convertible debenture to a foreign investor. Net cash provided by operating activities was approximately $202,429 for the first six months of 1999 compared to $701,249 for the corresponding period in 1998. We have historically funded our working capital requirements through a combination of funds provided from operations, our working capital facility with GE Capital and invested capital. In order to continue with our growth plans, we intend to raise additional funds through private placement of equity and/or debt securities which will depend upon prevailing market conditions, the market price of common stock and other factors over which the company has no control.

     Since June 30, 1999, we have raised approximately $1,100,000 in gross proceeds from the sale of Series B Convertible Preferred Stock.

INFLATION

     Many of our operating expenses, including fuel costs and fuel taxes, are sensitive to the effects of inflation, which could result in higher operating costs. The effects of inflation on our business during the six months ended June 30, 1999, were negligible.

SEASONALITY

     In the transportation industry, results of operations frequently show a seasonal pattern. Seasonal variations may result from weather or from customer's reduced shipments after the busy winter holiday season. To date, our revenues have not shown any significant seasonal pattern. The current expansion of our operations into the West Coast could expose us to greater operating variances due to seasonal weather.

YEAR 2000 ISSUE

     The "Year 2000 Issue" arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results.

     We are in the process of reviewing, testing, and implementing various modifications to ensure that its computer equipment and software will function properly in the Year 2000 and beyond. We have completed the purchase of a new hardware system consisting of a Compaq Proliant P2 300 MHz processor; 320 MB RAM, 2/9.1 GB mirror hard drive, a Server Tower and new Software that enables us to generate all functions of our operating systems, including, but not limited to, the initiation of loads, dispatch, billing, accounts payable and receivable, general ledger functions and preparation of financial statements. All maintenance records for all of the trucks, inventory records for all parts and supplies, claim records and accident records as well as fuel and mileage for taxing bodies will be supplied. Information from our fuel provider, Comdata, will be downloaded into the system as well. We are also working on on-line banking services.

     All internal and external costs associated with the our Year 2000 compliance activities are expensed as incurred. We believe that the costs of addressing the Year 2000 issue will be approximately $120,000.

     We have reviewed the Year 2000 issue with our major suppliers, vendors and customers and believe that the Year 2000 issue will not pose significant problems for us. We have discussed the issue with Comdata, the primary fuel provider, GE Capital and the other major financial institutions which provide financing to the Company, and the major customers, and each of these companies has advised us that they expect to be Year 2000 compliant.

     Since all major computerized systems and applications will have been reviewed and tested as part of the Year 2000 project, we feel that we have reasonably addressed all material risks that may effect our operations. We presently believes that the Year 2000 issue will not pose significant operational problems for us. However, if all Year 2000 issues are not properly identified and corrected, there can be no assurance that the Year 2000 issues will not materially effect our relationships with vendors, customers, and others. Also, there can be no assurance that the Year 2000 issues of other entities with whom we deal will not have a material adverse impact on our operations.

     We are in the process of evaluating and developing a contingency plan to provide for the most reasonably likely worst cast scenarios regarding Year 2000 compliance. This contingency plan will be completed in the second half of 1999.

                                    BUSINESS

GENERAL

     U.S. Trucking provides transportation and freight brokerage services. We transport full truckloads of both refrigerated and non-refrigerated commodities over various distances on a nationwide basis.

     We are a preferred carrier for a number of Fortune 500 companies, including (percentage of 1998 revenues in parentheses):

     1.  Consolidated Papers, Inc. (13.2%
     2.  The Trane Company (a division of American Standard, Inc.) (5.2%);
     3.  Excel Corporation (a division of Cargill Incorporated) (5.0%)
     4.  Emery Worldwide (a division of CNF Transportation, Inc.) (2.2%)
     5.  The Monfort division of ConAgra, Inc. (1.6%)
     6.  Eaton Corporation (1.5%)

We are actively seeking other companies which are interested in outsourcing their transportation service needs.

     Our truckload division operates approximately 272 tractors (including approximately 111 tractors which are owned by contractors) and over 366 trailers.

     We intend to expand our business through internal growth and acquisitions. The transportation industry is highly fragmented, which provides a large number of acquisition opportunities. We are primarily interested in medium to long haul truckload carriers, container and freight brokerage operations, with annual revenues of not less than $5.0 million.

     U.S. Trucking, a Colorado corporation, was incorporated in Colorado under the name Northern Dancer, Inc. in January 1987 for the purpose of acquiring an operating company. It completed a small public offering in 1988. In September 1998 it acquired U.S. Trucking, Inc., a Nevada corporation, which is now a wholly-owned subsidiary. U.S. Trucking-Nevada has two operating subsidiaries which it acquired in early 1997 just after it was incorporated. These are Gulf Northern and Mencor.

     Our primary operating subsidiary, Gulf Northern, has operated as a truckload carrier since it was formed in 1991. Current management purchased Gulf Northern in 1994. Except as discussed below, in the past three years there have been no material developments in the Gulf Northern business in terms of reorganizations, management changes or operations. In an effort to increase the size and scope of its business and to obtain access to expansion capital, its management sold it to U.S. Trucking-Nevada in early 1997 in exchange for a 25% ownership interest in U.S. Trucking-Nevada. The remainder of U.S. Trucking-Nevada was owned by U.S. Transportation Systems, Inc., at the time, a publicly-traded transportation company. In exchange for its ownership interest in U.S. Trucking-Nevada, U.S. Transportation Systems had contributed to U.S. Trucking-Nevada certain assets and liabilities of Jay and Jay Transportation, Inc. and Translynx Express, Inc. Jay and Jay was a New York based short-haul truckload carrier operating primarily in the Northeast. Translynx offered roller-bed truckload services, primarily to UPS between Florida and Kentucky. The Translynx business was discontinued in early 1998.

     As it became clear that the expected benefits from affiliating with U.S. Transportation Services would not be forthcoming, Messrs. Huff and Pixler arranged for Logistics Management, LLC to repurchase the majority position held by U.S. Transportation Systems.

THE TRUCKLOAD SEGMENT OF THE TRANSPORTATION INDUSTRY

     We estimate that the for-hire truckload market segment of the transportation industry accounted for more than $350 billion of revenue in 1997. The truckload transportation industry currently is undergoing changes that affect both shippers and carriers. Shippers (the customers of trucking companies) have been focusing their capital resources on their primary businesses and are outsourcing their transportation and logistics requirements. Shippers increasingly have been seeking to reduce the number of authorized carriers they utilize and to establish service-based, long-term relationships with smaller groups of preferred or "core carriers" who are often able to provide a wide range of services. In order to compete with shippers for preferred or core carrier status, a carrier must have sufficient available equipment and drivers and other logistical capabilities to meet the shippers' requirements. While the truckload transportation market remains highly fragmented, there is an emerging trend among carriers toward consolidation in order to become better positioned with customers as core carriers. Carriers are also consolidating to take advantage of economies of scale in purchasing equipment, in purchasing insurance, and in recruiting and retaining drivers.

     The truckload transportation market generally consists of a service-sensitive segment and a price-sensitive segment. Shippers of high value or time-sensitive goods tend to be more concerned with the service capability of the carrier than simply obtaining the lowest priced transportation. In many cases, carriers choose either to provide premium service and charge rates consistent with that service or to compete primarily on the basis of price. The truckload market is further segmented on the basis of length of haul. In the long haul market, the average length of haul is greater than 1,500 miles. In this segment, truckload carriers compete with air freight on the basis of lower prices and with railroads on the basis of time of delivery. In the medium-to-long haul segment, the average length of haul ranges from 750 miles to 1,500 miles. U.S. Trucking's average length of haul is approximately 1,000 miles.

TRANSPORTATION BROKERAGE SERVICES

     We offer transportation brokerage services through our wholly-owned subsidiaries Mencor and Prostar, Inc., a recent acquisition. Mencor and Prostar arrange return hauls for common carriers and corporations transporting their own goods which have completed their initial delivery. This enables the carrier to cover the cost of returning to their home location. For this service we receive the difference between the amount we pay the returning shipper or carrier to effect the move, and the amount we receive from the shipper. Mencor was incorporated as an Arkansas corporation in 1994 by Roxanne Pixler and Michael Menor. They sold Mencor to U.S. Trucking-Nevada in the transaction discussed above in which Gulf Northern was sold. In the past three years there have been no other material developments in the Mencor business in terms of reorganizations, management changes, or operations.

AGENT PROGRAM

     We have also recently instituted an agent program, pursuant to which we allow small carriers to operate under our authority as an agent. In this
program the agent provides its customers and business.   We collect all of the
revenue from the shippers and pay the agent 85% of the revenue less certain expenses we pay such as fuel costs and pallet costs. We provide the agent with liability insurance coverage and certain administrative services such as billing and collecting receivables. We also provide the agent with access to our other insurance coverages such as medical and hospitalization insurance. The agent is required to deposit one percent (1%) of its revenue in an escrow to cover any bad debts, and it must pay all cash expenses including tolls, tractor washes, and any of its own other operating expenses.

INSURANCE

     In 1998, we developed a new line of business to take advantage of the underwriting profit potential of our captive insurance program. U.S. Trucking has offered its insurance program to selected independent third party trucking companies, which purchase insurance coverage and pay a premium to us through Transportation Underwriters Agency, Inc.

OPERATING STRATEGY

     Our operating strategy is to provide high quality transportation and freight brokerage services that position us as a preferred supplier or "core carrier" to major shippers. We do not compete primarily on a price basis. We seek to effect this strategy by providing reliable, time-definite pick up and delivery services. An important factor in our ability to effect this strategy is the ready availability of drivers. We seek to address the chronic driver shortage in the trucking industry through a variety of practices. We believe our driver retention history is significantly better than the industry average.

     We believe that our operating strategy has positioned us to capitalize on evolving trends in the transportation industry. Shippers are reducing their number of approved carriers to a small group of core carriers, and often outsourcing their transportation needs entirely to logistics providers. The small carriers, without the capacity to adequately service these shippers or offer logistics service will not benefit from this trend. As a medium size carrier with the capability to also offer freight brokerage and warehousing services (which helps in obtaining business from companies utilizing "just-in-time" distribution methods), we are well-suited to capitalize on this trend.

ACQUISITION STRATEGY

     We are actively seeking acquisition candidates in the truckload, freight brokerage and container segments of the transportation industry. We are primarily seeking targets with not less than $5.0 million in annual revenues.

     We intend to use a combination of cash, stock, debt and equity securities to facilitate our acquisition and expansion plans. No assurance can be given that we will be able to effect this strategy.

     We are currently holding discussions relating to numerous potential acquisitions, but do not anticipate making any further acquisitions until adequate financing is in place.

MARKETING

     We market high quality, "just-in-time", temperature-sensitive and dry freight truckload services in the truckload carrier market.

     Our operations are nationwide, with an emphasis on the Midwest, Southeast and Northeast United States. We believe that we have established a presence in these regions and have developed a competitive ability for the return shipment of goods, which reduces the amount of empty truck miles and increases overall productivity and profitability.

     Marketing personnel emphasize our commitment to high levels of service, flexibility, responsiveness, analytical planning and information management in order to position us to serve customers' demands for time definite pickup and delivery. Our marketing personnel seek to strengthen our position with existing customers and establish ourselves with prospective customers.

     Dan L. Pixler, the President & CEO, is directly involved in marketing our services at the national account level and he also supports local sales activity. We also have an eastern sales manager.

     Our largest 15 customers are: Consolidated Papers, Inc.; The Trane Company; Excel Corporation; Cadbury Schweppes; United Parcel Service of America, Inc.; CVS Pharmacy; Tamco Distributors; Emery Air Freight; Weyerhauser Company; The Monfort Division of ConAgra, Inc.; Eaton Corporation; Seneca Foods Corporation; OK Grocery; O at KA Milk Product; and Phelps Dodge. Consolidated Papers, Inc. accounted for 13% of our revenues during the year ended December 31, 1998.

     We maintain a strong commitment to expanding our relationships with existing customers. Customer shipping patterns are monitored daily, allowing us flexibility in responding rapidly to the varying service demands of our customers. We have written motor carrier contracts with approximately 90% of our customers. The contracts generally specify lanes to be serviced (regions) and negotiated price agreements; they do not have any provision regarding the volume to be carried.

OPERATIONS

     All of our offices and terminals are leased. Our executive office is located in North Charleston, South Carolina, where billing, collections, brokerage, banking and overall management of U.S. Trucking take place. The lease, which expires November 1, 1999, covers 5,000 square feet of rental space and provides for monthly rent of $2,800. We believe that this facility is adequate for its present needs.

     We also maintain the following other office, terminal and warehouse locations:

            Location                             Description
            --------                             -----------
    Los Angeles                     A 6,200 square foot terminal and office
                                    leased for $4,500 per month

    Wisconsin Rapids, Wisconsin     A 3,000 square foot office, a
                                    9,800 square foot warehouse, and a
                                    four bay repair shop leased for
                                    $6,500 per month (this facility is
                                    owned by Messrs. Huff and Pixler)

    Kansas City, Missouri           A 400 square foot office leased for
                                    $400 per month

    Charleston, South Carolina      Container division office (1,800 square
                                    feet) and drop yard leased for $2,500
                                    per month

    Savannah, New York              A 2,000 square foot office and two
                                    bay repair shop leased for $2,024
                                    per month (this facility is owned by
                                    Mr. Pixler)

    Jacksonville, Florida           A 375 square foot office and a
                                    1,125 square foot warehouse leased
                                    for $1,003 per month

     Each of our terminals is headed by a terminal manager. Some locations include maintenance facilities and driver lounges, and all are active in the recruiting of drivers and all provide local or regional customer service and dispatch functions.

     We utilize various computer systems, which enable order taking, drive tracking, billing and cash application procedures. We are in the process of enhancing these systems by adding new servers, new personal computers and new software, all of which will contribute to Year 2000 readiness. When completed, this will enable us to track our tractors and trailers more effectively, and to handle billing and maintenance. We do not anticipate introducing satellite driver communications in the near future, although our new computer systems will be compatible with, and able to accommodate, such a system.

TRACTORS AND TRAILERS

     We operates a fleet of approximately 252 tractors, including 78 tractors that are owned by independent contractors, and 401 trailers, including 15 trailers that are owned by independent contractors. Since the closing in December 1998 of the financing with General Electric Capital Corporation, we have traded 18 older tractors for 20 newer tractors. We have also traded 91 aged trailers for 63 new trailers which includes 43 refrigerated trailers and 20 dry vans. We have also recently added 65 tractors which are all 1996 or newer and 149 refrigerated trailers. The ages of our equipment is as follows:

             Age               Tractors           Trailers
           -------             --------           --------

           0-3 years             28                 106
           4-6 years            130                 187
           7-9 years             13                  51
           9 years +              3                  23

     Our policy is to purchase quality late-model tractors and refrigerated and dry trailers that meet our specifications. We have financed our tractor and trailer purchases through several asset-based finance agreements. We also contract with owner-operators to provide additional tractors and trailers. We have established standard specifications for the purchase of equipment replacements. Each of our tractors is equipped with a sleeper cab to permit the drivers to comply conveniently and cost effectively with the DOT hours of service guidelines and to facilitate team operations when necessary.

     We are developing a plan to replace our tractors every four years and our trailers every seven years. We maintain warranties that extend beyond the four year life of the tractors on all engines, transmissions, drive axles and running gear.

     We have established a maintenance program that tracks service intervals, repairs, and component history and management believes that this program will increase the number of miles achieved between engine overhauls. Most of our maintenance is performed at our Wisconsin Rapids, Wisconsin and Savannah, New York terminals.

DRIVERS

     All of our drivers must meet specific guidelines relating primarily to safety record, driving experience and personal evaluation, including DOT mandated drug testing and personal background checks. We recruit and retain drivers by offering competitive compensation packages, purchasing quality tractors and equipping them with optimal comfort and safety features (such as air-conditioning, power steering, engine brakes and sleeper cabs), generating driver friendly freight, maintaining an open door policy, paying bonuses, providing a stock ownership program, and emphasizing training and retention programs. We maintain experienced driver recruiters.

     We require that prospective drivers have a minimum of one year of truck driving experience in order to be considered for a position. In addition, new drivers are required to meet all DOT requirements. Upon hiring a driver, we conduct an orientation program covering such topics as our business, policies, procedures, safety, benefits, maintenance and operation of equipment.

     Our drivers and independent contractors are paid a percentage of loaded revenue, and/or cents per mile. Drivers can earn bonuses on a per mile basis for safety, paperwork, compliance and number of miles driven each year. All employees, including drivers, will be eligible to participate in our 401(k) plan and health and life insurance plans.

     Although we currently have an adequate number of drivers, there can be no assurance that we will not be affected by a shortage of qualified drivers in the future. Significant driver turnover is a problem within the industry as a whole. In addition, the trucking industry is experiencing a diminished workforce of qualified drivers. As a result, we must compete with other transportation service companies for the available drivers. We anticipate that the intense competition for qualified drivers in the trucking industry will continue.

     In addition to our driver employees, we contract with a select group of independent contractors who own and operate their own tractors and trailers. Our selection process for independent owner-operators is substantially the same as the process for employees. Each owner-operator is required to enter into an owner-operator lease agreement which is cancelable by either party upon thirty days notice. The owner-operators provide us with an additional source of drivers, particularly during periods of peak demand for transportation services.

INSURANCE AND SAFETY

     Our safety department is responsible for training and supervising personnel to keep safety awareness at its highest level. We have implemented an active safety and loss prevention program at our corporate headquarters and all of our terminals. The emphasis on safety begins in the hiring and continues in orientation, safety training, and drug testing. Newly hired drivers, regardless of experience level, must participate in a training program.

     Our safety and loss prevention program is comprised of the ongoing education, training and retraining of drivers regarding safe vehicle operation, loading and unloading procedures, and accident reporting. It also includes random drug testing. The program is overseen by our Director of Safety. It is our policy to reward drivers who have satisfied safety performance goals. Safe-driver awards are presented based upon the number of miles a driver or owner-operator accumulates in service without a "chargeable accident" as defined by DOT regulations. Awards are presented on an annual basis and consist of cash payments.

     We have implemented a written disciplinary system for our employee drivers and owner-operators. Pursuant to this system, disciplinary action ranges from written warnings to immediate termination depending on the frequency and severity of the offense. The most serious offenses include violations of local, state or federal regulations while on duty, unauthorized use of equipment, willful or negligent damage of equipment or property or injury to another person, carrying, possessing or being under the influence of intoxicants or narcotics while on duty or on our premises, possession of firearms or other lethal weapons while on duty or while on our premises and other similar offenses. Our Director of Safety continuously monitors driver performance and makes recommendations to our executive officers regarding employment and retention of drivers.

     We are committed to securing appropriate insurance coverage at cost-effective rates. The primary risks that arise in the trucking industry consist of cargo loss and damage, personal injury, property damage and workers' compensation claims. We maintain insurance that we believe is adequate to cover our potential liabilities and risks.

     We have set up captive insurance arrangements with an insurance company pursuant to which we make monthly payments into a loss reserve fund in addition to the payments we make to the insurance company. The fund is then used to pay off claims for liability to third parties for personal injuries and property damage up to $100,000 per occurrence and up to an aggregate of $615,000. Any claims in excess of these limits are covered by insurance up to $1 million per occurrence. To the extent that the annual claims are less than the amount projected by the insurance company, we receive back a portion of the reserve fund.

     We also have an insurance policy which covers cargo loss and damage up to $250,000 per occurrence, and an insurance policy which covers workmen's compensation claims in amounts from $100,000 to $500,000, depending on the state where the worker lives.

FUEL MANAGEMENT

     Motor carrier service is dependent upon the availability of diesel fuel. We manage fuel purchases by directing our drivers to certain truck stops along designated routes that give us certain discounts in return for volume purchases on a recurring basis. Through the use of computerized monitoring devices imbedded in the engines of our tractors, we monitor fuel usage, miles per gallon, cost per mile, and cost per gallon. We have not experienced any difficulty in maintaining fuel supplies sufficient to support our operations. Historically, we have been able to pass on a portion of fuel price increases to our customers. Nevertheless, shortages of fuel, increases in fuel prices or fuel tax rates or rationing of petroleum products could have a material adverse effect on our operations and profitability.

COMPETITION

     The trucking industry is highly competitive and fragmented. We compete primarily with other medium to long-haul, temperature-controlled and dry truckload carriers; internal shipping conducted by existing and potential customers and, to a lesser extent, railroads and air transportation. Although the general effect of deregulation of the trucking industry during the 1980's created substantial downward pressure on the industry's rate structure, we believe that competition for the freight transported by us is based primarily on quality of service (i.e., just-in-time performance) and, to a lesser degree, on freight rates. There are a number of other trucking companies which have substantially greater financial resources, operate more equipment or carry a larger volume of freight than we do. We also compete with other motor carriers in hiring qualified drivers. Our primary emphasis is service, especially to its core carrier customers, rather than price alone. However, the industry in which we operate is extremely price sensitive and we are responsive to competitive price pressures.

REGULATION

     The trucking industry is subject to regulatory oversight and legislative changes which can affect the economics of the industry by requiring certain operating practices or influencing the demand for, and the costs of providing, services to shippers. The Department of Transportation of the United States ("DOT"), as well as various state agencies that have jurisdiction over us, have broad powers, generally governing such matters as authority to engage in motor carrier operations, rates and charges, certain mergers, consolidations and acquisitions, and periodic financial reporting. Rates and charges are not directly regulated by these authorities. As primarily a contract carrier, we negotiate competitive rates directly with customers as opposed to relying on schedule tariffs. State agencies impose tax, license and bonding requirements.

     The Motor Carrier Act of 1980 commenced a program to increase competition among motor carriers and to diminish regulation in the industry. Following this deregulation, applicants have more easily been able to obtain DOT operating authority, and interstate motor carriers have been able to impose certain rate changes without DOT approval. The Motor Carrier Act also removed many route and commodity restrictions on transportation of freight. Gulf Northern has held specific commodity and territory authority from the Illinois Commerce Commission since 1939. Gulf Northern holds authority to carry general commodities throughout the 48 contiguous states, as both a common and contract carrier, and it holds various intrastate authorities.

     Under the Negotiated Rates Act of 1993, certain procedures must be followed for resolving claims involving unfiled, negotiated transportation rates. Generally, when a claim is made by a motor carrier of property (other than a household goods carrier) for the collection of rates and charges in addition to those originally billed and collected by the carrier, the person against whom the claim is made may elect to satisfy the claim pursuant to certain provisions specified in the Negotiated Rates Act. The Negotiated Rates Act specifies the types of disputes to be resolved by the ICC and allows for the nonpayment of the disputed additional compensation until the dispute is resolved. We believe that we are in compliance in all material respects with the provisions of the Negotiated Rates Act.

     Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. Such matters as weight and dimensions of equipment are also subject to federal and state regulation. All of our drivers are required to obtain national commercial driver's licenses pursuant to regulations promulgated by the DOT. DOT regulations impose mandatory drug testing of drivers. We have implemented a random drug-testing program in accordance with these regulations. In addition, we are required to implement alcohol and drug rules imposed by the DOT which prohibit any alcohol or drug use prior to and during driving and while performing safety-sensitive functions such as loading, unloading, inspecting, waiting for dispatch, resting in a sleeper birth, and other specified times. We comply with all applicable regulations imposed on our employees and owner-operators. The DOT's national commercial driver's license, drug testing requirements and new alcohol and drug-use regulations have not to date and are not expected to adversely affect the availability to us of qualified drivers.

     Our operations are subject to federal, state and local laws and regulations concerning the environment. We have not received any notices from any regulatory authority relating to any violation of any environmental law and incur no material costs specifically related to compliance with such laws.

EMPLOYEES

     As of the date of this prospectus, we employ approximately 245 persons, of whom approximately 180 were drivers and 65 were maintenance and administrative personnel. None of our employees are represented by a collective bargaining unit and we have never experienced a work stoppage. We believe that our relations with our employees is good.

LEGAL PROCEEDINGS

     We have been from time to time a party to litigation incidental to our business, primarily involving claims for personal injury and property damage incurred in the transportation of freight, and litigation relating to transactions as to which its affiliates have been involved. As of the date of this prospectus, we are not party to any litigation which, individually or in the aggregate, management believes will have a material adverse effect on our financial condition or operations. We maintain insurance that we believe is adequate to cover our liability risks.

REPORTS TO SECURITY HOLDERS

     We are subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and in accordance therewith file periodic reports with the Commission. Such reports concerning us may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     We do not currently plan on sending to stockholders quarterly or annual reports.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

     Our Directors and Executive Officers are as follows:

      NAME              AGE                POSITIONS HELD
      ----              ---                --------------

Danny L. Pixler         51       President, CEO and Director

W. Anthony Huff         37       Executive Vice President and Chairman
                                 of the Board

John Ragland            34       Chief Financial Officer

     There is no family relationship between any Director or Executive Officer of U.S. Trucking, Inc.

     We have audit and compensation committees which both consist of Danny L. Pixler and W. Anthony Huff.

     Set forth below are the names of our directors and executive officers, all positions and offices with us held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     DANNY L. PIXLER has served as the President, CEO and a director of U.S. Trucking, Inc. since September 8, 1998, when we completed our acquisition of U.S. Trucking-Nevada. He has served as President, Secretary and Treasurer of U.S. Trucking-Nevada since February 1997, and as a Director since May 1998.
He served as Vice President and a director of Mencor from March 1994 until July 1998 when he became President. He has served as President, CEO and director of Gulf Northern since March 1995. From January 1993 until March 1994, he served as President of Joseph Land Group (a transportation company with annual sales of approximately $130 million). From 1989 until 1993, he served as President of Apple Lines, Inc., a truckload refrigerated carrier with $16 million in revenues. From 1983 until 1989, he was employed by D.F.C. Transportation, the transportation division of Dean Foods, Inc., where his final position was Executive Vice President and General Manager responsible for the company's truckload division with annual sales of $80 million.

     W. ANTHONY HUFF has served as our Executive Vice President and Chairman of the Board since September 8, 1998. He has provided various administrative services to U.S. Trucking-Nevada since February 1997 and has served as Executive Vice President and a Director since May 1998. He has also provided various services to Gulf Northern since March 1995 and he has served as a Director since February 1996 and as Vice President since June 1998. Mr. Huff has also served as Vice President and Assistant Secretary of Mencor since June 1998. Mr. Huff manages our offshore captive insurance programs and investments. From approximately November 1995 until January 1997, he served as President and a director of United Acquisition Corp. II, a company formed to acquire companies in the trucking business. From February 1992 until December 1996, Mr. Huff served as President of the North American Trucking Association, an association of independent truckers engaged in the business of providing administrative and financial services to its members. Mr. Huff spends approximately 60% of his time on our business and the remainder of his time consulting with various other companies.

     Due to a large judgment awarded against Mr. Huff in 1994 resulting from Mr. Huff's guaranty of a defaulted bank loan for a company of which he was a shareholder, Mr. Huff filed for personal bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in 1994 (discharge granted in 1995). Mr. Huff was a minority shareholder and provided services to the company (KHW Foods, Inc.) relating to store location and development, but was not otherwise involved in management of the company. In the bankruptcy proceeding Mr. Huff reaffirmed all of his other personal debts.

     JOHN RAGLAND has served as our Chief Financial Officer since September 8, 1998. He has served as the Controller of Gulf Northern since June 1996, and as Secretary-Treasurer since June 1998. He has also served as the Chief Financial Officer and Treasurer of U.S. Trucking-Nevada since May 1998. From May 1996 until October 1996, he served as Chief Financial Officer of United Acquisition Corp. II, a company formed to acquire companies in the trucking business. From August 1994 until June 1996 he was the Chief Financial Officer of the North American Trucking Association, a trade group, and he was also the Chief Financial Officer of All-Risk Services, an insurance agency, during the same period. From 1991 to July 1994, he was a staff accountant with Watkins, Buckles & Travis, Certified Public Accountants.

     Our executive officers hold office until the next annual meeting of the Directors. We have agreements with Messrs. Pixler and Huff whereby we are required to use our best efforts to elect and retain them as members of the Board of Directors as long as they are guarantors as to any U.S. Trucking or affiliated debt. There are no other arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors or nominees was selected as an officer or director or nominee for director.

EXECUTIVE COMPENSATION

     The following tables set forth information regarding executive compensation for U.S. Trucking, Inc.'s President and Chief Executive Officer and each other executive officer who received total annual salary and bonus in excess of $100,000 for any of the years ended December 31, 1998, 1997 or 1996.

                          Summary Compensation Table

                                             Long-term Compensation
                                             Awards         Payouts
                                             ------------------------
                                                      Securi-
                      Annual Compensation             ties
                     ---------------------   Re-      Underly-        All
                                    Other    strict-  ing             Other
Name and                            Annual   ed       Options/  LTIP  Com-
Principal                           Compen-  Stock    SARs      Pay-  pensa-
Position      Year  Salary   Bonus  sation   Award(s) (Number)  outs  tion
----------    ----  -------- -----  -------  -------- --------  ----- ------

Danny L.     1998  $105,000  --    $6,000(1)   --      100,000    --    --
 Pixler,     1997  $105,000  --    $6,000(1)   --        --       --    --
 President   1996  $ 47,500  --    $  --       --        --       --    --
______________

(1) Represents $500 per month car allowance.

                    Aggregated Option Exercises in Year Ended
              December 31, 1998 and December 31, 1998 Option Values

                                        Securities Under-  Value of Unexer-
                      Shares            lying Unexercised   cised in-the
                     Acquired                Options        Money Options/
                        On                 at 12/31/98       at 12/31/98
                     Exercise   Value      Exercisable/      Exercisable/
      Name           (Number)  Realized   Unexercisable     Unexercisable
      ----           --------  --------  ----------------  ----------------

Danny L. Pixler         -0-    $  -0-       100,000 / 0      $495,000 / 0

                         Options / Grants in Last Fiscal Year
                                 Individual Grants

                    Number of       % of Total
                    Securities       Options
                    Underlying      Granted to     Exercise or
                     Options       Employees in    Base Price     Expiration
      Name          Granted(#)      Fiscal Year      ($/sh)          Date
      ----         ------------    ------------    -----------    ----------

Danny L. Pixler      100,000            50%           $.30          5/22/08

EMPLOYMENT AGREEMENTS

     We have entered into a five year employment agreement with Danny L. Pixler commencing September 9, 1998, which provides for an annual salary of $105,000 (with annual increases of not less than 3%). The agreement also provides that Mr. Pixler will receive a new car every three years and all vehicle expenses incurred on our business or an auto allowance not to exceed $550 per month.

     We have entered into a five year employment agreement with W. Anthony Huff commencing September 9, 1998, which provides for an annual salary of $52,000 (with annual increases of not less than 3%).

     We have entered into a three year employment agreement with John Ragland commencing September 9, 1998, which provides for an annual salary of $75,000 (with annual increases of not less than 3%). The agreement also provides that Mr. Ragland will be provided a company car and reimbursement of his vehicle expenses incurred on our business.

     These employment agreements are terminable by us for certain specified reasons, including disability, fraud, conviction of a felony and substance abuse. They also contain covenants not to compete during the term of the agreements.

STOCK OPTION PLAN

     During September 1998, the Board of Directors adopted the Stock Option Plan of U.S. Trucking-Nevada as our Stock Option Plan (the "Plan"), and we assumed the obligations represented by 1,500,000 options which were already outstanding. These options have an exercise price of $0.30. The Plan authorized the issuance of options to purchase up to 2,500,000 shares of our Common Stock. An additional 500,000 options have been granted under the plan at an exercise price of $3.00.

     The Plan allows the Board to grant stock options from time to time to employees, officers, directors and consultants of U.S. Trucking. The Board has the power to determine at the time that the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Vesting provisions are determined by the Board at the time options are granted. The option price for any incentive stock option will be no less than the fair market value of the Common Stock on the date the option is granted, while other options may be granted at any exercise price.

     Options granted under the Plan with an exercise price less than the fair market value on the date of grant, will require us to record an expense upon the grant of options equal to the difference between the market value of the option shares and the exercise price of the options. Generally, there will be no federal income tax consequences to us in connection with Incentive Stock Options granted under the Plan. With regard to options that are not Incentive Stock Options, we will ordinarily be entitled to deductions for income tax purposes of the amount that option holders report as ordinary income upon the exercise of such options, in the year such income is reported.

                        SECURITY OWNERSHIP OF MANAGEMENT,
                PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS

     The following table sets forth, as of August 30, 1999, and as adjusted for the sale of the shares offered by the selling shareholders, the stock ownership of each person known by us to be the beneficial owner of five percent or more of the our Common Stock, all Directors individually and all Directors and Executive Officers as a group, and the selling shareholders. Except as noted, each person has sole voting and investment power with respect to the shares shown.

                                              Per-                  Per-
                                              centage    Number     centage
                              Amount of       of Class   of         of Class
Name and Address of           Beneficial      Prior      Shares     After
Beneficial owner              Ownership       to Sales   Offered    Sales
-------------------           ----------      --------   ---------  --------

Principal Shareholders
 and Management:
----------------------

Logistics Management,
 L.L.C. (1)                    2,084,400 (2)   29.7%            0     29.7%
10602 Timberwood Circle #9
Louisville, KY  40223

Danny L. Pixler                1,392,200 (3)   18.9%            0     18.9%
Suite 216
3125 Ashley Phosphate Road
North Charleston, SC  29418

W. Anthony Huff                1,392,200 (4)   18.9%            0     18.9%
10602 Timberwood Circle #9
Louisville, KY  40223

All Directors and Executive    2,854,275 (3)   36.7%            0     36.7%
Officers as a Group                      (4)
(3 Persons)

Selling Shareholders:
--------------------

Mark Weber                        40,000         *         40,000      0
3206 162nd Place, SE
Bellevue, WA  98008

Ronald Setzkorn                  233,333        3.0%      233,333      0
1211 Willow Bend
Clarksville, TN  37043

Market Edge Inc.                  46,668          *        46,668      0
No. 2B
1304 E. Algonavin Road
Schaumburge, IL  60173

Jay W. Bosselman                  93,333        1.2%       93,333      0
No. 2B
1304 E. Algonavin Road
Schaumburge, IL  60173

Ralph Brown                       33,333         *         33,333      0
P.O. Box 97
Gainesville, MD  65655

B. A. Bates                       65,000         *         65,000      0
19 2nd Street East
Kalispell, MT  59901

Sebrite Financial                 33,333         *         33,333      0
Suite 1215
600 South Highway 169
St. Louis Park, MN  55426

Stanley Chasen                    33,333         *         33,333      0
6711 North Ocean Boulevard
Ocean Ridge, FL  33435

Jud Wagenseller                   26,668         *         26,668      0
2107 Bainbridge Row Drive
Louisville, KY  40207

Transportation Services Co.      261,666        3.7%      261,666      0
10602 Timberwood Circle #9
Louisville, KY  40223

Michelle A. Vetrano               26,667         *         26,667      0
10415 North Pecan Place
Tucson, AZ  85737

Paolo Dorigo                      33,333         *         33,333      0
3865 Jasmine Avenue
Culver City, CA  90232

George R. Vetrano, Jr.            13,333         *         13,333      0
9255 Doheny Road, No. 2804
Los Angeles, CA  90069

George R. Vetrano, Sr. and
  Carol A. Vetrano                26,667         *         26,667      0
10818 North Sand Canyon Road
Oro Valley, AZ  85737

Kevin P. Judge                    33,333         *         33,333      0
3417 Clinton Street
West Seneca, NY  14224

Sidney Anderson                   33,334         *         33,334      0
1503 Evergreen Road
Louisville, KY  40223

Mid-Cal Express, Inc.            400,000       5.7%       400,000      0
155 Montgomery St., Suite 406
San Francisco, CA  94104-4109

Glenn Bagwell, Jr.               250,000       3.6%       250,000      0
Suite 204
3005 Anderson Drive
Raleigh, NC  27609
________________

*    Less than 1%.

(1) Logistics Management, L.L.C. is 50% owned by Roxann Pixler, the wife of Danny L. Pixler, and 50% owned by Association Services, Inc., which is 100% owned by the Huff Grandchildren's Trust.

(2) Does not include 900,000 shares of our Series A Preferred Stock held by Logistics Management, L.L.C., which represents 9,000,000 votes and which is exchangeable for up to 9,000,000 shares of U.S. Trucking Common Stock when certain revenue targets are achieved. (See "DESCRIPTION OF SECURITIES.")

(3) Represents a 50% beneficial interest in the shares held by Logistics Management, L.L.C. and options to purchase 350,000 shares of Common Stock. Does not include 25,000 shares of Series C Preferred Stock held by Danny Pixler which carry 2,500,000 votes.

(4) Represents a 50% beneficial interest in the shares held by Logistics Management, L.L.C. and options to purchase 350,000 shares of Common Stock. Does not include 25,000 shares of Series C Preferred Stock held by Huff Grandchildren's Trust which carry 2,500,000 votes, of which Mr. Huff is co-trustee.

     There are no known agreements, the operation of which may at a subsequent date result in a change in control of U.S. Trucking.

                      TRANSACTIONS WITH MANAGEMENT AND OTHERS

ACQUISITION OF U.S. TRUCKING-NEVADA

     On September 8, 1998, we completed the acquisition of 100% of the outstanding common stock of U.S. Trucking, Inc., a Nevada corporation ("U.S. Trucking-Nevada") in exchange for 15,877,300 shares of our common Stock. The shares were exchanged on the basis of one share of our common stock for one share of U.S. Trucking-Nevada common stock.

     The stock issuances were made pursuant to an Agreement ("Agreement") between U.S. Trucking, Inc. and U.S. Trucking-Nevada. The terms of the Agreement were the result of negotiations between the managements of U.S. Trucking, Inc. and U.S. Trucking-Nevada. However, the Board of Directors did not obtain any independent "fairness" opinion or other evaluation regarding the terms of the Agreement, due to the cost of obtaining such opinions or evaluations.


TRANSACTIONS INVOLVING U.S. TRUCKING-NEVADA AND ITS SUBSIDIARIES

     On the formation of U.S. Trucking-Nevada in March 1997, U.S. Trucking-Nevada issued 1875 shares of its common stock to U.S. Transportation Systems, Inc. in exchange for the assets and liabilities described below:

     1. Certain assets (primarily tractors and trailers) and liabilities (related to Jay and Jay Transportation, Inc.) were contributed to U.S. Trucking-Nevada by USTS. The net value of this contribution for accounting purposes was $2,394,860.

     2. Certain assets and liabilities(related to Translynx Express, Inc.) were contributed to U.S. Trucking-Nevada by U.S. Transportation Systems, Inc. The net value of these assets and liabilities for accounting purposes was $100,546.

     U.S. Trucking-Nevada also purchased 100% of the common stock of Gulf Northern from Logistic Management LLC for $225,000 in cash and 625 shares of the common stock of U.S. Trucking-Nevada and assumed all of the outstanding debt.

     U.S. Trucking-Nevada also purchased 100% of the common stock of Mencor from its stockholders (Roxanne Pixler, Mike Menor and Dan Pixler) for $70,000 in cash and 37,500 shares of U.S. Transportation Systems common stock.

     On December 23, 1996, Gulf-Northern sold its Wisconsin Rapids facility, which included land, a building and improvements, to its majority stockholders for $346,141. The stockholders leased the property back to Gulf Northern for five years commencing January 1, 1997 for $7,350 per month. The majority stockholders were Danny L. Pixler and The W. Anthony Huff Irrevocable Trust.

     In March 1998, Gulf Northern leased three 1995 Volvo tractors from Danny
L. Pixler under a one year lease agreement that specifies monthly payments of $4,047 and provides for annual renewals. Under the lease agreement, Gulf Northern is required to pay for all expenses associated with the tractors including maintenance, insurance, permits, licenses and other operating expenses.

     In September 1998, Gulf Northern leased six 1994 Kenworth tractors from a company owned by Danny Pixler and Anthony Huff pursuant to a one year lease agreement which provides for monthly payments of $7,380 and annual renewals. Under the lease agreement, Gulf Northern is required to pay for all expenses associated with the tractors including maintenance, insurance, permits, licenses and other operating expenses.

     In December 1998, Danny Pixler purchased the office and repair shop in Savannah, New York, which Gulf Northern had previously been leasing. He purchased the property for approximately $158,000, and he is leasing it to Gulf Northern for approximately $2,024 per month which is equivalent to the amount of his mortgage payment, taxes and insurance on the property.

         During January 1999, three of our shareholders entered into a Stock Exchange Agreement with us whereby they agreed to exchange a total of 9,990,000 shares of our common stock for 999,000 shares of our Series A Preferred Stock. Each share of Series A Preferred Stock will have ten votes and the shares will be voted together with the common stock as a single class. (See "Description of Securities") Pursuant to the Stock Exchange Agreement, each share of Series A Preferred Stock will be exchangeable back into ten shares of common stock as follows: one-fifth of the shares upon reporting revenues of $31 million or more for any fiscal year or shorter period in a report on Form 10-KSB, 10-K, 10-QSB, or 10-Q as filed with the Securities and Exchange Commission; an additional one-fifth if revenues are at or above $41 million; an additional one-fifth if revenues are at or above $51 million; an additional one-fifth if revenues are at or above $61 million; and the balance if revenues are at or above $71 million. The shareholders who exchanged shares are Logistics Management, LLC - 9,000,000 shares; Joff Pollon - 250,000 shares; and Waterways Group - 740,000 shares.

     The Board of Directors believes that the above transactions involving U.S. Trucking-Nevada and its subsidiaries have been on terms no less favorable to us than those that could have been obtained from unaffiliated parties.
When reviewing transactions with affiliates, the members of the Board attempt to consider all of their fiduciary duties to shareholders and they consult with the Company's legal counsel for their opinions on the transactions.

     In June 1999, we issued 25,000 shares of Series C Preferred Stock to each of Danny Pixler and the Huff Grandchildren's Trust in consideration of those parties' guaranties with respect to in excess of $13,000,000 of our debt obligations. Each Series C Share carries 100 votes per share on all matters submitted to a vote of stockholders, but otherwise carries no rights to dividends or other distributions.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     Our authorized capital stock includes 75,000,000 shares of Common Stock, no par value. All shares have equal voting rights, i.e. one vote per share, and are not assessable. Voting rights are not cumulative, and so the holders of more than 50% of the Common Stock could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of U.S. Trucking, Inc., our assets, after the payment of liabilities and any liquidation preferences on outstanding preferred stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and nonassessable.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. We have not paid any cash dividends on our Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

TRANSFER AGENT

     Corporate Stock Transfer, Inc., 370 - 17th Street, Suite 2350, Denver, Colorado 80202, serves as the transfer agent for the U.S. Trucking, Inc.

PREFERRED STOCK

     We are authorized to issue 10,000,000 shares of Preferred Stock, no par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the affect of delaying or preventing a change in control of U.S. Trucking, Inc. without any further action by shareholders.

     We have designated 999,000 shares of our Preferred Stock as Series A Preferred Stock, all of which are currently outstanding; 2,000 shares of Series B Convertible Preferred Stock, all of which are outstanding; and 50,000 shares of Series C Preferred Stock, all of which are outstanding. Following is a summary of the rights and preferences of the outstanding Preferred Stock.

     SERIES A PREFERRED STOCK. Each share of Series A Preferred Stock is entitled to ten votes and will vote together with the holders of the Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of U.S. Trucking, Inc., the holders of the shares of Series A Preferred Stock will be entitled to be paid an amount equal to ten times the amount payable on each share of Common Stock.

     The shares of Series A Preferred Stock were issued to the holders of 9,990,000 shares of our Common Stock pursuant to a Stock Exchange Agreement. Pursuant to this agreement, each share of Series A Preferred Stock will be exchanged for ten shares of common stock as follows: one-fifth of the shares upon U.S. Trucking, Inc. reporting revenues of $31 million or more for any fiscal year or shorter period in a report filed on Form 10-KSB, 10-K, 10-QSB, or 10-Q as filed with the Securities and Exchange Commission; an additional one-fifth if revenues are at or above $41 million; an additional one-fifth if revenues are at or above $51 million; an additional one-fifth if revenues are at or above $61 million; and the balance if revenues are at or above $71 million.

     SERIES B CONVERTIBLE PREFERRED STOCK. Shares of Series B Convertible Preferred Stock are convertible into shares of Common Stock based on the stated value of $1,000 per share of preferred stock divided by the conversion price on the conversion date. Holders of Series B Convertible Preferred Stock may elect to convert their shares commencing on the earlier of October 28, 1999, or the occurrence of any merger, tender offer, or redemption event described below. The conversion price is equal to 90% of the average closing bid price for the ten consecutive trading days immediately preceding the conversion date, not to exceed $2.59 per share.

     Holders of Series B Convertible Preferred Stock are entitled to receive a premium in cash equal to 12% of the stated value of the preferred stock on the 15th day of each month. However, no dividends are payable on the Series B Convertible Preferred Stock.

     In the event of a voluntary or involuntary dissolution, liquidation or winding up of the Company, holders of the Series B Convertible Preferred Stock are entitled to receive out of the assets of the Company legally available for distribution, before any payment to holders of Common Stock, an amount per share equal to $1,000 plus any accrued premium on such shares.

     Holders of the Series B Convertible Preferred Stock are entitled to redeem their shares upon the occurrence of certain events, referred to as redemption events, which include the following:

     * In the event that we are unable to issue free trading Common Stock into which shares of Series B Convertible Preferred Stock have been converted because the shares have not been registered under the Securities Act;

     * In the event that we notify holders of Series B Convertible Preferred Stock of our intention not to issue shares of Common Stock on conversion;

     * If we transfer substantially all of our assets, merge or con-solidate with another entity, or have 50% or more of our voting power held by a person or group other than Logistics Management LLC and its affiliates;

     * If we breach any material term of the Securities Purchase Agreement or Registration Rights Agreement with the purchasers of the Series B Convertible Preferred Stock; or

     * If the trading volume for any 20 consecutive trading days does not equal or exceed $150,000 beginning October 27, 1999.

Upon the occurrence of a redemption event, we may preclude any redemption by paying, as liquidated damages, an amount equal to 10% of the stated value of the Series B Convertible Preferred Stock to each holder in cash or in stock at 80% of the conversion rate.

     In the event of a redemption, the redemption amount to be paid will be equal to the number of shares which would have been issued if the shares of Series B Convertible Preferred Stock were converted multiplied by the current market value. Alternatively, we may pay an amount equal to 120% of the stated value of the shares being converted in cash or in stock at 80% of the conversion rate.

     The holders of Series B Convertible Preferred Stock have no voting rights except as required by Colorado law. In the event that voting is required under Colorado law, the holders shall have one vote for each share held on matters to be voted on as a class, and on an as-converted basis on matters which the Class B Convertible Preferred Stock and Common Stock vote together as one class.

     SERIES C PREFERRED STOCK. Each share of Series C Convertible Preferred Stock entitles the holder to one hundred votes and votes together with the holders of Common Stock as a single class. The holders of Series C Preferred Stock have no liquidation rights and no rights to dividends. The Series C Preferred Stock is not redeemable.

                             PLAN OF DISTRIBUTION

     The 2,505,531 Shares offered hereby may be offered and sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchanges; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The selling shareholders may also sell such shares in accordance with Rule 144 under the 1933 Act.

     The selling shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the selling shareholders will sell any or all of the shares of Common Stock offered hereunder.

     All proceeds from such sales will be the property of the selling shareholders who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees. The selling shareholders are not sharing the costs of the registration of the Shares.

                               LEGAL MATTERS

     The legality of the securities of U.S. Trucking, Inc. offered will be passed on for us by Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202. Jon D. Sawyer, a director of Krys Boyle Freedman & Sawyer, P.C., owns 95,000 shares of our Common Stock.

                                  EXPERTS

     The financial statements included in this prospectus, to the extent and for the periods indicated in their report, have been audited by Bianculli, Pascale & Co. P.C., Certified Public Accountants, and are included herein in reliance on the authority of such firm as experts in accounting and auditing in giving such reports.

                            ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the securities offered hereby has been filed by us with the Securities and Exchange Commission, Washington, D.C. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to U.S. Trucking, Inc. and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

     No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if given or made such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                          INDEX TO FINANCIAL STATEMENTS

                                                                      PAGE

1)  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
     U.S. TRUCKING, INC. AND SUBSIDIARIES AS OF
     JUNE 30, 1999 ................................................... F-3

       Consolidated Balance Sheet as of June 30, 1999
       (Unaudited) and December 31, 1998 ............................. F-4

       Consolidated Statements of Income for the
       Six Months Ended June 30, 1999 and 1998
       (Unaudited) ................................................... F-6

       Consolidated Statements of Cash Flows for the
       Six Months Ended June 30, 1999 and 1998
       (Unaudited) ................................................... F-7

       Notes to Consolidated Financial Statements .................... F-9

2)  AUDITED FINANCIAL STATEMENTS OF U.S. TRUCKING, INC.
     FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE
     PERIOD FROM INCEPTION (JANUARY 30, 1997)
     TO DECEMBER 31, 1997 ............................................ F-11

       Report of Independent Certified Public Accountants ............ F-12

       Consolidated Balance Sheets as of December 31, 1998
       and 1997 ...................................................... F-13

       Consolidated Statement of Operations and Accumulated
        Deficit for the year ended December 31, 1998 and
        for the period from inception (January 30, 1997)
        to December 31, 1997 ......................................... F-15

       Consolidated Statement of Stockholders' Equity for the
        year ended December 31, 1998 and for the period from
        inception (January 30, 1997) to December 31, 1997 ............ F-16

       Consolidated Statement of Cash Flows for the year ended
        December 31, 1998 and for the period from inception
        (January 30, 1997) to December 31, 1997 ...................... F-18

       Notes to the Consolidated Financial Statements ................ F-21

3)  AUDITED FINANCIAL STATEMENTS OF GULF NORTHERN TRANSPORT, INC.
     FOR THE THIRTY DAYS ENDED JANUARY 30, 1997 ...................... F-45

       Report of Independent Certified Public Accountants ............ F-46

       Balance Sheet as of January 30, 1997 .......................... F-47

       Statement of Operations and Accumulated Deficit
        for the period from January 1, 1997 to January 30, 1997 ...... F-49

       Statement of Cash Flows for the period from January 1, 1997 to January 30, 1997 .......................................... F-50

       Notes to Financial Statements ................................. F-52

4)  AUDITED FINANCIAL STATEMENTS OF MENCOR, INC. FOR THE THIRTY
     DAYS ENDED JANUARY 30, 1997 ..................................... F-61

       Report of Independent Certified Public Accountants ............ F-62

       Balance Sheet as of January 30, 1997 .......................... F-63

       Statement of Earnings and Retained Earnings for the
        period ending January 30, 1997 ............................... F-65

       Statement of Cash Flows for the period ending January 30,
        1997 ......................................................... F-66

       Notes to Financial Statements ................................. F-67

5)  AUDITED FINANCIAL STATEMENTS OF MID AMERICA TRANSPORTERS GROUP,
     INC. AND SUBSIDIARY FOR THE YEARS ENDED DECEMBER 31,
     1996 AND 1995 ................................................... F-73

       Report on Independent Certified Public Accountants ............ F-74

       Consolidated Balance Sheets as of December 31, 1996 and 1995... F-75

       Consolidated Statements of Operations and Retained Earnings
        for the years ending December 31, 1996 and 1995 .............. F-77

       Consolidated Statements of Cash Flows for the years ending
        December 31, 1996 and 1995 ................................... F-78

       Notes to the Consolidated Financial Statements ................ F-80

6)  AUDITED FINANCIAL STATEMENTS OF MENCOR, INC. FOR THE
     YEARS ENDED DECEMBER 31, 1996 AND 1995 .......................... F-90

       Report on Independent Certified Public Accountants ............ F-91

       Balance Sheet as of December 31, 1996 and 1995 ................ F-92

       Statements of Earnings and Retained Earnings for the
        periods ending December 31, 1996 and 1995 .................... F-94

       Statements of Cash Flows for the periods ending December 31,
        1996 and 1995 ................................................ F-95

       Notes to Financial Statements ................................. F-96

1) UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF U.S. TRUCKING, INC. AND SUBSIDIARIES AS OF JUNE 30, 1999.

                      U.S. TRUCKING, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                        June 30, 1999     December 31, 1998
                                         (Unaudited)

Assets
Current Assets
  Cash In Bank                           $   789,052         $    22,976
  Trade Accounts Receivable - net          5,854,779           3,447,570
  Accounts Receivable - Other                204,794             141,673
  Parts and Supply Inventory                 287,141             257,030
  Prepaid Expenses and Other                 540,411             162,036
                                         -----------         -----------
     Total Current Assets                  7,676,177           4,031,285
                                         -----------         -----------

Transportation & Other Equipment
  at cost - Less accumulated
  depreciation and amortization            7,544,458           9,718,805

Other Assets
  Restricted Cash - Factor                   135,706                   -
  Restricted Cash - Owner Operators            2,320               2,320
  Restricted Cash - Letters of Credit         86,354              10,000
  Restricted Cash - Captive Insurance        233,376                   -
  Due from Related Party                     100,000             100,000
  Due from Captive Insurer                   456,732             355,321
  Security Deposits                           14,007              12,575
  Intangible Assets - net of accumulated
   amortization                            3,602,494           2,082,055
                                         -----------         -----------
     Total Other Assets                    4,630,989           2,562,271
                                         -----------         -----------
     Total Assets                        $19,851,624         $16,312,361
                                         ===========         ===========

Liabilities and Stockholders' Equity
Current Liabilities
  Accounts Payable - Trade                 1,797,246           1,443,415
  Revolving Credit Line                    3,193,669           1,795,888
  Accruals & Other Current Liabilities     1,144,276             669,957
  Current Portion - Long Term Debt         2,229,247           2,034,756
                                         -----------         -----------
     Total Current Liabilities             8,364,438           5,944,016

Other Liabilities
  Owner Operator Escrow                      121,588              55,874
  Convertible Debentures                     540,000                   0
  Long-Term Notes Payable - net of
   current portion                         3,548,708           5,224,092
                                         -----------         -----------
     Total Other Liabilities               4,210,296           5,279,966
                                         -----------         -----------

     Total Liabilities                    12,574,734          11,223,982

Stockholders' Equity
  Preferred Stock (no par value -
   20,000,000 shares authorized,
   990,000 Series A issued and out-
   standing; 900 Series B issued
   and outstanding; and 50,000 Series C
   issued and outstanding                    900,762
  Common Stock (no par value - 75,000,000
   shares authorized, 6,901,258 issued
   and outstanding on June 30, 1999, and
   16,074,591 on December 31, 1998)        3,368,238           2,796,000
  Additional paid-in Capital               4,223,480           3,821,812
  Accumulated Deficit                     (1,095,590)         (1,409,433)
  Subscription Receivable                   (120,000)           (120,000)
                                         -----------         -----------
     Total Stockholders' Equity            7,276,890           5,088,379
                                         -----------         -----------
     Total Liabilities & Stockholders'
      Equity                             $19,851,624         $16,312,361
                                         ===========         ===========

                   U.S.  TRUCKING, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME


                                       For the Six          For the Six
                                       Months Ended         Months Ended
                                      June 30, 1999        June 30, 1998
                                       (Unaudited)          (Unaudited)

Net Revenues                           $17,824,169         $10,718,964

Operating Expenses
  Purchased Transportation & Rentals     7,087,882  39.8%    3,667,666  34.2%
  Salaries, Wages & Benefits             4,137,873  23.2%    2,666,923  24.9%
  Fuel                                   1,457,324   8.2%    1,112,614  10.4%
  Operating Supplies & Maintenance         625,508   3.5%      621,429   5.8%
  Insurance & Claims                       469,137   2.6%      340,933   3.2%
  Misc. Operating Expenses                 300,831   1.7%      293,687   2.7%
  Taxes & Licenses                         235,013   1.3%      203,562   1.9%
  Insurance Captive Expense                582,803   3.3%            0   0.0%
  Occupancy Costs                          172,032   1.0%      125,308   1.2%
  Depreciation and Amortization          1,146,717   6.4%      813,820   7.6%
                                       -----------  -----  -----------  -----
     Total Operating Expenses           16,215,120  91.0%    9,845,942  91.9%

General Administrative Expenses          1,069,171   6.0%      411,565   3.8%

Operating Income                           539,878   3.0%      461,457   4.3%

Interest Expense                          (378,472) -2.1%     (315,076) -2.9%
Gain on Sale of Equipment                  124,114   0.7%            0   0.0%
Interest Income                              2,425   0.0%        1,200   0.0%
Other Income                                25,899   0.1%       45,241   0.4%
                                       -----------  -----  -----------  -----
Net Income Before Taxes                    313,844   1.8%      192,822   1.8%

Provision for Income Taxes                 104,459   0.6%       83,500   0.8%
Tax Benefit of Net Operating
  Loss Carryforward                       (104,459) -0.6%      (83,500) -0.8%
                                       -----------  -----  -----------  -----
Net Income                                 313,844   1.8%      192,822   1.8%
                                       ===========  =====  ===========  =====

Accumulated Deficit - beginning         (1,409,434)         (1,531,200)

Accumulated Deficit - ending           $(1,095,590)        $(1,338,378)
                                       -----------         -----------

Earnings per Common Share                     0.04                0.01

Fully Diluted Earnings per Share              0.02                0.01

Average Number of Shares
 Outstanding                             8,925,676          13,000,000

                       U.S. TRUCKING, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                         For the Six         For the Six
                                         Months Ended        Months Ended
                                        June 30, 1999       June 30, 1998
                                         (Unaudited)         (Unaudited)
                                         -----------         -----------
Cash Flows from Operating Activities
  Net Income                             $   313,844         $   192,822

Adjustments to Reconcile Net Income
 to Net Cash Used in Operating
  Activities:
   Depreciation & Amortization             1,146,717             805,293
   Expense related to stock-based
    compensation plan                              -              15,000
   Gain on Sale of Equipment                (124,114)                  -
   (Increase) Decrease - Assets                    -                   -
   Restricted Cash                          (445,436)           (220,600)
   Accounts Receivable                    (2,571,741)             78,070
   Parts & Supply Inventory                  (30,111)             (9,740)
   Prepaid Expenses & Other Current
    Assets                                  (378,376)           (132,189)
   Increase (Decrease) - Liabilities
   Accounts Payable & Revolving Credit
    Line                                   1,751,612             (78,983)
   Accrued Expenses and Other
    Liabilities                              540,034              51,576
                                         -----------         -----------
     Total Adjustments                      (111,415)            508,427

Net Cash Provided by Operating
 Activities                                  202,429             701,249
                                         -----------         -----------
Cash Flows from Investing Activities
  Reduction (Increase) in security
   deposit                                    (1,433)                 50
  Purchase of Equipment                     (244,673)           (108,287)
  Sale of Transportation and Other
   Equipment                               1,104,114                   -
  Payment for Refinancing of
   Acquisition Debt                                -             (55,274)
  Proceeds from Sale of Common Stock
   and Additional Paid In Capital          1,883,732                   -
                                         -----------         -----------
Net Cash Provided (Used) by Investing
  Activities                               2,741,740            (163,511)

Subtotal

Cash Flows from Financing Activities
  Discount on note payable                         -               9,144
  Cash paid for acquisitions                (340,000)                  -
  Principal Payments on Long-Term Debt    (1,838,093)           (427,734)
  Principal Payments on Capital Lease
   Obligations                                     -            (160,906)
                                         -----------         -----------
Net Cash Used by Financing Activities     (2,178,093)           (579,496)

Net Increase (Decrease) in Cash              766,076             (41,758)

Cash at Beginning of Year                     22,976              60,099
                                         -----------         -----------

Cash at End of Period                    $   789,052         $    18,341
                                         ===========         ===========

Supplementary Disclosure of Cash
  Flow Information
    Cash Paid during the period
     Interest Expense                    $   378,472         $   305,123
                                         ===========         ===========

  Income Taxes                           $         -         $         -
                                         ===========         ===========

                   U.S. TRUCKING, INC., AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1999

NOTE 1 - Basis of Presentation

The accompanying consolidated financial statements include the parent company, US Trucking, Inc. and its wholly owned subsidiaries, Gulf Northern Transport, Inc., ProStar, Inc., Mencor, Inc. and the US Trucking Captive Insurance Program(hereinafter collectively called the "Company"). All material inter-company items and transactions have been eliminated in consolidation.

The consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures have been omitted or condensed pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Results of operations in interim periods are not necessarily indicative of results for a full year. These consolidated financial statements and notes thereto should be read in conjunction with the Company's consolidated financial statements and notes. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities, at the date of the accompanying consolidated financial statements, and the reported amounts of the revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2 - Earnings per Share

Earnings per common share amounts are based on the weighted average number of common shares outstanding and diluted earnings per share amounts are based on the weighted average number of common shares outstanding plus the incremental shares that would have been outstanding upon the assumed exercise of all diluted preferred shares.

NOTE 3 - Segment Information

Description of the types of services from which each reportable segment derives its revenues. The Company has three major business segments: long-haul trucking of refrigerated and nonrefrigerated products, interstate freight brokerage and a captive insurance program for liability insurance for the trucking industry. During the fourth quarter of 1998, the company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131).

The adoption of SFAS 131 requires the presentation of descriptive information about reportable segments which is consistent with that made available to the management of U S Trucking to assess performance. As a result of this change, the company now reports information on its truck brokerage operation. In addition, during 1998, the company added the captive liability insurance program (business) and reports that segment's performance similarly. In determining that net income of each segment of the company, 100% of the interest expense is allocated to long-haul trucking and effective tax rates are determined for each business segment.

The Company evaluates performance and allocated resources based on net profit and loss from operations.

The Company's reportable segments are business units that offer different transportation services. The reportable segments are each managed separately because of their distinct differences in the operations.

                     SIX MONTH PERIOD ENDED JUNE 30, 1999

                 Long Haul    Truck        Liability        Intersegment       Total
                 Trucking     Brokerage    Insurance
Sales            14,712,520   2,513,413      937,214          (338,978)      17,824,169
Net Income          121,933      90,490      101,421                 0          313,844
Assets           17,412,698     949,767    1,489,159                 0       19,851,624
Depreciation &
 Amortization     1,133,808      12,909            0                 0        1,146,717

                          THREE MONTH PERIOD ENDED JUNE 30, 1999

                 Long Haul    Truck        Liability        Intersegment       Total
                 Trucking     Brokerage    Insurance
Sales            7,691,441    2,168,294      458,215           (155,153)     10,162,797
Net Income          26,650       99,807       67,441                  0         193,898
Assets          17,412,698      949,767    1,489,159                  0      19,851,624
Depreciation &
 Amortization      583,473       12,609            0                  0         596,082

NOTE 4 - Acquisitions

(A) The Company acquired the stock of a S.Carolina brokerage company during the quarter ended June 30, 1999. The Company expects to add approximately $7.5 million of annual operating revenue with the acquisition while expecting significant bottom line enhancement. The Company has relocated the acquired company to the Company's General Offices in Charleston, S.C. to ensure quick synergies with the brokerage company (Mencor) already owned by the Company. The purchase was recorded at the estimated fair value, at the acquisition date, in accordance with AFB Opinion No. 16. In conjunction with the acquisition, the Company issued 200,000 shares of common stock and paid $340,000 in cash. Adjustments, if any, to the purchase price allocations are not expected to have a material impact on the accompanying consolidated financial statements.

(B) The Company completed the acquisition of the assets of a container company located in S. Carolina during the quarter ended June 30, 1999. The Company expects to add approximately $6.0 million of annual operating revenue with the acquisition, while meeting on going demands from its customer base. With the Company's General Offices' located in a city ranked in the Top Ten ports in the Nation, entering the transportation of containerized freight was a natural transition and much needed. The purchase was recorded at the estimated fair value, at the acquisition date, in accordance with AFB Opinion 16. In conjunction with the acquisition, the Company agreed to issue a total of 188,000 shares of common stock over the next three years based on a vesting schedule and to pay a total of $300,000 in cash during the third quarter of the current fiscal year. Adjustments, if any, to the purchase price allocations are not expected to have a material impact on the accompanying consolidated financial statements.

2) AUDITED FINANCIAL STATEMENTS OF U.S. TRUCKING, INC. FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD FROM INCEPTION (JANUARY 30,
    1997) TO DECEMBER 31, 1997

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Stockholders
U.S. Trucking, Inc.
and Subsidiaries


We have audited the accompanying consolidated balance sheets of U.S. Trucking, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations and accumulated deficit and cash flows for year ended December 31, 1998 and the period from inception (January 30, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above, present fairly, in all material respects, the consolidated financial position of U.S. Trucking, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from inception (January 30, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Bianculli Pascale & Co. P.C.

Garden City, New York
February 25, 1999

                  U.S. TRUCKING, INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                       DECEMBER 31, 1998 AND 1997


                                           1998          1997
                                       -----------    -----------
      ASSETS

CURRENT ASSETS
 Cash in banks                         $    22,976    $    60,099
 Restricted cash-reserves on deposit
  with factor                                    -        184,210
 Accounts receivable-net of allowance
  for doubtful accounts of $200,000
  in 1998 and $88,000 in 1997            3,447,570      2,321,180
 Accounts receivable - other               141,673         60,000
 Parts and supply inventory                257,030        152,262
 Prepaid expenses and other                162,036         57,097
                                       -----------    -----------

     Total Current Assets                4,031,285      2,834,848
                                       -----------    -----------
TRANSPORTATION AND OTHER EQUIPMENT -
 at cost, less accumulated depreciation
 and amortization of $736,221 in 1998
 and $1,334,899 in 1997                  9,718,805      6,818,517
                                       -----------    -----------

OTHER ASSETS
 Restricted cash-owner operators             2,320          2,894
 Restricted cash-cash held as
  collateral against letters of credit      10,000         10,000
 Due from related party                    100,000              -
 Due from captive insurer                  355,321              -
 Security deposits                          12,575         12,653
 Intangible assets - net of accumulated
  amortization of $273,243 in 1998
  and $120,552 in 1997                   2,082,055        681,853

       Total other assets                2,562,271        707,400
                                       -----------    -----------

       TOTAL ASSETS                    $16,312,361    $10,360,765
                                       ===========    ===========










THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                   U.S. TRUCKING, INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                       DECEMBER 31, 1998 AND 1997


     LIABILITIES AND STOCKHOLDERS' EQUITY
                                           1998          1997
                                       -----------    -----------

CURRENT LIABILITIES
 Accounts payable-trade                $ 1,443,415    $   756,675
 Revolving loan payable                  1,795,888      1,355,291
 Accrued expenses and other                669,957        665,592
 Current portion - long term debt        2,034,756      1,187,753
 Current portion of obligations
   under capital leases                          -        479,093
                                       -----------    -----------
    Total Current Liabilities            5,944,016      4,444,404
                                       -----------    -----------
OTHER LIABILITIES
 Owner operator escrow                      55,874         17,100
 Long term notes payable - net
  of current portion                     5,224,092      2,887,809
 Obligations under capital leases
  net of current portion                         -        228,284
                                       -----------    -----------
     Total Other Liabilities             5,279,966      3,133,193
                                       -----------    -----------

     TOTAL LIABILITIES                  11,223,982      7,577,597
                                       -----------    -----------
 COMMITMENTS AND
 CONTINGENCIES (Notes 2, 6, 9 10 and 17)

STOCKHOLDERS' EQUITY
 Preferred Stock (no par value-
  10,000,000 shares authorized,
  none issued or outstanding)                    -              -
 Common Stock (no par value-
  75,000,000 shares authorized,
  16,074,591 and 13,000,000 shares
  issued and outstanding in 1998
  and 1997, respectively)                2,796,000          1,000
 Additional paid in capital              3,821,812      4,313,368
 Accumulated deficit                    (1,409,433)    (1,531,200)
 Subscriptions Receivable               (  120,000)             -
                                       -----------    -----------
     Total Stockholders' Equity          5,088,379      2,783,168
                                       -----------    -----------

     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY             $16,312,361    $10,360,765
                                       ===========    ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                    U.S. TRUCKING, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
         FOR THE YEAR ENDED DECEMBER 31, 1998 AND FOR THE PERIOD FROM
              INCEPTION (JANUARY 30, 1997) TO DECEMBER 31, 1997

                                          1998            1997
                                       -----------    -----------

Operating revenues                     $21,815,844    $17,469,281
Operating expenses                      18,486,974     16,434,514
                                       -----------    -----------
Income from operations                   3,328,870      1,034,767
Administrative expenses                  2,924,746      1,999,692
                                       -----------    -----------
Income (loss) from operations              404,124    (   964,925)
                                       -----------    -----------
Other income and expenses
 Interest income                             1,648          1,332
 Interest expense                       (  731,628)   (   656,826)
 Other income                              447,623        101,762
 Net (loss) on disposition of assets             -    (    12,543)
                                       -----------    -----------
     Total other income
     and (expenses)                     (  282,357)    (  566,275)
                                       -----------    -----------
     Net income (loss) before taxes        121,767     (1,531,200)

Provision for income taxes                  47,600              -

Benefit of net operating
 loss carryforward                      (   47,600)             -
                                       -----------    -----------
     Net income (loss)                     121,767     (1,531,200)

Accumulated deficit - beginning         (1,531,200)             -
                                       -----------    -----------
Accumulated deficit - ending           $(1,409,433)   $(1,531,200)
                                       ===========    ===========

Net income (loss) per common share     $       .01    $(      .12)
                                       ===========    ===========
Weighted average
 number of common shares                13,818,272     13,000,000
                                       ===========    ===========











THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                   U.S. TRUCKING, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE PERIOD FROM INCEPTION (JANUARY 30, 1997) TO
                               DECEMBER 31, 1997



                                  Common Stock       Additional
                                  No Par Value        Paid in    Accumulated
                               Shares      Amount     Capital      Deficit      Total
                             ----------  ----------  ----------  -----------  -----------
Sale of 2,500 Shares of
 Common Stock - No Par
 Value                         2,500       $1,000                             $     1,000

Acquisition of 100%
 Common Stock of Gulf
 Northern Transport, Inc.                            $  225,000                   225,000

Acquisition of 100% Common
 Stock of Mencor, Inc.                                  145,000                   145,000

Capitalization of assets
 of Jay and Jay Transportation,
 Inc. by U.S. Transportation
 Systems, Inc.                                        2,394,860                 2,394,860

Capitalization of assets of
 Translynx, Inc. by U.S.
 Transportation Systems, Inc.                           100,546                   100,546

Payment of expenses by
 shareholder                                             46,895                    46,895

Capitalization of advances
 from U.S. Transportation
 Systems, Inc.                                        1,401,067                 1,401,067

Net Loss for the Period                                           (1,531,200)  (1,531,200)
                               -----       ------    ----------  -----------   ----------
     Total                     2,500       $1,000    $4,313,368  $(1,531,200)  $2,783,168
                               =====       ======    ==========  ===========   ==========


                   U.S. TRUCKING, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEAR ENDED DECEMBER 31, 1998


                                   Common Stock       Additional
                                   No Par Value        Paid in    Accumulated  Subscriptions
                                Shares      Amount     Capital      Deficit     Receivable      Total
                              ----------  ----------  ----------  -----------  ------------- ----------


Opening balance - January 1,
 1998                              2,500  $    1,000  $4,313,368  (1,531,200)                $2,783,168

Stock dividend declared -
 5,199 common shares issued
 for each share outstanding   12,997,500                                                  -

Issuance of Common Stock to
 Transportation Services,
 Inc.                            133,333      20,000     (20,000)                         -

Issuance of Common Stock
 to Joff Pollon under the
 consulting agreement -
 Note 19                       1,000,000     180,000    (180,000)                         -

Subscription of Common
 Stock to Joff Pollon -
 Note 19                         160,000     120,000                               (120,000)

Issuance of Common Stock
 and costs incurred
 to acquire Northern
 Dancer Corp. in accor-
 dance with the share
 exchange agreement -
 Note 1                          614,590           -    (291,556)                              (291,556)

Proceeds from sale of
 Common Stock                    766,668     575,000                                            575,000

Issuance of Common Stock
 - Mid-Cal Acquisition -
 Note 3                          400,000   1,900,000                                          1,900,000

Net Income for the year
 ended December 31, 1998                                              121,767                   121,767
                              ----------  ----------  ----------  -----------    ----------  ----------
Closing balance - December
 31, 1998                     16,074,591  $2,796,000  $3,821,812  $(1,409,433)     (120,000) $5,088,379
                              ==========  ==========  ==========  ===========    ==========  ==========




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                      U.S. TRUCKING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEAR END DECEMBER 31, 1998 AND FOR THE PERIOD FROM
                INCEPTION (JANUARY 30, 1997) TO DECEMBER 31, 1997

                                           1998          1997
                                       -----------    -----------

CASH FLOWS FROM
OPERATING ACTIVITIES
Net income (Loss)                      $   121,767    $(1,531,200)

ADJUSTMENTS TO RECONCILE NET
INCOME (LOSS) TO NET CASH
USED IN OPERATING ACTIVITIES

Depreciation & amortization              1,616,852      1,455,451
Provision for doubtful accounts            112,000         36,166
Loss on disposal of property
and equipment                                              12,543
(Increase) Decrease-Assets
 Restricted cash                           184,784       (197,104)
 Accounts receivable                    (1,320,063)    (2,361,180)
 Parts and supply inventory             (   22,768)    (  152,262)
 Prepaid expenses and
  other assets                          (  652,097)    (   57,097)
 Due from captive insurer               (  355,321)             -
Increase (Decrease)-Liabilities
 Accounts payable - trade                  686,740        756,675
 Accrued expenses and
  other current liabilities                 43,138      2,020,883
                                       -----------    -----------
     Total Adjustments                     293,265      1,514,075
                                       -----------    -----------

Net cash provided (used) by
 operating activities                      415,032     (   17,125)
                                       -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of transportation and
 other equipment                          (290,177)    (   59,804)
Security deposits                               78              -
Net costs incurred in reverse
 merger                                   (291,556)             -
Proceeds from sale of common stock
 and additional paid in capital            575,000      1,304,755
                                       -----------    -----------
Net cash provided by (used in)
 investing activities                  $(    6,655)   $ 1,244,951
                                       -----------    -----------

Sub Total                              $   408,377    $ 1,227,826
                                       -----------    -----------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                      U.S. TRUCKING, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
          FOR THE YEAR ENDED DECEMBER 31, 1998 AND FOR THE PERIOD FROM
                 INCEPTION (JANUARY 30, 1997) TO DECEMBER 31, 1997

                                           1998          1997
                                       -----------    -----------

Balance Forward                        $   408,377    $ 1,227,826

CASH FLOWS FROM
FINANCING ACTIVITIES

Proceeds from long-term
 debt financing                          4,296,705              -
Book value of debt restructured         (3,838,415)             -
Principal payments on long-term debt    (  660,744)    (  877,926)
Principal payment of short-term note             -     (   12,500)
Principal payments on
 capital lease obligations              (  243,046)    (  277,301)
                                       -----------    -----------
Net cash (used) in
 financing activities                   (  445,500)    (1,167,727)
                                       -----------    -----------

NET INCREASE (DECREASE)
 IN CASH                                (   37,123)        60,099

CASH AT BEGINNING OF YEAR                   60,099              -
                                       -----------    -----------

CASH AT END OF YEAR                    $    22,976    $    60,099
                                       ===========    ===========

Supplemental Disclosure of
 Cash flow information:

Cash Paid during the year
  Interest expense                     $   861,076    $   571,924
                                       ===========    ===========
  Income taxes                         $     -0-      $     -0-
                                       ===========    ===========













THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                   U.S. TRUCKING, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
          FOR THE YEAR ENDED DECEMBER 31, 1998 AND FOR THE PERIOD
          FROM INCEPTION (JANUARY 30, 1997) TO DECEMBER 31, 1997


Non Cash Investing and Financing Activities

In December, 1998, the company acquired assets and liabilities of Mid-Cal
Express:

          Fair value of assets acquired         $ 4,918,741
          Goodwill recognized                     1,078,600
          Liabilities assumed                     4,097,341
          Value of common stock issued            1,900,000

In December, 1998, the company traded in some of its older transportation vehicles for new ones as part of an overall restructuring of its rolling stock and corresponding debt. The book value of the equipment traded in was $914,651 and its trade-in value was $637,000, which amount was offset against the cost of the new equipment.

          Book value of equipment traded-in      $  914,651
          Trade-in value                          ( 637,000)
          Deferred loss on sale/leaseback           277,651

In September 1998 Joff Pollon subscribed to 160,000 shares of common stock. The company recorded the transaction as a credit to common stock with a corresponding subscription receivable, which is being reflected as a reduction of stockholders' equity.

As of September 8, 1998 U.S. Trucking issued 614,590 shares of common stock in connection with a reverse acquisition of Northern Dancer Corp.

During 1998, legal counsel determined that certain non-interest bearing promissory notes arising from the acquisition of Gulf Northern totaling $104,000 was not the responsibility of the company. Accordingly the current balances of the notes were reclassified as a reduction of the goodwill originally recorded.

On January 30, 1997, U.S. Trucking acquired transportation and other equipment totaling $8,153,416 as part of the acquisition of Gulf Northern Transport, Inc. and Mencor, Inc. and the assets of Jay & Jay Transportation, Inc. In the acquisition of this equipment incurred long term debt totaling $3,561,025.











THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                     U.S. TRUCKING, INC. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         For the Year Ended December 31, 1998 and for the Period from
              Inception (January 30, 1997) to December 31, 1997

NOTE 1 - General and Summary of Significant Accounting Policies

(A) - Nature of Business

On September 8, 1998, U.S. Trucking, Inc., a Nevada corporation ("U.S. Trucking-Nevada"), was acquired by Northern Dancer Corporation ("Northern Dancer"), a nonoperating public shell corporation, through exchange of approximately 96% of the issued and outstanding shares of Northern Dancer's common stock for 100% of the outstanding shares of U.S. Trucking-Nevada's common stock. Northern Dancer's legal name was changed to U.S. Trucking, Inc. ("U.S. Trucking" or the "Company"). The acquisition is considered to be a capital transaction, in substance equivalent to the issuance of stock by U.S. Trucking-Nevada for the net monetary assets of Northern Dancer, accompanied by a recapitalization of U.S. Trucking-Nevada. Common stock and additional paid-in capital at January 30, 1997, have been restated to reflect the recapitalization for all periods presented.

The Company operates through two wholly-owned operating subsidiaries that were acquired by U.S. Trucking-Nevada on January 30, 1997:

     Gulf Northern Transport, Inc., (Gulf Northern) a
     Wisconsin corporation, operates as an interstate and intrastate motor carrier.

     Mencor, Inc. operates as a licensed broker for interstate motor carriers. A broker serves the trucking industry by providing return hauls for truckers who have completed their initial delivery.

U.S. Trucking-Nevada was formed by U.S. Transportation Systems, Inc. (USTS) as a wholly owned subsidiary. As part of the transaction to acquire Gulf Northern, 25% of U.S. Trucking-Nevada's common stock was transferred to Gulf Northern's parent (Logistics Management, LLC). The remaining 75% was conveyed to Logistics Management, LLC during 1998.

The Company's corporate headquarters are located in Charleston, South Carolina with terminals and drop stations located in various states.

Services are provided to customers located primarily in the central United States but include locations in virtually all 48 contiguous states.

                     U.S. TRUCKING, INC. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          For the Year Ended December 31, 1998 and for the Period from
               Inception (January 30, 1997) to December 31, 1997

(B) - Basis of Presentation

The accompanying consolidated balance sheets and related statements of operations and accumulated deficit and cash flows includes the accounts of U.S. Trucking, Inc. and its wholly owned subsidiaries, Gulf Northern Transport, Inc. and Mencor, Inc. as of December 31, 1998 and 1997. Significant intercompany transactions or balances as of and for the periods ended December 31, 1998 and 1997 have been eliminated.

(C) - Net Income per Common Share

Basic net income per share is computed on the basis of the weighted average number of common shares outstanding during each period. Subscription shares are only included in diluted earnings per share.

(D) - Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents for financial statement purposes.

(E) - Parts and Supply Inventory

Inventory consists principally of parts and supplies used in maintaining its motor carrier fleet, skids used in transporting goods, and small tools and are stated at the lower-of-cost or market, determined on a first-in, first-out basis.

(F) - Transportation and Other Equipment

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Accelerated methods of depreciation are followed for tax purposes and the straight-line method is used for financial reporting purposes.

Transportation equipment, furniture and fixtures, and other equipment are generally depreciated over periods ranging from two to seven years.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

(G) - Goodwill

Goodwill is amortized on a straight line basis over periods ranging from six to fifteen years.

(H) - Income Taxes

Taxes are provided on all revenue and expense items included in the Consolidated Statements of Operations, regardless of the period in which such items are recognized for income tax purposes, except for items representing a permanent difference between pretax accounting income and taxable income.

(I) - Revenue Recognition

U.S. Trucking recognizes revenue at the time freight is delivered to recipients. Liability insurance revenue is recognized on a written premium basis.

(J) - Organization Costs

Subsidiary companies, Gulf Northern and Mencor incurred organization costs that are being amortized on a straight-line basis over five years.

(K) - Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 2 -  Earnings (loss) Per Common Share

Basic earnings (loss) per common share was calculated using the weighted average number of shares outstanding for the periods presented, after giving effect to the 5,199 to 1 stock dividend declared in June, 1998. The number of shares outstanding for 1997 was restated to give effect to the stock dividend. The shares of stock subscribed by Joff Pollon were excluded from the basic earnings per share calculation, however were treated similar to warrants in the diluted earnings per share. The resulting weighted average number of common shares outstanding was 13,818,272 in 1998 and 13,000,000 in 1997. Subscribed stock, after application of the treasury stock method, resulted in 114,198 incremental shares. The overall effect on basic earnings per share assuming the issuance of the incremental shares was insignificant.

NOTE 3 - Acquisition of Subsidiaries and other Assets and Liabilities

Gulf Northern Transport, Inc. - U.S. Trucking-Nevada purchased 100% of the common stock of Gulf Northern Transport, Inc. from its stockholder (Logistics Management, LLC) for cash of $225,000 and 25% of the Company's common stock (625 shares). The acquisition was funded by an advance by US Trucking-Nevada's parent, U.S. Transportation Systems, Inc. which was subsequently capitalized and included in additional paid in capital. The transaction was valued at $790,999 and goodwill in the amount of $565,999 was recognized in the transaction. The goodwill is being amortized over six years.

Mencor, Inc. - U.S. Trucking-Nevada purchased 100% of the common stock of Mencor, Inc. from its stockholders for cash of $70,000 and 37,500 shares of the common stock of U.S. Transportation Systems, Inc. which was valued at $2.00 per share. The acquisition was funded by a cash and stock contribution to the Company by USTS. The transaction was valued at $145,000. Goodwill in the amount of $96,953 was recognized in the transaction and is being amortized over six years.

The amortization expense is included in administrative expenses.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 3 - Acquisition of Subsidiaries and other Assets and Liabilities
        (continued)

Jay and Jay Transportation, Inc. - On January 30, 1997 U.S. Trucking-Nevada acquired certain assets (primarily tractors and trailers) and liabilities from USTS which were valued at $2,394,860. The transaction was accomplished by way of a permanent capital contribution by USTS and the net value contributed was included in additional paid in capital. Jay and Jay's dispatch office and yard is located in Savannah, New York. Office operations including accounting and management were moved to Charleston, South Carolina. The transaction was recorded as an asset purchase and no goodwill was recognized.

Translynx Express, Inc. - On January 30, 1997 U.S. Trucking-Nevada acquired certain assets and liabilities from USTS that were valued at $100,546. The transaction was accomplished by way of a permanent capital contribution by USTS and the net value contributed is included in Additional paid in capital. Translynx's operating office is located in Orlando, Florida. Office operations including accounting and management were moved to Charleston, South Carolina. The transaction was recorded as an asset purchase and no goodwill was recognized.

Mid-Cal Express, Inc. - Effective December 30, 1998, U.S. Trucking acquired certain assets and liabilities of Mid-Cal Express, Inc., a California based transportation company. The purchase price was $1,957,500, which was paid by the issuance of 400,000 shares of common stock of the company valued at $4.75 per share and the payment of certain expenses to affect the acquisition. The purchase price was allocated to the assets and liabilities acquired at their fair market values and $1,078,600 of goodwill was recognized. The goodwill is being amortized over fifteen years on a straight line basis. No goodwill was expensed in 1998.

As part of the acquisition agreement, U.S. Trucking assumed the debt on various notes totaling $4,039,740 encumbering the above described equipment. The interest rates on these notes varied from 8.36% to 11.9% with maturities through June, 2003.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 3 - Acquisition of Subsidiaries and other Assets and Liabilities
         (continued)

An allocation of the purchase price for each of the transactions follow:

                  Gulf
                Northern               Jay and Jay     Translynx    Total
                Transport    Mencor   Transportation    Express      all
                   Inc.       Inc.         Inc.          Inc.      Companies
               ----------   --------  --------------   --------   -----------
Assets
Cash and
 restricted
  cash         $  138,449   $ 40,497    $        -     $      -   $   178,946
Accounts
 Receivable     1,047,761    189,605       351,301      194,920     1,783,587
Inventory         139,472          -        24,500            -       163,972
Transportation
 Equipment      4,099,535      7,300     3,994,588            -     8,101,423
Goodwill          565,999     96,953             -            -       662,952
Other assets      174,573     30,898         2,000            -       207,471
               ----------   --------    ----------     --------   -----------
Total          $6,165,789   $365,253    $4,372,389     $194,920   $11,098,351
               ==========   ========    ==========     ========   ===========

Liabilities
 Assumed and Equity

Liabilities
 assumed       $5,940,789   $220,253    $1,977,529     $ 94,374   $ 8,232,945
Additional
 paid in
 capital          225,000    145,000     2,394,860      100,546     2,865,406
               ----------   --------    ----------     --------   -----------
Total          $6,165,789   $365,253    $4,372,389     $194,920   $11,098,351
               ==========   ========    ==========     ========   ===========

Fair value was the basis of valuing the net assets acquired. Fair value was determined by independent appraisals by third parties for transportation equipment.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 3 - Aquisition of Subsidiaries and other Assets and Liabilities
         (continued)

                              Combined Company
              Pro Forma Combined Condensed Statement of Income
                    For the year ended December 31, 1998
                                (Unaudited)

                      Historical      Historical     Pro forma    Pro forma
                    U.S. Trucking  Mid-Cal Express  Adjustments   Combined
                    -------------  ---------------  -----------  -----------
Operating revenues   $21,815,844     $17,883,034    $(8,883,034) $30,815,844
Operating expenses    18,486,974      16,273,560     10,175,985   24,584,549
                     -----------     -----------    -----------  -----------
Income from
 operations            3,328,870       1,609,474      1,292,951    6,231,295
Administrative
 expenses              2,924,746       3,926,842      1,006,417    5,845,171
                     -----------     -----------    -----------  -----------
Income (loss) from
 operations              404,124      (2,317,368)     2,299,368      386,124
                     -----------     -----------    -----------  -----------
Other income
 and expenses
 Interest income           1,648           2,071            929        4,648
 Interest expense       (731,628)       (703,785)       203,785   (1,231,628)
 Other income            447,623         118,100         24,300      590,023
 Net (loss) on
  disposition of
   assets                      -         (19,528)                    (19,528)
                     -----------     -----------    -----------  -----------
Total other income
 and (expenses)         (282,357)       (603,142)       229,014     (656,485)
                     -----------     -----------    -----------  -----------
Net income
 (loss) before taxes     121,767      (2,920,510)     2,528,382     (270,361)

Provision for
 income taxes             47,600          (6,795)             -       40,805
Benefit of net
 operating loss
 carryforward            (47,600)              -          6,795      (40,805)
                     -----------     -----------    -----------  -----------
Net income (loss)    $   121,767     $(2,927,305)   $ 2,535,177  $   270,361
                     ===========     ===========    ===========  ===========
Net income (loss)
 per common share    $       .01                                 $      (.02)
                     ===========                                 ===========
Weighted average
 number of common
 shares               13,818,272                                  14,254,778
                     ===========                                 ===========

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 4 - Income Taxes

U.S. Trucking accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes. No current or deferred income taxes were provided for the period ended December 31, 1997. At December 31, 1998, the income tax provision was composed of the following components:

         Current -  Federal        $( 87,400)
                    State           ( 14,000)
                                   ---------
                    Total Current   (101,400)

         Deferred - Federal          127,300
                    State             21,700
                                   ---------
                    Total Deferred   149,000

                    Total          $  47,600
                                   =========

The income tax provision reconciled to the tax computed at the statutory Federal rate is as follows:

       Tax at Statutory Rate         $ 41,400    34.0%
       Benefit of graduated Rates     (10,500)  ( 8.7)
       State income tax net of
        federal tax benefit             5,100     4.2
       Non deductible expenses
        and other                      11,600     9.6
                                     --------    ----
            Total                    $ 47,600    39.1%
                                     ========    ====

Differing methods of reporting income for tax purposes as compared to financial reporting purposes resulted in a net deferred income tax provision of approximately $149,000 for the year ended December 31, 1998.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 4 - Income Taxes (continued)

Deferred tax assets and liabilities consist of the following as of December
31:
                                              1998          1997
                                           ----------    ----------
  Deferred tax assets-
     Allowance for doubtful accounts       $  200,000    $   88,000
     Amortization of Goodwill                 139,300        63,000
     Net operating loss carryovers          1,997,200     2,327,000
                                           ----------    ----------
                                            2,336,500     2,478,000
     Valuation allowance                    1,562,000     1,723,000
                                           ----------    ----------
                                           $  774,500    $  755,000
                                           ==========    ==========

  Deferred tax liabilities-
     Depreciation of transportation
      and other and equipment              $  774,500    $  755,000
                                           ----------    ----------
                                           $  774,500    $  755,000
                                           ==========    ==========

The valuation allowance provided in each of the years is based on management's valuation of the likelihood of realization.

As required by SFAS 109, deferred taxes are provided based upon the tax rate at which the items of income and expense are expected to be settled in the Company's tax return.

U.S. Trucking has net operating losses through December 31, 1998 of $1,997,200. These losses will be available to offset future income for financial reporting purposes expiring in 2012.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 5 - Long-term Notes Payable
                                                1998          1997
                                            ----------     -----------
Consolidation loan described in Note 6      $3,219,108     $         -

Equipment loans secured by tractors and
trailers payable at $59,848 per month
including interest at rates ranging from
9-1/2% to 10-1/2% per annum with the final
installment due April, 2001                          -       2,000,396

Equipment loans related to the Mid-Cal
Express acquisition described in Note 2      4,039,740               -

Term loan in settlement with United
Acquisition II Corp. described in Note 13            -          54,656

Acquisition loan described in Note 5                 -       1,884,904

Seller notes described in Note 5                     -         135,606
                                            ----------      ----------

             Total                           7,258,848       4,075,562

             Less: current maturities        2,034,756       1,187,753
                                            ----------      ----------
             Long-term portion              $5,224,092      $2,887,809
                                            ==========      ==========

The carrying value of the Company's borrowings approximate their fair values.

Aggregate annual scheduled maturities of long-term debt at December 31, 1998 are as follows:

                     1999          $2,034,756
                     2000           2,579,894
                     2001           2,100,707
                     2002             362,968
                     2003             180,523
                                   ----------
                          Total    $7,258,848
                                   ==========

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 6 -  Acquisition Loan and Sellers' Notes

On December 22, 1998, U.S. Trucking entered into an agreement with GECC whereby the acquisition debt, obligations under capital leases, and the equipment loans were consolidated into a $5,000,000 three year revolving credit line. The line bears interest at the rate of 4.5% over GECC's commercial paper rate which was 5.1% at December 31, 1998. The average rate through December 31, 1998 was 9.6%. Amounts borrowed under the agreement are collateralized by a security interest in all of the company's present and future tangible and intangible assets. There is also a letter of credit sub-facility of $250,000 which was unused at December 31, 1998.

On March 28, 1995, Gulf Northern was acquired by Mid America Transporters Group, Inc. The purchase was financed by a loan in the amount of $3,000,000 from ITT Credit Corp. The proceeds of this loan (described as "the acquisition loan") were used to refinance stockholder loans and certain other bank and lease obligations. The loan which was subsequently sold to General Electric Credit Corp., (GECC) and originally was payable in 60 monthly installments of $66,360 at the rate of 11.75% interest per annum with its final maturity on March 31, 2000. On May 25, 1997, the Company renegotiated the loan whereby the monthly payments were reduced to $45,000 with a balloon payment of $396,836 due on September 1, 2001. The interest rate remained at 11.75%. Additional fees of $138,016 were incurred to restructure the loan which were capitalized and are being amortized over the remaining life of the loan.

In addition to the acquisition loan, the agreement called for payments to the three former stockholders (described as sellers' notes) which included promissory notes totaling $260,000 due in 36 monthly installments totaling $8,017 at 7% due on March 1, 1998 secured by letters of credit and non interest bearing obligations (discounted at 7% per annum) totaling $104,000 payable over a one year period commencing April 1, 1998. Legal counsel subsequently determined that U.S. Trucking is not responsible for this debt as the liability remains with Mid America. Accordingly, it has been reclassified as a credit against the goodwill recognized in the acquisition from Mid America.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 7 - Lease Commitments

U.S. Trucking leased tractors and trailers under various capital lease agreements as of December 31, 1997. The net book value of the assets included in these leases amounted to $919,288. Total minimum lease payments were $772,211 with a present value of $707,377 as of December 31, 1997. During 1998, these underlying assets were refinanced as part of the consolidation loan described in Note 6. Accordingly, there were no capital lease obligations as of December 31, 1998.

NOTE 8 - Transportation and Other Equipment

Transportation and other equipment consists of the following as of December 31, 1998:
                                             1998          1997
                                          ----------    ----------

Office equipment                          $   201,833   $   79,300
Tractors, trailers and
   garage equipment                        10,251,924    8,072,847
Transportation equipment                        1,269        1,269
                                          -----------   ----------
                                           10,455,026    8,153,416

Less: Accumulated depreciation                736,221    1,334,899
                                          -----------   ----------

     Total                                $ 9,718,805   $6,818,517
                                          ===========   ==========

Depreciation expense amounted to $1,464,161 and $1,334,899 for the period ended December 31, 1998 and 1997, respectively. $1,351,900 of depreciation was included in operating expenses and $98,630 of depreciation was included in administrative expenses. The fair market value of fixed assets approximates book value.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 9 - Related Party Transactions

U.S. Trucking leases ten tractors from three of its officers under net lease agreements that specify monthly payments of $11,976 per month. See Note 11.

Transportation Services Company, Inc., a related entity, provides insurance broker services to U.S. Trucking and earns a commission based upon the amount of business it places for U.S. Trucking. U.S. Trucking also provides consulting services to Transportation Services Company, Inc. pursuant to a consulting agreement entered into on December 29, 1998. During 1998, U.S. Trucking earned $228,000 of consulting income from Transportation Services Company, Inc., which is included in "Other Income" in the accompanying financial statements.

NOTE 10 - Retirement Plan

U.S. Trucking maintains a pension plan for eligible employees, which was established under section 401(k) of the Internal Revenue Code. Under the terms of the plan, the Company at the discretion of its Board of Directors may match employee contributions up to 3% of employee compensation. Employee contributions to the plan amounted to $42,986 and $50,153 for the period ended December 31, 1998 and 1997, respectively. The Company did not match employee contributions during the periods ended December 31, 1998 and 1997.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 11 - Commitments and Contingencies

Commencing on January 1, 1997, U.S. Trucking agreed to rent its Wisconsin Rapids facility from certain stockholders for $7,350 per month for a period of five years under an operating lease.

Commencing October 15, 1997, U.S. Trucking leased its South Carolina corporate offices for $1,728 per month. The lease was subsequently re-negotiated whereby the Company took additional office space in the same building at a total cost of $2,800 per month until June 30, 2002.

Commencing March, 1998 U.S. Trucking leased ten tractors from three of its officers under net lease agreements that specify monthly payments of $11,976 and extend with renewal options until March, 2003.

During 1998, U.S. Trucking leased tractors and trailers from various lenders under net lease agreements with total monthly payments of $67,709 with various expiration dates through July 31, 2002.

Minimum rental payments under such leases follows for the years ending December 31:
                       1999             $  996,660
                       2000                996,660
                       2001                695,010
                       2002                209,905
                       2003                 15,588
                                        ----------

      Total minimum payments required   $2,913,823
                                        ==========

Rent expense for the period ended December 31, 1998 and 1997 amounted to $194,655 and $142,013 respectively and is included in administrative expenses.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 12 - Captive Insurance Program

Effective December 31, 1997 U.S. Trucking-Nevada entered into an offshore insurance program agreement with a Bermudan insurance company (insurance company) for the company's auto liability insurance, including rolling stock, on a retrospective rating basis. The company purchased 1 share of non-voting preferred stock of the insurance company for a purchase price of $1,000. The insurance company is allowed to redeem the preferred stock for $1,000 on March 1, 2004. U.S. Trucking-Nevada was issued a "Deductible Reimbursement Insurance Policy" which was reinsured with other insurance carriers "the treaty". The agreement, the policy and the treaty together constitute the company's single insurance "program". Under the terms of this program, the company pays insurance premiums on a written premium underwriting basis.

Commencing on May 31, 2001, and annually thereafter on each succeeding year through May 31, 2004, U.S. Trucking-Nevada will be eligible to receive a dividend from the insurance company based upon a predetermined formula. The formula is intended to dividend to the company the excess of investment income and premiums paid over losses and expenses and fees incurred, less loss and premium reserves. Pursuant to this section of the insurance program agreement, the company recorded in the accompanying financial statements $355,321 of amounts due from captive insurer which is reflected in other income. This amount represents the "program-to date profit" at December 31, 1998, less a valuation reserve.

U.S. Trucking-Nevada has agreed to indemnify and hold harmless the insurance company against the cumulative sum of investment income, underwriting losses, expenses and fees (the program-to-date profit) minus the cumulative amount of dividends paid, being less than zero at any point in time.

A deposit of $100,000 was required at the initiation of the program and was made through a related company who in turn purchased a Certificate of Deposit. The deposit is reflected on the balance sheet under non-current assets-Due from Related Party.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997


NOTE 12 - Captive Insurance Program (continued)

U.S. Trucking decided in 1998 to develop a new line of business in order to expand upon its current transportation business and take advantage of the underwriting profit potential of the captive insurance program. U.S. Trucking offered their program to selected independent third party trucking companies who purchase insurance coverage and pay a premium to the company through Transportation Underwriters Agency, Inc. U.S. Trucking records the net premiums billed to third parties as liability insurance revenue, which is included in net revenue and its premium costs and expenses to operate the third party program as insurance expense-captive, which is included in operating expenses in the accompanying financial statements. Liability insurance revenues amounted to $810,856 and premiums, cost and expenses incurred, amounted to $555,535.

NOTE 13 - Restricted Cash Accounts Owner Operators and Collateral
          Against Letters of Credit

U.S. Trucking maintains cash accounts for owner-operators who perform services for the Company. These funds are accumulated, with the owner-operators consent, by withholding part of the payments due to them for services performed. The funds are used to pay for repairs of equipment, which they own directly.

Further, U.S. Trucking deposited funds with a financing company to cover over the road fuel and other operating expenses for drivers in support of a letter of credit. As of December 31, 1998, the company had letters of credit outstanding totaling $10,000, which guarantee various operating and insurance activities.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 14 - Stock Acquisition Agreement-United Acquisition II Corp.

During 1996, the shareholders of Gulf Northern's parent company, Mid America Transporters Group, Inc. entered into an agreement with United Acquisition II Corp. (the acquirer) whereby they would transfer 100% of their common stock in Mid America in exchange for common and preferred stock of the acquirer. In addition, the acquirer agreed to contribute cash and notes at the closing. In January 1997 however, the acquirer conceded that it was not able to complete the transaction as agreed and withdrew from the contract. During the period from the consummation of the contract, the acquirer deposited funds to Gulf Northern in the amount of $145,000. Mid America and Gulf Northern agreed to return a total of $100,000 payable in 36 installments beginning April 1, 1998 on a non-interest bearing basis. Legal counsel subsequently determined that U.S. Trucking is not responsible for this debt as the liability remained with Mid America. Accordingly, it has been reclassified as a credit against the goodwill recognized in the acquisition from Mid America.

NOTE 15 - Concentration of Credit Risk - Cash

U.S. Trucking maintains its cash balances in two financial institutions, one located in Wisconsin Rapids, Wisconsin and the other in Charleston, South Carolina. At times, the balances may exceed federally insured limits of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash on deposit. The fair market value of these financial instruments approximates cost.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 16 - Accounts Receivable Financing/Revolving Loan Agreement

On December 22, 1998, U.S. Trucking entered into a revolving loan agreement with GE Capital Corp. The revolving loan agreement allows borrowings of up to $5,000,000 and has a term of 3 years. Amounts advanced under the loan agreement are based upon 85% of the borrowing base of eligible accounts receivable and 65% of unbilled freight that has been delivered. Interest on amounts borrowed bear interest at the lender's index rate (commercial paper rate) plus 4.5%.

The loan agreement contains several financial covenants including restrictions on incurring or assuming debt other than what was in existence, sales of assets, payments of certain fees, and restrictions on entering into any lending or borrowing arrangements. At December 31, 1998 there was $1,795,888 of revolving debt outstanding. Interest expense recorded on the revolving loan agreement amounted to $4,300. In 1998, the weighted average interest rate was 9.6%.

From April 1995, to December 1998, U.S. Trucking had an agreement with a factor whereby the factor would accept the company's receivables with full recourse. Under the agreement, the factor advanced up to 90% of those receivables submitted by the company. Interest on funds advanced was charged at an average annual effective rate of 14.9% payable monthly.

In addition, U.S. Trucking was required to maintain funds on deposit with its factor as a reserve against uncollectible receivables. The amount of such funds on deposit as of December 31, 1997 amounted to $184,210. The uncollected balance of such receivables held by the factor amounted to $1,737,168 as of December 31, 1997. The fair market value of these balances approximated book value.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 17 - Economic Dependency

U.S. Trucking's customers consist primarily of high volume shippers that have significant time sensitive and high service level traffic needs. The company provided services to a customer, which accounted for net revenues in excess of 10% of the company's total revenues for the periods ended December 31, 1998 and 1997. One customer accounted for 12.9% and 16.0% of the company's net revenues for these respective periods. Accounts receivable from this customer amounted to $242,925 and $176,449 as of December 31, 1998 and 1997 respectively.

Revenues from the U.S. Trucking's five and ten largest customers accounted for approximately 30.0% and 38.4% respectively of total net revenues for the period ended December 31, 1998. Accounts receivable as of December 31, 1998 from those customers amounted to $693,018 and $912,803 respectively.

Revenues from U.S. Trucking's five and ten largest customers accounted for approximately 38.9% and 46.8% respectively of total net revenues for the period ended December 31, 1997. Accounts Receivable as of December 31, 1997 from those customers amounted to $530,957 and $732,348 respectively.

U.S. Trucking provides services to a number of customers in the meat packing and distribution industry. Revenues from those customers accounted for approximately 6.5% of total revenues for the year ended December 31, 1998 and 10.7% of total revenues for the period ended December 31, 1997. Accounts receivable from those customers amounted to $142,832 and $211,361 as December 31, 1998 and 1997 respectively.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 18 - Intangible Assets

Intangible assets consist of the following items as of December 31, 1998:

                         Original     Accumulated    Net Book
                           Cost       Amortization    Value
                         ----------   ------------   ----------

 Goodwill                $1,585,853     $216,365     $1,369,488
 Debt refinancing
   costs                    490,357       55,662        434,695
 Deferred trade-in          277,651                     277,651
 Other intangibles            1,437        1,216            221
                         ----------     --------     ----------

       Total             $2,355,298     $273,243     $2,082,055
                         ==========     ========     ==========

Intangible assets consist of the following items as of December 31, 1997:

                         Original     Accumulated    Net Book
                           Cost       Amortization    Value
                         ----------   ------------   ----------

Goodwill                 $  662,952     $103,766     $  559,186
Debt refinancing
  costs                     138,016       16,237        121,779
Other intangibles             1,437          549            888
                         ----------     --------     ----------
       Total             $  802,405     $120,552     $  681,853
                         ==========     ========     ==========

Amortization expense amounted to $152,691 and $120,552 for the year ended December 31, 1998 and 1997, respectively, and is included in administrative expenses.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 19 -  Stock Transactions and Changes in Capital Structure

Effective June 26, 1998, U.S. Trucking-Nevada underwent a change in its capital structure whereby it is authorized to issue 50,000,000 shares of common stock and 1,000 shares of preferred stock. In connection with this change in the capital structure of the company, a stock dividend was declared by the Board of Directors, whereby 5,199 shares of the company's common stock was distributed to the stockholders for each share of common stock held.

On May 26, 1998, U.S. Trucking-Nevada entered into an investment consulting agreement with Joff Pollon & Associates for a period, with extensions, of up to two years. The compensation payable to the consultants under this agreement includes fees, reimbursable expenses and options to purchase up to 1,000,000 post dividend shares of the company's common stock. The common stock was valued at $.01 per share and the consultants are eligible to receive further fees and bonuses as determined by the Board of Directors. Pursuant to this agreement and prior to the reverse merger, 1,000,000 shares of stock were issued and valued at $180,000. Further, Pollon subscribed to purchase an additional 160,000 shares of common stock for $120,000 which was unpaid as of December 31, 1998.

NOTE 20 - Stock Option Plan

During 1998, U.S. Trucking-Nevada implemented a stock option plan that is accounted for under Statement of Financial Accounting Standards, SFAS 123, Accounting for Stock-Based Compensation. Under SFAS 123, the compensation cost of the issuance of stock options is measured at the grant date based on the fair value of the award. Compensation is then is recognized over the service period that is generally the vesting period.

The plan allows U.S. Trucking-Nevada to grant options to employees for up to a total of 2,000,000 shares of common stock. Options outstanding become exercisable at the discretion of the Stock Option Committee which administers the plan and expire 10 years after the grant date. All options granted during 1998 were exercisable at not less than the fair market value of the stock on the date of the grant. Accordingly, no compensation cost has been recognized for the plan.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 20 - Stock Option Plan (continued)

The Committee approved the issuance of options to purchase 1,500,000 shares of the common stock of the Company to various employees for and an exercise price of .30 per share for a total exercise price of $450,000.

NOTE 21 - Industry Segment Information

U.S. Trucking has three major business segments: long-haul trucking, interstate truck brokerage and liability insurance for the long haul trucking industry. During the fourth quarter of 1998, the company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131).

The adoption of SFAS 131 requires the presentation of descriptive information about reportable segments which is consistent with that made available to the management of U.S. Trucking to assess performance. As a result of this change, the company now reports segment performance on an after-tax basis and separately reports information on its truck brokerage operation. In addition, during 1998, the company added the liability insurance business and reports that segment's performance similarly. In determining the net income of each segment of the company, 100% of the interest expense is allocated to long-haul trucking and effective tax rates are determined for each business segment.

                    U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997

NOTE 21 - Industry Segment Information (continued)

                    Long-haul      Truck       Liability
                    Trucking     Brokerage     Insurance     Intersegment     Total
                   -----------   ----------    ----------    ------------  -----------
1998

Sales              $19,210,994   $1,857,168    $1,749,263    $(1,001,581)  $21,815,844
Operating income     2,834,462      239,087       355,321       (100,000)    3,328,870
Net interest          (729,980)                                               (729,980)
Pretax income
 (loss)                 (3,712)     (38,696)      355,321       (191,146)      121,767
Net income (loss)       (3,712)     (38,696)      355,321       (191,146)      121,767
Assets              15,064,076      224,823     1,023,462                   16,312,361
Depreciation &
 Amortization        1,614,108        2,744             -              -     1,616,852
Additions to long-
 lived assets        5,220,001            -             -              -     5,220,001

1997

Sales              $15,817,598   $1,853,540   $         -    $  (201,857)  $17,469,281
Operating
 Income (loss)        (969,118)       4,193             -              -      (964,925)
Net interest          (655,494)           -             -              -      (655,494)
Pretax income
 (loss)             (1,535,393)       4,193             -              -    (1,531,200)
Net income (loss)   (1,535,393)       4,193             -              -    (1,531,200)
Assets               9,994,560      366,205             -              -    10,360,765
Depreciation &
 Amortization        1,452,703        2,748             -              -     1,455,451
Additions to long-
 lived assets        8,153,416            -             -              -     8,153,416


                   U.S. TRUCKING, INC. AND SUBSIDIARIES

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       For the Year Ended December 31, 1998 and for the Period from
            Inception (January 30, 1997) to December 31, 1997


NOTE 22 - Equipment Financing and Sale/Leaseback Transaction

On December 21, 1998 U.S. Trucking entered in to a "sale/leaseback" transaction with a major equipment financing company as part of an overall program to upgrade its fleet of transportation equipment. As part of the transaction, the company traded in equipment with a book value of $914,651 for $637,000 of credit against the new equipment. The transaction resulted in a book loss of $277,651. For accounting purposes, this loss has been reclassified as an intangible asset and is being amortized over the life of the new equipment leased. The average lease term is 33 months.

NOTE 23 - Fair Value of Financial Instruments

Estimated fair values of U.S. Trucking's financial instruments are as follows:

                                1998                      1997
                        ----------------------  ------------------------
                         Carrying      Fair       Carrying       Fair
                          Amount       Value       Amount        Value
                        -----------  ----------  ----------   ----------

Cash and short-term     $   22,976   $   22,976  $  244,309   $  244,309
 investments
Long-term debt           7,258,848    7,258,848   4,075,562    4,075,562


The carrying amount approximates fair value of cash and short-term instruments. The fair value of long-term debt is based on current rates at which U.S. Trucking could borrow funds with similar remaining maturities.

NOTE 24 - Year 2000 Compliance

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the Year 2000 as 1900 or some other date, resulting in possible errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entities ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting U.S. Trucking including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

Generally, costs associated with the Year 2000 issue are being expensed as incurred.

3)  AUDITED FINANCIAL STATEMENTS OF GULF NORTHERN TRANSPORT, INC.
    FOR THE THIRTY DAYS ENDED JANUARY 30, 1997

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Stockholder
Gulf Northern Transport, Inc.

We have audited the accompanying balance sheet of Gulf Northern Transport, Inc. as of January 30, 1997 and the related statement of operations and accumulated deficit and cash flows for the period from January 1, 1997 to January 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above, presents fairly, in all material respects, the financial position of Gulf Northern Transport, Inc. as of January 30, 1997 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.


/s/ BIANCULLI, PASCALE & CO. P.C.

BIANCULLI, PASCALE & CO. P.C.


Garden City, New York
June 10, 1998

                         GULF NORTHERN TRANSPORT, INC.
                                BALANCE SHEET
                               JANUARY 30, 1997

      ASSETS

CURRENT ASSETS
 Cash in banks (Note 14)                          $    41,270
 Restricted cash-reserves on deposit
  with factor (Note 15)                                97,179
 Accounts receivable-net of allowance for
  for doubtful accounts of $40,000
  (Notes 1H, 15 and 16)                             1,047,761
 Accounts receivable - affiliate (Note 18)             19,930
 Accounts receivable - other                            3,009
 Parts and supply inventory (Note 1D)                 139,472
 Prepaid insurance                                     54,745
 Prepaid expenses and other                            40,929
                                                   ----------

       Total Current Assets                         1,444,295
                                                   ----------

PROPERTY, PLANT AND EQUIPMENT-at cost, less
 accumulated depreciation and amortization of
 $4,206,596 (Notes 1E, 2, 4, 5 and 7)               4,099,535
                                                   ----------

OTHER ASSETS
 Restricted cash-owner operators (Note 12)              1,760
 Restricted cash-cash held as collateral
  against letters of credit                            10,000
 Covenants not to compete-net of accumulated
  amortization of $76,922 (Notes 1F and 11)            36,666
 Security deposits and other                            7,534
                                                   ----------

       Total other assets                              55,960
                                                   ----------

       TOTAL ASSETS                                $5,599,790
                                                   ==========














THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                         GULF NORTHERN TRANSPORT, INC.
                                BALANCE SHEET
                               JANUARY 30, 1997

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable-trade                           $   266,118
 Due to factor (Note 15)                              804,601
 Accrued expenses and other                           698,825
 Advances from affiliate (Note 19)                     23,994
 Note Payable - (Note 4)                               70,000
 Current portion - seller's notes                     112,823
 Current portion - acquisition loan payable           517,476
 Current portion of equipment notes payable           152,439
 Current portion of obligations under
  capital leases                                      275,526
                                                   ----------
       Total Current Liabilities                    2,921,802
                                                   ----------

OTHER LIABILITIES
 Owner operator escrow (Note 12)                       29,672
 Seller's notes (Notes 2 and 4)                       127,772
 Note payable - (Notes 4 and 17)                       49,904
 Acquisition loan payable (Notes 2 and 4)           1,617,561
 Equipment Notes Payable-net of
  current portion (Note 4)                            483,978
 Obligations under capital leases
  net of current portion (Note 6)                     710,093
                                                   ----------
    Total Other Liabilities                         3,018,987
                                                   ----------

     TOTAL LIABILITIES                              5,940,789
                                                   ----------

COMMITMENTS AND CONTINGENCIES
  (Notes 2, 6, 9 10 and 17)

STOCKHOLDERS' EQUITY
 Common Stock (no par value-10,000 shares auth-
  orized, 1,000 issued and outstanding) (Note 2)      100,000
 Additional paid in capital                            25,000
 Accumulated deficit                               (  465,999)
                                                   ----------
    Total Stockholders' Equity                     (  340,999)
                                                   ----------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $5,599,790
                                                   ==========





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                        GULF NORTHERN TRANSPORT, INC.
               STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
               PERIOD FROM JANUARY 1, 1997 TO JANUARY 30, 1997


Net Revenues                                      $   854,016

Operating expenses                                    695,904

Income from operations                                158,112

Administrative expenses                               198,564
                                                  -----------

                                                   (   40,452)

Other expenses
 Interest expense                                  (   49,540)
                                                  -----------

  Total other expenses                             (   49,540)
                                                  -----------

    Net loss before taxes                          (   89,992)

Income tax provision (Notes 1H and 3)                   -0-
                                                  -----------

     Net loss                                      (   89,992)

Accumulated Deficit - January 1                    (  376,007)
                                                  -----------

Accumulated deficit - January 30                  $(  465,999)
                                                  ===========

Net loss per share                                $(    89.99)
                                                  ============

Weighted Average Number of Shares (Note 1B)              1,000
                                                  ============















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                          GULF NORTHERN TRANSPORT, INC.
                             STATEMENT OF CASH FLOWS
                 PERIOD FROM JANUARY 1, 1997 TO JANUARY 30, 1997

CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss                                          $ (  89,992)

ADJUSTMENTS TO RECONCILE NET LOSS TO
NET CASH USED IN OPERATING ACTIVITIES

Depreciation & Amortization                            79,719

(Increase) Decrease-Assets
 Restricted Cash                                          912
 Accounts Receivable                                  261,769
 Prepaid expenses and other current assets              6,170
Increase (Decrease)-Liabilities
 Accounts payable                                      82,170
 Accrued expenses and other liabilities             ( 330,196)
                                                   ----------

   Total Adjustments                                  100,544

Net Cash Provided by Operations                        10,552
                                                   ----------

CASH FLOWS FROM INVESTING ACTIVITIES

Security deposit                                     (    200)
                                                   ----------

Net Cash Used in investing activities                (    200)
                                                   ----------

Sub Total                                              10,352
                                                   ----------



















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                         GULF NORTHERN TRANSPORT, INC.
                           STATEMENT OF CASH FLOWS
                                (continued)
                 PERIOD FROM JANUARY 1, 1997 TO JANUARY 30, 1997


Balance Forward                                   $    10,352

CASH FLOWS FROM FINANCING ACTIVITIES

Principal payments on long-term debt               (   62,682)
Proceeds from short-term note                          57,500
Principal payments on capital lease obligations    (   24,059)
                                                  -----------

Net Cash (used in) financing activities            (   29,241)
                                                  -----------

NET (DECREASE) IN CASH                             (   18,889)

CASH AT BEGINNING OF YEAR                              60,159
                                                  -----------

CASH AT END OF YEAR                               $    41,270
                                                  ===========

Supplemental Disclosure of
 Cash flow information:

Cash Paid during the year
  Interest expense                                $    49,840
                                                  ===========

  Income taxes                                    $     -0-
                                                  ===========





















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                         GULF NORTHERN TRANSPORT, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


NOTE 1 - General and Summary of Significant Accounting Policies

(A) - Nature of Business

Gulf Northern Transport, Inc. (Gulf Northern) a Wisconsin corporation, operates as an interstate and intrastate motor carrier. (See Note 2). The Company's corporate headquarters are located in Charleston, South Carolina with terminals and drop stations located in various states.

Services are provided to customers located primarily in the central United States but include locations in virtually all 48 contiguous states.

(B) - Net Loss per Share

Net loss per share is computed on the basis of the weighted average number of common shares outstanding during each period. Only the weighted average number of shares of common stock outstanding is used to compute earnings or loss per share for the period ended January 30, 1997 as there were no stock options, warrants, or other common stock equivalents during this period.

(C) - Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents for financial statement purposes.

(D) - Inventory

Inventory consists principally of parts and supplies used in maintaining its motor carrier fleet, skids used in transporting goods, and small tools. The items are stated at the lower of cost or market, determined on a first-in, first-out basis.

(E) - Property, Plant and Equipment

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Accelerated methods of depreciation are followed for tax purposes and the straight line method is used for financial reporting purposes.

Transportation equipment, furniture and fixtures, and other equipment are generally depreciated over periods ranging from two to seven years.

(F) - Covenants Not to Compete

Covenants not to compete are amortized on a straight line basis over the terms of the agreements. The covenants cover the period from January, 1994 to December, 1997.

                         GULF NORTHERN TRANSPORT, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


(G) - Income Taxes

Taxes are provided on all revenue and expense items included in the Consolidated Statements of Operations, regardless of the period in which such items are recognized for income tax purposes, except for items representing a permanent difference between pretax accounting income and taxable income.

(H) - Revenue Recognition

The Company recognizes revenues at the time freight is delivered to recipients.

(I) - Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(J) - Basis of Presentation

The accompanying balance sheet and related statements of operations and retained earnings and cash flows includes only the accounts of Gulf Northern as of January 30, 1997. Prior to January 1, 1997, the company was a wholly owned subsidiary of Mid America Transporters Group, Inc. and was included in that consolidated group. Gulf Northern was sold to Logistics Management, LLC effective January 1, 1997. On January 30, 1997, Gulf Northern was sold to U.S. Trucking Company, Inc. and was included in that consolidated group. See
Note 2.

NOTE 2 - Acquisition by Mid America Transporter's Group

Effective January 1, 1995, Gulf Northern was acquired by Mid America Transporters Group for a total purchase price of $2,683,500. This exceeded the net asset value of Gulf Northern by approximately $1,182,000.
Accordingly, the basis of certain assets included in property, plant and equipment were increased by that amount as required by purchase accounting and is being amortized over five years.

The agreement includes payments to the former stockholders in the form of cash of $2,232,000 which includes the payoff of shareholder loans described in Note 5A; promissory notes totaling $260,000 due in 36 monthly installments totaling $8,017 at 7% due on March 1, 1998 secured by letters of credit in the amount of $150,000; and non interest bearing obligations (discounted at 7% per annum) totaling $104,000 payable over a one year period commencing April 1, 1998.

The purchase was financed by a loan in the amount of $3,000,000 from ITT Credit Corp. which is payable in 60 monthly installments of $66,360 and is due on March 31, 2000. The loan was subsequently sold to General Electric Credit Corp and is secured by certain items of equipment. See Note 13 for description of the loan modification agreement.

                         GULF NORTHERN TRANSPORT, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


NOTE 3 - Income Taxes

The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109).

Differing methods of reporting income for tax purposes as compared to financial reporting purposes resulted in deferred income taxes of approximately -0- as of January 30, 1997. Deferred tax assets and liabilities consist of the following:

  Deferred tax assets-
     Allowance for doubtful accounts     $  13,600
     Net operating loss carryover          158,000
                                         ---------
                                           171,600
     Valuation allowance                    62,600
                                         ---------
                                         $ 109,000
                                         =========
  Deferred tax liabilities-
     Depreciation of property, plant
      and equipment                      $(109,000)
                                         ---------
                                         $(109,000)
                                         =========

The valuation allowance provided in each of the years is based on management's valuation of the likelihood of realization.

As required by SFAS 109, deferred taxes are provided based upon the tax rate at which the items of income and expense are expected to be settled in the Company's tax return.

The Company incurred a net operating loss of $910,000 available to offset future income for financial reporting purposes expiring in 2012.

NOTE 4 - Long-term Notes Payable

Long-term notes payable consist of the following:

Equipment loans secured by ten tractors payable
at $15,824 per month including interest at 10% per
annum with the final installment due November, 2000    $  636,417

Non interest bearing demand notes                          70,000

Term loan in settlement with United Acquisition
II Corp.- $100,000 non interest bearing, discounted
at 8% payable over 36 months beginning April 1, 1998       49,904

Acquisition loan described in Note 5                    2,135,037

                        GULF NORTHERN TRANSPORT, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


Seller notes described in Note 2                          240,595
                                                       ----------

             Total                                      3,131,953

             Less: current maturities                     852,738
                                                       ----------

             Long-term portion                         $2,279,215
                                                       ==========

Aggregate annual scheduled maturities of long-term debt at January 30, 1997 are as follows:

               January 30,
               -----------
                  1998          $  852,738
                  1999             920,804
                  2000             917,159
                  2001             441,252
                                ----------

                      Total     $3,131,953
                                ==========

NOTE 5 - Debt Restructure

In addition to being used to finance the acquisition described in Note 2, proceeds from the $3,000,000 acquisition loan were also used to refinance stockholder loans and certain other bank and lease obligations. As the classification of the acquisition loan is long term, those obligations restructured were also classified as long term. The loan is payable in 60 monthly installments of $66,360 at the rate of 11.75% interest per annum with its final maturity on March 31, 2000.

NOTE 6 - Lease Commitments

The Company leases tractors and trailers under various capital leases with interest rates ranging from 8.1% to 9.1%. Property, plant and equipment includes the following amounts for the tractor and trailer leases which are capitalized:

     Tractors and trailers                 $1,760,669
     Less: accumulated amortization           611,433
                                           ----------
              Total                        $1,149,236
                                           ==========

Lease amortization is included in depreciation expense.

                         GULF NORTHERN TRANSPORT, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


NOTE 6 - Lease Commitments (continued)

Future minimum payments, by year and in the aggregate, under the capital leases are as follows:

     Years ended January 30,                        Amount
     -----------------------                      ----------

            1998                                  $  405,446
            1999                                     489,233
            2000                                     221,437
                                                  ----------
     Total minimum lease payments                  1,116,116
     Less: Amount representing interest              130,497
                                                  ----------
     Present value of minimum lease payments         985,619
     Less-Current maturities                         275,526
                                                  ----------
     Long-term obligations under capital leases   $  710,093
                                                  ==========

NOTE 7 - Property, Plant and Equipment

Property, plant and equipment consists of the following as of January 30, 1997:

       Office equipment                          $   63,273
       Tractors, trailers and garage equipment    8,238,378
       Transportation equipment                       4,480
                                                 ----------
                                                  8,306,131
       Less: Accumulated Depreciation             4,206,596
                                                 ----------
          Total property, plant and equipment    $4,099,535
                                                 ==========

Depreciation expense amounted to $76,386 for the period ended January 30, 1997. $75,582 of depreciation was included in operating expenses and $804 of depreciation was included in administrative expenses. The fair market value of fixed assets approximates book value.

NOTE 8 - Related Party Transaction

On December 23, 1996, the Company sold its Wisconsin Rapids facility which included land, a building and improvements with a book value of $394,517 to its majority stockholders for $346,141 resulting in a net loss of $48,376. The transaction resulted in a gain of $231,000 for income tax purposes.

The stockholders leased the property back to the Company for five years commencing January 1, 1997. See Note 10.

Management believes the sale was an arms length transaction based on estimated values of the property on the date of sale.

                         GULF NORTHERN TRANSPORT, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


NOTE 9 - Retirement Plan

The Company matches employee contributions up to 3% of employee compensation. Contributions to the plan amounted to $5,918 for the period ended January 30, 1997. 401K matching contributions of $1,283 are included in operating expense and $365 and of the aforementioned contributions are included in administrative expenses.

NOTE 10 - Commitments and Contingencies

Commencing on January 1, 1997, the Company agreed to rent its Wisconsin Rapids facility from certain stockholders for $7,350 per month for a period of five years under an operating lease.

Commencing October 15, 1997, the Company leased its South Carolina corporate offices for $1,728 per month. The lease extends for a period of two years.

Minimum rental payments under such operating leases follows:

              Year ending January 30,
                       1998              $ 94,248
                       1999               108,936
                       2000               102,888
                       2001                88,200
                       2002                80,850
                                         --------
      Total minimum payments required    $475,122
                                         ========

NOTE 11 -  Noncompetition Agreements

As of January 3, 1994, the Company entered into a covenant not to compete agreement with its chief executive officer which extends over four years. The agreement called for a prepayment of $115,000 in December, 1993, with an additional $46,000, including interest, payable in (18) monthly installments of $2,556 commencing with the date of the agreement. Expenses under this agreement amounted to $3,333. See also Note 2 for a description of the covenant not to compete related to the stock purchase agreement.

NOTE 12 - Restricted Cash

The Company maintains cash accounts for owner-operators who perform services for the Company. These funds are accumulated, with the owner-operators consent, by withholding part of the payments due to them for services performed. The funds are used to pay for repairs of equipment that they own directly.

Further, the Company has deposited funds with a financing company to cover over the road fuel and other operating expenses for drivers in support of a letter of credit.

As of January 30, 1997, the Company had letters of credit outstanding totaling $10,000 which guarantee various operating and insurance activities.

                         GULF NORTHERN TRANSPORT, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


NOTE 13 - Loan Modification Agreement

In connection with the stock purchase agreement described in Note 2, the purchase was financed by a loan in the amount of $3,000,000 payable in monthly installments over five years. The original loan agreement required that the Company hold the common stock of a "small capitalization" company with a market value of at least $1,000,000. As of January 30, 1997, such stock was not held by the Company.

On May 25, 1997, the Company agreed to a modification of the original loan whereby current monthly payments were reduced from $66,360 per month to $45,000 per month with a balloon payment of $396,836 due at August 31, 2001.

NOTE 14 - Concentration of Credit Risk - Cash

The Company maintains its cash balances in two financial institutions, one located in Wisconsin Rapids, Wisconsin and the other in Charleston, South Carolina. At times, the balances may exceed federally insured limits of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash on deposit. The fair market value of these financial instruments approximates cost.

NOTE 15 - Use of Factor

In April, 1995, the Company entered into an agreement with a factor whereby the factor would accept the Company's receivables with full recourse. Under the agreement, the factor will advance up to 80% of those receivables submitted by the Company. Interest on funds advanced is charged at an average annual effective rate of 14.5% payable monthly.

In addition, the Company must maintain funds on deposit with its factor as a reserve against uncollectible receivables. The amount of such funds on deposit as of January 30, 1997 amounted to $97,179.

The uncollected balance of such receivables held by the factor amounted to $804,601 as of January 30, 1997.

The fair market value of these balances approximate book value.

NOTE 16 - Economic Dependency

The Company's customers consist primarily of high volume shippers that have significant time sensitive and high service level traffic needs. The Company provided services to two customers which accounted for net revenues in excess of 10% of the Company's total revenues for the period ended January 30, 1997. Consolidated Paper, Inc. and Excel Corporation accounted for 26.4% and 10.7% of the Company's net revenues for the period ended January 30, 1997. Accounts receivable from those customers amounted to $335,513 as of January 30, 1997.

Revenues from the Company's five and ten largest customers accounted for approximately 57% and 69% respectively of total net revenues for the period ended January 30, 1997.

                        GULF NORTHERN TRANSPORT, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


NOTE 16 - Economic Dependency (continued)

The Company considers its relationship with those major customers to be satisfactory and is committed to expanding its relationship with its other customers.

The Company provides services to a significant number of customers in the meat packing and distribution industry. Revenues from those customers accounted for approximately 14.6% of total revenues for the period ended January 30, 1997. Accounts receivable from those customers amounted to $178,700 as of January 30, 1997.

NOTE 17 - Stock Acquisition Agreement - United Acquisition II
          Corp.

On June 3, 1996, the shareholders of Mid America entered into an agreement with United Acquisition II Corp. (the acquirer) whereby they would transfer 100% of their common stock in Mid America in exchange for 31,366 shares of convertible preferred stock and 316,666 shares of common stock of the acquirer. In addition, the acquirer agreed to contribute cash and notes totaling $500,000 into Mid America at closing.

In January, 1997, the acquirer conceded that it was not able to complete the transaction as agreed and withdrew from the contract. During the period from the consummation of the contract, the acquirer deposited funds to the Company in the amount of $145,000. The Company agreed to return a total of $100,000 payable in 36 installments beginning April 1, 1998 on a non interest bearing basis.

NOTE 18 - Accounts Receivable - Affiliate

The Company provided freight services on behalf of its affiliate, Mencor, Inc. amounting to $10,785 for the period ended January 30, 1997. The balance receivable from this affiliate as of January 30, 1997 amounted to $19,930.
The fair market value of this receivable approximate book value.

NOTE 19 - Advances from Affiliate

The Company received advances from its affiliate, Mencor, Inc. during the period ended January 30, 1997. Those advances amounted to $23,994 and remained unpaid as of that date, are non interest bearing and are due on demand. The fair market value of these advances approximates book value.

NOTE 20 - Subsequent Event - Acquisition Agreement with U.S.
          Trucking, Inc.

On January 30, 1997, the Company entered into an agreement with U.S. Trucking, Inc. (the acquirer) whereby U.S. Trucking would acquire 100% of the common stock of the Company in exchange for 25% of it's common stock.

                        GULF NORTHERN TRANSPORT, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                              JANUARY 30, 1997


NOTE 20 - Subsequent Event - Acquisition Agreement with U.S.
          Trucking, Inc. (continued)

As part of this agreement, the Company contracted with Dan Pixler (a former stockholder of the Company) for him to provide services as president and general manager for the five years commencing from January 30, 1997 to January 30, 2002 at an annual salary of $105,000 per year. Mr. Pixler will receive annual options to purchase 12,500 shares of the common stock of the acquirer's parent company, U.S. Transportation Systems, Inc. which will be exercisable until December 31, 2002. Further, during the period of employment and for a period of two years after his termination, Mr. Pixler agreed that he will not participate in an entity which is directly competitive with the Company's present operations.

4)                     AUDITED FINANCIAL STATEMENTS OF
                                  MENCOR, INC.
                  FOR THE THIRTY DAYS ENDED JANUARY 30, 1997

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Stockholders
Mencor, Inc.

We have audited the accompanying balance sheet of Mencor, Inc. as of January 30, 1997 and the related statements of earnings and retained earnings and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Mencor, Inc. as of January 30, 1997 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.



/s/ BIANCULLI, PASCALE & CO. P.C.

BIANCULLI, PASCALE & CO. P.C.

Garden City, New York
June 8, 1998

                                 MENCOR, INC.
                                BALANCE SHEET
                               January 30, 1997

     ASSETS

CURRENT ASSETS
  Cash and cash equivalents (Notes 1C and 2)               $ 40,497
  Accounts receivable-net of allowance
   for doubtful accounts of $11,834 (Notes 1F & 12)         189,605
  Advances to affiliate (Note 7)                             23,994
  Refundable income taxes (Note 6)                              860
  Prepaid expenses                                            1,002
                                                           --------
     Total Current Assets                                   255,958
                                                           --------

PROPERTY, PLANT AND EQUIPMENT - at cost, less
 accumulated depreciation of $3,950 as of
 January 30, 1997 (Notes 1D and 3)                            7,300
                                                           --------

OTHER ASSETS
  Intangible asset - Net of accumulated
   amortization of $1,067 as of January
   30, 1997 (Note 1H)                                           933
  Security deposits                                           1,125
  Deferred tax asset (Notes 1E and 6)                         1,920
  Organization costs - net of
   accumulated amortization of $445 at January
   30, 1997 (Note 1G)                                           444
                                                           --------
     Total other assets                                       4,422
                                                           --------

     TOTAL ASSETS                                          $267,680
                                                           ========



















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                 MENCOR, INC.
                                BALANCE SHEET
                               January 30, 1997

     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT LIABILITIES
  Accounts payable-trade                                   $160,618
  Accounts payable-affiliate (Note 8)                        19,930
  Advances from related party (Note 9)                       33,970
  Payroll taxes withheld and payable                            518
  Accrued expenses                                            2,039
  Other taxes payable                                         1,462
  Income taxes payable (Notes 1E and 6)                          25
  Current Portion of Equipment Notes Payable
    (Notes 3 and 4)                                           1,164
                                                           --------

     Total Current Liabilities                              219,726
                                                           --------
COMMITMENTS AND CONTINGENCIES (Note 5)

OTHER LIABILITIES
  Equipment Notes Payable-net of current maturities
    (Notes 3 and 4)                                             527
                                                           --------

     TOTAL LIABILITIES                                      220,253
                                                           --------
STOCKHOLDERS' EQUITY
  Common Stock (no par value-1,000  shares authorized,
   300 issued and outstanding (Note 1B)                       6,604
  Retained Earnings                                          40,823
                                                           --------
     Total Stockholders' Equity                              47,427
                                                           --------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $267,680
                                                           ========
















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                 MENCOR, INC.
                  STATEMENT OF EARNINGS AND RETAINED EARNINGS
                         Period Ending January 30, 1997


Net Revenues                                               $115,564

Freight settlements                                         102,649
                                                           --------

Income from operations                                       12,915

General and administrative expenses                          13,983
                                                           --------

Net (loss) from operations                                   (1,068)

Other income and expense                                      -0-
                                                           --------

Loss before income taxes                                     (1,068)

Income taxes (Notes 1E and 6)                                 -0-
                                                           --------

     Net (loss)                                              (1,068)

Retained Earnings-Beginning of Period                        41,891
                                                           --------

Retained Earnings-End of Period                            $ 40,823
                                                           ========

Net (loss) per Share                                       $  (3.56)
                                                           ========

Weighted Average Number of Shares (Note 1B)                     300



















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                 MENCOR, INC.
                           STATEMENT OF CASH FLOWS
                         Period Ending January 30, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) for the period                                $ (1,068)

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH USED IN OPERATING ACTIVITIES

(Increase) Decrease-Assets
  Accounts Receivable-trade                                  38,502
  Advances to affiliate                                       3,359
Increase (Decrease)-Liabilities
  Accounts payable-trade                                    (20,391)
  Accounts payable-affiliate                                 (5,951)
  Payroll taxes withheld and payable                         (3,400)
  Other taxes payable                                         1,462
                                                           --------
     Total Adjustments                                       13,581

     Net Cash provided by Operations                         12,513
                                                           --------

CASH FLOWS FROM FINANCING ACTIVITIES
 Repayments to related party                                (50,000)
                                                           --------
     Net Cash (used in) financing activities                (50,000)
                                                           --------

NET (DECREASE) IN CASH                                      (37,487)
                                                           --------

CASH AT BEGINNING OF PERIOD                                  77,984
                                                           --------

CASH AT END OF PERIOD                                      $ 40,497
                                                           ========

Supplemental Disclosure of Cash flow information:

Cash paid during the year
  Interest expense                                         $   -0-
  Income taxes                                             $   -0-











THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                 MENCOR, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                               January 30, 1997


NOTE 1 - General and Summary of Significant Accounting Policies

(A) - Nature of Operations

Mencor, Inc. was incorporated in the State of Arkansas on July 6, 1994. The Company operates as a broker for interstate motor carriers. An interstate motor carrier broker serves the trucking industry by providing return hauls for truckers who have completed their initial delivery. By providing this service, trucking companies and independent operators are able to cover the cost of returning to their home location. The Company's corporate headquarters are located in Charleston, South Carolina. As a broker, the Company is required to acquire a license which provides the authority to engage in interstate commerce. This license was acquired in April, 1994.

Services are provided to customers located primarily in the central United States but include locations in virtually all 48 contiguous states.

(B) - Net Loss per Share

Net loss per share is computed on the basis of the weighted average number of common and common equivalent shares outstanding during each period. Only the weighted average number of shares of common stock outstanding is used to compute income per share for the period ended January 30, 1997 as there are no stock options, warrants, or other common stock equivalents in this period.

(C) - Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents for financial statement purposes.

(D) - Property, Plant and Equipment

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives principally on an accelerated basis. Accelerated methods of depreciation are followed for substantially all assets for both financial reporting and tax purposes.

Transportation equipment, furniture and fixtures, and other equipment are generally depreciated over periods ranging from two to seven years.

(E) - Income Taxes

Income taxes are provided on all revenue and expense items included in the statement of earnings, regardless of the period in which such items are recognized for income tax purposes, except for items representing a permanent difference between pretax accounting income and taxable income.
Non current deferred income taxes result from the use of accelerated methods of depreciation for income tax purposes and from the establishment of an allowance for doubtful accounts for financial reporting purposes.

                                 MENCOR, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                               January 30, 1997


NOTE 1 - General and Summary of Significant Accounting Policies (continued)


(F) - Revenue Recognition

The Company recognizes revenues at the time the shipment is delivered to recipients.

(G) - Organization expense

As part of its initial incorporation, the company incurred organization costs amounting to $889 which is being amortized on a straight-line basis over five years.

(H) - Intangible Asset

As discussed in Note 1A, the Company acquired a license from the Interstate Commerce Commission which is required to allow the Company to do business as an interstate carrier broker. This license, which cost $2,000 is being amortized on a straight-line basis over five years.

(I) - Concentration of Credit Risk

Virtually all of the Company's customers are in the long haul trucking industry. Further, accounts receivable are uncollateralized and consist of amounts due from that industry.

(J) - Offering Costs

During 1996, the Company incurred certain expenses related to an equity offering in connection with its affiliate, Mid America Transporters Group, Inc. and Subsidiary. The offering was unsuccessful and, accordingly, the expense was amortized in full during 1996.

(K) - Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - Cash and Cash Equivalents

The Company maintains its cash balances in one financial institution located in Charleston, South Carolina that at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believed it is not exposed to any significant credit risk on cash and cash equivalents.

                                 MENCOR, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                               January 30, 1997


NOTE 3 - Property, Plant and Equipment

Property, plant and equipment consists of the following as of January 30, 1997:

           Office equipment                      $ 12,656
           Furniture and fixtures                   1,406
                                                 --------
                                                   11,250
           Less: Accumulated Depreciation           3,950
                                                 --------
           Total property, plant and equipment   $  7,300
                                                 ========


No depreciation expense was recorded for the period ended January 30, 1997.

NOTE 4 - Notes Payable

During 1995, the Company acquired office equipment in the amount of $2,946 which was financed payable in 36 installments of $110 per month including interest at 14% per annum due June, 1998.

           Total principal                       $  1,691
           Less: current maturities                 1,164
                                                 --------
           Long-term portion                     $    527
                                                 ========

Aggregate annual maturities of long-term debt for the five years following January 30, 1997 are as follows:

           January 30, 1998                      $  1,164
           January 30, 1999                           527
                                                 --------
           Total                                 $  1,691
                                                 ========

NOTE 5 - Commitments and Contingencies

The Company leases office space for its operating facility in Charleston, South Carolina. The current lease term commenced on May 1, 1995 and concludes on April 30, 1997. Commitments under this lease agreement amounted to $2,757 for the period ended January 30, 1998.

Rent expense amounted to $919 for the period ended January 30, 1997 and is included in general and administrative expenses.

                                 MENCOR, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                               January 30, 1997


NOTE 6 - Income Taxes

The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109). Differing methods of reporting income for tax purposes as compared to financial reporting purposes resulted in net deferred income taxes of $1,920 as of January 31, 1997.

Deferred tax assets and liabilities at January 30, 1997 consists of the following:

           Deferred tax assets
            Allowance for doubtful accounts      $11,834
            Valuation Allowance                   (4,759)
                                                 -------
                                                 $ 7,075
                                                 =======
           Deferred tax liabilities
            Depreciation of property &
             equipment                           $(5,155)
                                                 =======

The valuation allowance provided is based on management's valuation of the likelihood of realization.

Net operating loss carryovers amounting to $1,068 for federal income tax purposes are available through December 31, 2012.

NOTE 7 - Advances to Affiliate

The Company advanced funds and provided services to its affiliate, Gulf Northern Transport, Inc. during the years prior to the period ended January 30, 1997. Gulf Northern is related to the Company through common ownership and management. No revenues were generated by services provided during the period ended January 30, 1997. The amount of such advances which remained unpaid as of January 30, 1997 amounted to $23,994. These advances represent allocations of rent and other administrative costs and freight settlements, are non interest bearing and are due on demand. The fair market value of these advances approximate book value.

                                 MENCOR, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                               January 30, 1997



NOTE 8 - Accounts Payable-Affiliate

The Company incurred expenses for freight settlements from its affiliate, Gulf Northern Transport, Inc. which amounted to $10,785 for the period ended January 30, 1997. The remaining balance payable to the affiliate for such expenses as of January 30, 1997 amounted to $19,930.

NOTE 9 - Advances from Related Party

During 1996, a shareholder advanced funds totaling $123,397 to the Company. Repayments through January 30, 1997 amounted to $89,427 with the remaining balance remitted during February, 1997. The advances were payable on demand with no stated interest.

NOTE 10 - Economic Dependency

The Company's customers consist primarily of high volume shippers that have significant time sensitive and high service level traffic needs. The Company provided services to three customers which accounted for net revenues in excess of 10% of the Company's total revenues for the period ended January 30, 1997. Tamco Distributors, Vista Corrugated and Continental Sprayers accounted for 33.5%, 24.1% and 10.6% of the Company's net revenues for the period ended January 30, 1997.

Accounts receivable from those customers amounted to $104,311 as of January 30, 1997.

Revenues from the Company's five and ten largest customers accounted for approximately 83% and 91% respectively of total net revenues for the period ended January 30, 1997.

NOTE 11 - Definitive stock sale to U.S. Trucking, Inc.

On January 30, 1997, the stockholders sold their interests in Mencor, Inc. to U.S. Trucking, Inc. (the buyer) for $75,000. The transaction was in conjunction with the sale of Gulf Northern Transport, Inc. Also in connection with the sale, the Company agreed to continue the employment of Michael Menor (a former shareholder of Mencor, Inc.) as the president of the Company for the period from the date of enactment to January 30, 2000 at an annual salary of $60,000 per year. Further, during the period of employment and a period of two (2) years after his termination, Mr. Menor agreed that he will not participate in an entity which directly performs truck brokerage services for those customers currently serviced by the Company.

                                 MENCOR, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                               January 30, 1997


NOTE 11 - Definitive stock sale to U.S. Trucking, Inc. (Continued)

Also on the date of enactment, the buyer contracted with Roxanne Pixler, (a former shareholder of Mencor, Inc.) for her to provide consulting services to the Company. Pixler will receive 18,750 shares of U.S. Transportation Systems, Inc. as compensation for her services. The contracted obligation will commence from the date of enactment to December 31, 1998.

5)                      AUDITED FINANCIAL STATEMENTS OF
               MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholders
Mid America Transporters Group, Inc.
 and Subsidiary


We have audited the accompanying consolidated balance sheets of Mid America Transporters Group, Inc. and Subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above, present fairly, in all material respects, the consolidated financial position of Mid America Transporters Group, Inc. and Subsidiary as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ BIANCULLI, PASCALE & CO. P.C.

BIANCULLI, PASCALE & CO. P.C.


Garden City, New York
November 7, 1997

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                           1996         1995
                                        ----------   ----------
      ASSETS

CURRENT ASSETS
 Cash in banks (Note 14)               $    60,159  $   311,842
 Restricted cash-reserves on deposit
  with factor (Note 15)                     97,179      179,615
 Accounts receivable-net of allowance
  for doubtful accounts of $40,000
  and $12,000 as of December 31, 1996
  and 1995 respectively (Notes 1H, 15
  and 16)                                1,309,529    1,295,451
 Accounts receivable - affiliate
  (Note 18)                                 25,881       14,150
 Accounts receivable - other                 3,068       34,613
 Parts and supply inventory (Note 1D)      139,472      112,464
 Prepaid insurance                          54,745       53,412
 Prepaid expenses and other                 41,089       49,106
                                        ----------   ----------
       Total Current Assets              1,731,122    2,050,653
                                        ----------   ----------

PROPERTY, PLANT AND EQUIPMENT - at
 cost, less accumulated depreciation
 and amortization of $4,130,210 and
 $3,313,632 as of December 31, 1996
 and 1995, respectively
  (Notes 1E, 2, 4, 5 and 7)              4,175,921    4,697,569
                                        ----------   ----------

OTHER ASSETS
 Restricted cash-owner operators
  (Note 12)                                  2,672       46,332
 Restricted cash-cash held as
  collateral against letters of credit      10,000       88,000
 Covenants not to compete-net of accum-
  ulated amortization of $73,589 and
  $33,590 as of December 31, 1996 and
  1995, respectively (Notes 1F and 11)      39,999       79,998
 Security deposits and other                 7,334        6,260
 Organization costs - net of accumu-
  lated amortization of $5,000 and
  $4,000 as of December 31, 1996
  and 1995, respectively (Note 1I)            -           1,000
                                        ----------   ----------
       Total other assets                   60,005      221,590
                                        ----------   ----------
       TOTAL ASSETS                     $5,967,048   $6,969,812
                                        ==========   ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1996 AND 1995

    LIABILITIES AND STOCKHOLDERS' EQUITY
                                           1996         1995
                                        ----------   ----------
CURRENT LIABILITIES
 Accounts payable-trade                $   207,941   $  424,283
 Due to factor (Note 15)                 1,133,731      950,390
 Accrued expenses and other                672,545      445,216
 Advances from affiliate (Note 19)          27,353       17,910
 Note Payable - (Note 4)                    12,500         -
 Current portion - seller's notes          112,823       84,393
 Acquisition loan payable (Note 2)         569,329      551,445
 Current portion of equipment notes
  payable (Notes 2 and 4)                  163,268       37,973
 Current portion of obligations under
  capital leases (Note 6)                  299,585      263,907
                                        ----------   ----------
    Total Current Liabilities            3,199,075    2,775,517
                                        ----------   ----------
OTHER LIABILITIES
 Deferred taxes (Notes 2 and 3)               -         388,000
 Owner operator escrow (Note 12)            29,672       82,936
 Seller's notes (Notes 2 and 4)            127,772      226,117
 Note payable - (Notes 4 and 17)            49,904         -
 Acquisition loan payable
   (Notes 2 and 4)                       1,617,561    2,141,947
 Equipment Notes Payable-net of
  current portion (Note 4)                 483,978      319,564
 Obligations under capital leases
  net of current portion (Note 6)          710,093      998,816
                                        ----------   ----------
    Total Other Liabilities              3,018,980    4,157,380
                                        ----------   ----------
     TOTAL LIABILITIES                   6,218,055    6,932,897
                                        ----------   ----------
COMMITMENTS AND CONTINGENCIES
 (Notes 2, 6, 9 10 and 17)

STOCKHOLDERS' EQUITY
 Common Stock (no par value-10,000
  shares authorized, 1,000 issued
  and outstanding) (Note 2)                100,000      100,000
 Additional paid in capital                 25,000         -
 Accumulated deficit                    (  376,007)  (   63,085)
                                        ----------   ----------
    Total Stockholders' Equity          (  251,007)      36,915
                                        ----------   ----------

   TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY               $5,967,048   $6,969,812
                                        ==========   ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              AND RETAINED EARNINGS
                     YEARS ENDING DECEMBER 31, 1996 AND 1995


                                           1996           1995
                                        -----------   -----------

Net Revenues                            $12,620,435   $12,374,563
Operating expenses                       10,966,125    10,505,303
                                        -----------   -----------

Income from operations                    1,654,310     1,869,260

Administrative expenses                   1,807,186     1,290,716
                                        -----------   -----------

Other income and expenses
 Interest income                              7,046        10,507

Interest expense                         (  648,993)   (  665,515)
 Other income                               141,498         4,673
 Net gain (loss) on disposition of
  assets                                 (   47,597)        9,104
                                        -----------   -----------
  Total other income
     and (expenses)                       ( 548,046)   (  641,231)
                                        -----------   -----------

    Net loss before taxes                (  700,922)   (   62,687)

Income tax (benefit)
  provision (Notes 1H and 3)             (  388,000)          398
                                        -----------   -----------
     Net loss                            (  312,922)   (   63,085)

Accumulated Deficit - January 1          (   63,085)         -
                                        -----------   -----------

Accumulated deficit - December 31       $(  376,007)  $(   63,085)
                                        ===========   ===========

Net loss per share                      $(   312.92)  $(    63.09)
                                        ===========   ===========

Weighted Average Number of Shares
 (Note 1B)                                    1,000         1,000
                                        ===========   ===========







THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDING DECEMBER 31, 1996 AND 1995

                                           1996          1995
                                        -----------   -----------
CASH FLOWS FROM
OPERATING ACTIVITIES

Net Earnings (Loss)                     $  (312,922)   $ ( 63,085)

ADJUSTMENTS TO RECONCILE NET
EARNINGS (LOSS) TO NET CASH
USED IN OPERATING ACTIVITIES

Depreciation & Amortization                 956,717       794,756
Deferred income taxes                      (388,000)         -
Loss(Gain) on disposal of property
  and equipment                              47,597      (  9,104)
(Increase) Decrease-Assets
 Restricted Cash                            204,096          -
Accounts Receivable                        ( 22,264)     (295,267)
Parts and supply inventory                 ( 27,008)     ( 43,955)
 Prepaid expenses and
  other current assets                        6,610      (255,111)
Increase (Decrease)-Liabilities
 Accounts payable                          ( 33,001)       27,984
 Accrued expenses and
  other current liabilities                 183,508       129,375
                                        -----------   -----------
   Total Adjustments                        928,255       348,678

Net Cash Provided by Operations             615,333       285,593
                                        -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of equipment                      (787,407)     (567,372)
Proceeds from disposal of equipment         372,740        81,500
Proceeds from additional paid in
  capital                                    25,000          -
                                        -----------   -----------

Net Cash Used in investing activities      (389,667)     (485,872)
                                        -----------   -----------

Sub Total                                   225,666      (200,279)
                                        -----------   -----------








THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                       STATEMENTS OF CASH FLOWS (continued)
                      YEARS ENDING DECEMBER 31, 1996 AND 1995

                                           1996          1995
                                        -----------   -----------

Balance Forward                         $   225,666   $(  200,279)

CASH FLOWS FROM
FINANCING ACTIVITIES

Principal payments on long-term debt     (1,007,286)   (4,707,108)
Proceeds from short-term note                12,500          -
Proceeds from long-term debt financing      770,482     5,527,017
Principal payments on capital lease
  obligations                              (253,045)   (  307,788)
                                        -----------   -----------

Net Cash provided by (used in)
  financing activities                     (477,349)      512,121
                                        -----------   -----------

NET INCREASE (DECREASE) IN CASH            (251,683)      311,842

CASH AT BEGINNING OF YEAR                   311,842          -
                                        -----------   -----------

CASH AT END OF YEAR                     $    60,159   $   311,842
                                        ===========   ===========

Supplemental Disclosure of
 Cash flow information:

Cash Paid during the year
  Interest expense                      $   650,158   $   690,813
                                        ===========   ===========

  Income taxes                          $     -0-     $     1,845
                                        ===========   ===========

Capital lease obligations totaling $508,800 for the year ended December 31, 1995 were incurred when the Company entered into leases for new tractors and trailers.

Long-term debt totaling $720,578 was incurred by the Company during 1996 when the Company acquired 10 tractors with a total cost of $745,578.









THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 1 - General and Summary of Significant Accounting Policies

(A) - Nature of Business

Mid America Transporters Group, Inc. (Mid America or, "the Company") was incorporated in the State of Arkansas on February 14, 1994. The Company, through its wholly-owned subsidiary, Gulf Northern Transport, Inc., (Gulf Northern) a Wisconsin corporation, operates as an interstate and intrastate motor carrier. (See Note 2). The Company's corporate headquarters are located in Charleston, South Carolina with terminals and drop stations located in various states.

Services are provided to customers located primarily in the central United States but include locations in virtually all 48 contiguous states.

(B) - Net Earnings (Loss) per Share

Net earnings (loss) per share is computed on the basis of the weighted average number of common shares outstanding during each period. Only the weighted average number of shares of common stock outstanding is used to compute earnings or loss per share in 1996 and 1995, as there were no stock options, warrants, or other common stock equivalents in those years.

(C) - Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents for financial statement purposes.

(D) - Inventory

Inventory consists principally of parts and supplies used in maintaining its motor carrier fleet, skids used in transporting goods, and small tools and are stated at the lower-of-cost or market, determined on a first-in, first-out basis.

(E) - Property, Plant and Equipment

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Accelerated methods of depreciation are followed for tax purposes and the straight line method is used for financial reporting purposes.

Transportation equipment, furniture and fixtures, and other equipment are generally depreciated over periods ranging from two to seven years. The building is depreciated over a thirty year period. A provision has been made for deferred income taxes relating to depreciation temporary differences. See
Note 2.

(F) - Covenants Not to Compete

Covenants not to compete are amortized on a straight line basis over the terms of the agreements. The covenants cover the period from January, 1994 to December, 1997.

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(G) - Income Taxes

Taxes are provided on all revenue and expense items included in the Consolidated Statements of Operations, regardless of the period in which such items are recognized for income tax purposes, except for items representing a permanent difference between pretax accounting income and taxable income.

(H) - Revenue Recognition

The Company recognizes revenues at the time freight is delivered to recipients.

(I) - Organization Costs

Gulf Northern incurred organization costs of $5,000 in 1992 which is being amortized on a straight line basis over five years.

(J) - Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(K) - Basis of Presentation

The accompanying consolidated balance sheets and related statements of operations and retained earnings and cash flows includes the accounts of Mid America Transporters Group, Inc. and its wholly owned subsidiary, Gulf Northern Transport, Inc. as of December 31, 1996 and 1995 and gives effect to the acquisition of Gulf Northern by Mid America effective January 1, 1995 pursuant to an agreement dated March 28, 1995, and reflects the acquisition as a purchase as more fully described in Note 2. There were no intercompany transactions or balances as of and for the years ended December 31, 1996 and 1995.

NOTE 2 - Definitive Stock Purchase Agreement

Effective January 1, 1995 to an agreement dated March 28, 1995, Mid America signed a definitive stock purchase agreement with Gulf Northern and its individual shareholders. Under the terms of the agreement, Mid America purchased all shares of Gulf Northern's common stock for a total purchase price, as finally determined, of $2,683,500 which exceeded the net asset value of Gulf Northern by approximately $1,182,000. The transaction has been accounted for as a purchase effective on December 31, 1994. Note (1K).

As discussed in Note 1G and 3, prior to the implementation of this agreement, the Company elected to be an S Corporation for tax purposes. Due to differences in the computation of depreciation for book purposes as compared to tax purposes, taxes were deferred in the amount of $388,000. On the date of this agreement, the Company no longer qualified to file its tax returns as an S Corporation, therefore, deferred taxes were established as an increase to the acquisition cost.

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 2 - Definitive Stock Purchase Agreement (continued)

As noted above, the acquisition has been accounted for as a purchase.
Purchase accounting requires that the cost of the acquisition be allocated to the net assets acquired up to their fair market value. Accordingly, property, plant and equipment was increased by $1,162,184 to $5,390,503 which is less than its appraised value. No goodwill was recorded by this transaction. In addition, the stockholder's equity section as reported prior to the purchase is eliminated.

The agreement includes payments to the former stockholders in the form of cash of $2,232,000 which includes the payoff of shareholder loans described in Note 5A; promissory notes totaling $260,000 due in 36 monthly installments totaling $8,017 at 7% due on March 1, 1998 secured by letters of credit in the amount of $150,000; and non interest bearing obligations (discounted at 7% per annum) totaling $104,000 payable over a one year period commencing April 1, 1998.

The purchase was financed by a loan in the amount of $3,000,000 from ITT Credit Corp. which is payable in 60 monthly installments of $66,360 and is due on March 31, 2000. The loan was subsequently sold to General Electric Credit Corp and is secured by certain items of equipment. See Note 13 for description of the loan modification agreement.

NOTE 3 - Income Taxes

The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109). At December 31, 1996 a recovery of prior years deferred taxes of $388,000 was provided. No federal income taxes were provided for the year ended December 31, 1995.

Differing methods of reporting income for tax purposes as compared to financial reporting purposes resulted in deferred income taxes of approximately -0- and $388,000 as of December 31, 1996 and 1995, respectively. Deferred tax assets and liabilities consist of the following:

                                            1996       1995
                                         ---------   ---------
  Deferred tax assets-
     Allowance for doubtful accounts     $  15,600   $   4,680
     Net operating loss carryover          196,000        -
                                         ---------   ---------
                                           211,600       4,680
     Valuation allowance                    16,600        -
                                         ---------   ---------
                                         $ 195,000   $   4,680
                                         =========   =========

  Deferred tax liabilities-
     Depreciation of property, plant
      and equipment                      $(195,000)  $(392,680)
                                         ---------   ---------
                                         $(195,000)  $(392,680)
                                         =========   =========

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 3 - Income Taxes (continued)

The valuation allowance provided in each of the years is based on management's valuation of the likelihood of realization.

As required by SFAS 109, deferred taxes are provided based upon the tax rate at which the items of income and expense are expected to be settled in the Company's tax return.

The Company incurred a net operating loss of $503,000 available to offset future income for financial reporting purposes expiring in 2011.

NOTE 4 - Long-term Notes Payable                1996         1995
                                             ----------   ----------

Long-term notes payable as of December 31, 1996 and 1995 consists of the following:

Equipment loans secured by ten tractors
payable at $15,824 per month including
interest at 10% per annum with the final
installment due November, 2000               $  647,246         -

Mortgage note, Prime + .5%; (9.0% at
December 31, 1995 secured by real estate,
payable at $5,000 per month including
interest, due March 7, 1995. The bank
has committed to renew this note beyond
December 31, 1995.                                 -         357,537

Demand note - Sebrite Agency, Inc. -
non interest bearing                             12,500         -

Term loan in settlement with United
Acquisition II Corp.- $100,000 non
interest bearing, discounted at 8%
payable over 36 months beginning
April 1, 1998                                    49,904         -

Acquisition loan described in Note 5          2,186,890    2,693,392

Seller notes described in Note 2                240,595      310,510
                                             ----------   ----------

             Total                            3,137,135    3,361,439

             Less: current maturities           857,920      673,811
                                             ----------   ----------

             Long-term portion               $2,279,215   $2,687,628
                                             ==========   ==========

             MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 4 - Long-term Notes Payable (continued)

Aggregate annual scheduled maturities of long-term debt at December 31, 1996 are as follows:

                  1997          $  857,920
                  1998             910,804
                  1999             917,159
                  2000             441,791
                  2001               9,461
                                ----------
                      Total     $3,137,135
                                ==========

NOTE 5 - Debt Restructure

In addition to being used to finance the acquisition described in Note 2, proceeds from the $3,000,000 acquisition loan were also used to refinance stockholder loans and certain other bank and lease obligations. As the classification of the acquisition loan is long term, those obligations restructured were also classified as long term. The loan is payable in 60 monthly installments of $66,360 at the rate of 11.75% interest per annum with its final maturity on March 31, 2000.

NOTE 6 - Lease Commitments

The Company leases tractors and trailers under various capital leases with interest rates ranging from 8.1% to 9.1%. Property, plant and equipment includes the following amounts for the tractor and trailer leases which are capitalized as of December 31, 1996 and 1995:

     Tractors and trailers           $1,760,669   $1,760,669
     Less: accumulated amortization     589,913      331,673
                                     ----------   ----------

              Total                  $1,170,756   $1,428,996
                                     ==========   ==========

             MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 6 - Lease Commitments (continued)

Lease amortization is included in depreciation expense. Future minimum payments, by year and in the aggregate, under the capital leases are as follows:

     Years ended December 31,                  Amount
     ------------------------                  ------

            1997                            $  394,791
            1998                               522,657
            1999                               241,568
            2000                                  -
                                            ----------
     Total minimum lease payments            1,159,016
     Less: Amount representing interest        149,338
                                            ----------
     Present value of minimum
       lease payments                        1,009,678
     Less-Current maturities                   299,585
                                            ----------

     Long-term obligations under
       capital leases                       $  710,093
                                            ==========
NOTE 7 - Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31:

                                      1996            1995
                                   ----------      ----------

          Land                     $     -         $  127,719
          Building                       -            303,350
          Office equipment             63,273          58,576
          Tractors, trailers and
           garage equipment         8,238,378       7,517,076
          Transportation equipment      4,480           4,480
                                   ----------      ----------
                                    8,306,131       8,011,201
          Less: Accumulated
           Depreciation             4,130,210       3,313,632
                                   ----------      ----------
          Total property, plant
           and equipment           $4,175,921      $4,697,569
                                   ==========      ==========

Depreciation expense amounted to $882,797 and $754,130 for the years ended December 31, 1996 and 1995, respectively. $873,148 and $732,921 of depreciation was included in operating expenses for 1996 and 1995, respectively and $9,649 and $21,209 of depreciation was included in administrative expenses for 1996 and 1995, respectively. The fair market value of fixed assets approximates book value.

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 8 - Related Party Transaction

On December 23, 1996, the Company sold its Wisconsin Rapids facility which included land, a building and improvements with a book value of $394,517 to its majority stockholders for $346,141 resulting in a net loss of $48,376. The loss is included in other income and expenses. The transaction resulted in a gain of $231,000 for income tax purposes.

The stockholders leased the property back to the Company for five years commencing January 1, 1997. See Note 10.

Management believes the sale was an arms length transaction based on estimated values of the property on the date of sale.

Interest expense at December 31, 1995 includes $6,857 attributable to stockholder loans. The loans were repaid during 1995.

NOTE 9 - Retirement Plan

The Company matches employee contributions up to 3% of employee compensation. Contributions to the plan amounted to $65,123 and $41,264 for the years ended December 31, 1996 and 1995, respectively. 401K matching contributions of $23,100 and $29,710 are included in operating expenses for 1996 and 1995, respectively and $8,589 and $21,209 of the aforementioned contributions are included in administrative expenses for 1996 and 1995, respectively.

NOTE 10 - Commitments and Contingencies

Commencing on January 1, 1997, the Company agreed to rent its Wisconsin Rapids facility from certain stockholders for $7,350 per month for a period of five years under an operating lease.

Commencing October 15, 1997, the Company leased its South Carolina corporate offices for $1,728 per month. The lease extends for a period of two years.

Minimum rental payments under such operating leases follows:

              Year ending December 31,
                       1997              $ 92,520
                       1998               108,936
                       1999               104,616
                       2000                88,200
                       2001                88,200
                                         --------
      Total minimum payments required    $482,472
                                         ========

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 11 -  Noncompetition Agreements

As of January 3, 1994, the Company entered into a covenant not to compete agreement with its chief executive officer which extends over four years. The agreement called for a prepayment of $115,000 in December, 1993, with an additional $46,000, including interest, payable in (18) monthly installments of $2,556 commencing with the date of the agreement. Expenses under this agreement amounted to $39,999 and $39,698 for 1996 and 1995, respectively.
See also Note 2 for a description of the covenant not to compete related to the stock purchase agreement.

NOTE 12 - Restricted Cash

The Company maintains cash accounts for owner-operators who perform services for the Company. These funds are accumulated, with the owner-operators consent, by withholding part of the payments due to them for services performed. The funds are used to pay for repairs of equipment that they own directly.

Further, the Company has deposited funds with a financing company to cover over the road fuel and other operating expenses for drivers in support of a letter of credit.

As of December 31, 1996 and 1995, the Company had letters of credit outstanding totaling $10,000 and $88,000 respectively which guarantee various operating and insurance activities.

NOTE 13 - Loan Modification Agreement

In connection with the stock purchase agreement described in Note 2, the purchase was financed by a loan in the amount of $3,000,000 payable in monthly installments over five years. The original loan agreement required that the Company hold the common stock of a "small capitalization" company with a market value of at least $1,000,000. As of December 31, 1996 and 1995, such stock was not held by the Company.

On May 25, 1997, the Company agreed to a modification of the original loan whereby current monthly payments were reduced from $66,360 per month to $45,000 per month with a balloon payment of $396,836 due at August 31, 2001.

NOTE 14 - Concentration of Credit Risk - Cash

The Company maintains its cash balances in two financial institutions, one located in Wisconsin Rapids, Wisconsin and the other in Charleston, South Carolina. At times, the balances may exceed federally insured limits of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash on deposit. The fair market value of these financial instruments approximates cost.

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 15 - Use of Factor

In April, 1995, the Company entered into an agreement with a factor whereby the factor would accept the Company's receivables with full recourse. Under the agreement, the factor will advance up to 80% of those receivables submitted by the Company. Interest on funds advanced is charged at an average annual effective rate of 14.5% payable monthly.

In addition, the Company must maintain funds on deposit with its factor as a reserve against uncollectible receivables. The amount of such funds on deposit as of December 31, 1996 and 1995 amounted to $97,179 and $179,615 respectively.

The uncollected balance of such receivables held by the factor amounted to $1,133,731 and $950,390 as of December 31, 1996 and 1995 respectively. The fair market value of these balances approximate book value.

NOTE 16 - Economic Dependency

The Company's customers consist primarily of high volume shippers that have significant time sensitive and high service level traffic needs. The Company provided services to three and four customers, respectively which accounted for net revenues in excess of 10% of the Company's total revenues for the
years ended December 31, 1996 and 1995.   Consolidated Paper, Inc.,
Land-0-Lakes, Inc., Excel Corporation and Trane Company accounted for 24.6%, 13.8%, and 10.7% of the Company's net revenues for the year ended December 31,
1996.   Consolidated Paper, Inc., Land-O-Lakes, Inc., Excel Corporation and
Trane Company accounted for 17.8%, 13.5%, 10.7% and 10.2% of the Company's net revenues for the year ended December 31, 1995. Accounts receivable from those customers amounted to $486,873 and $358,319 as of December 31, 1996 and 1995 respectively.

Revenues from the Company's five and ten largest customers accounted for approximately 57% and 69% respectively of total net revenues for the year ended December 31, 1996. Revenues from the Company's five and ten largest customers accounted for approximately 57% and 73% respectively of total net revenues for the year ended December 31, 1995.

The Company considers its relationship with those major customers to be satisfactory and is committed to expanding its relationship with its other customers.

The Company provides services to a significant number of customers in the meat packing and distribution industry. Revenues from those customers accounted for approximately 16.3% of total revenues for the year ended December 31, 1996 and 30% of total revenues for the year ended December 31, 1995. Accounts receivable from those customers amounted to $117,600 and $375,000 as of December 31, 1996 and 1995 respectively.

              MID AMERICA TRANSPORTERS GROUP, INC. AND SUBSIDIARY
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


NOTE 17 - Stock Acquisition Agreement - United Acquisition II Corp.

On June 3, 1996, the shareholders of Mid America entered into an agreement with United Acquisition II Corp. (the acquirer) whereby they would transfer 100% of their common stock in Mid America in exchange for 31,366 shares of convertible preferred stock and 316,666 shares of common stock of the acquirer. In addition, the acquirer agreed to contribute cash and notes totaling $500,000 into Mid America at closing.

In January, 1997, the acquirer conceded that it was not able to complete the transaction as agreed and withdrew from the contract. During the period from the consummation of the contract, the acquirer deposited funds to the Company in the amount of $145,000. The Company agreed to return a total of $100,000 payable in 36 installments beginning April 1, 1998 on a non interest bearing basis.

The settlement resulted in a gain to the company of $105,096 which is included in other income.

NOTE 18 - Accounts Receivable - Affiliate

The Company provided freight services on behalf of its affiliate, Mencor, Inc. amounting to $340,822 and $119,045 for the years ended December 31, 1996 and 1995 respectively. The balance receivable from this affiliate as of December 31, 1996 and 1995 amounted to $25,881 and $14,150. The fair market value of this receivable approximate book value.

NOTE 19 - Advances from Affiliate

The Company received advances from its affiliate, Mencor, Inc. during 1996 and 1995. Those advances which amounted to $27,353 and $17,910 remained unpaid as of December 31, 1996 and 1995, are non interest bearing and are due on demand. The fair market value of these advances approximates book value.

NOTE 20 - Subsequent Event - Acquisition Agreement with U.S. Trucking, Inc.

On January 30, 1997, the Company entered into an agreement with U.S. Trucking, Inc. (the acquirer) whereby U.S. Trucking would acquire 100% of the common stock of the Company in exchange for 25% of it's common stock.

As part of this agreement, the Company contracted with Dan Pixler (a former stockholder of the Company) for him to provide services as president and general manager for the five years commencing from January 30, 1997 to January 30, 2002 at an annual salary of $105,000 per year. Mr. Pixler will receive annual options to purchase 12,500 shares of the common stock of the acquirer's parent company, U.S. Transportation Systems, Inc. which will be exercisable until December 31, 2002. Further, during the period of employment and for a period of two years after his termination, Mr. Pixler agreed that he will not participate in an entity which is directly competitive with the Company's present operations.

6)                      AUDITED FINANCIAL STATEMENTS OF
                                 MENCOR, INC.
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholders
Mencor, Inc.

We have audited the accompanying balance sheets of Mencor, Inc. as of December 31, 1996 and 1995 and the related statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Mencor, Inc. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ BIANCULLI, PASCALE & CO. P.C.

BIANCULLI, PASCALE & CO. P.C.

Farmingdale, New York
November 3, 1997

                                  MENCOR, INC.
                                BALANCE SHEETS

                                                 December 31,
                                              1996       1995
                                           ----------  ----------
     ASSETS

CURRENT ASSETS
 Cash and cash equivalents
  (Notes 1C and 2)                         $   77,984  $   34,726
   Accounts receivable-net of allowance
  for doubtful accounts of $11,834 as
  of December 31, 1996 and 1995
  (Notes 1F & 12)                             228,107     218,219
 Advances to affiliate (Note 7)                27,353      17,910
 Refundable income taxes (Note 6)                 860
 Prepaid expenses                               1,002       1,078
                                           ----------  ----------
       Total Current Assets                   335,306     271,933
                                           ----------  ----------

PROPERTY, PLANT AND EQUIPMENT - at
 cost, less accumulated depreciation
 of $3,950 and $2,025 as of December
 31, 1996 and 1995, respectively
 (Notes 1D and 3)                               7,300       6,552
                                           ----------  ----------

OTHER ASSETS
 Intangible asset - Net of accumulated
  amortization of $1,067 and $667 as of
  December 31, 1996 and 1995,
  respectively.  (Note 1H)                        933       1,333
 Security deposits                              1,125       1,125
 Deferred tax asset (Notes 1E and 6)            1,920       1,000
 Organization costs - net of
  accumulated amortization of $445 and
  $267 at December 31, 1996 and 1995,
  respectively (Note 1G)                          444         622
                                           ----------  ----------

       Total other assets                       4,422       4,080
                                           ----------  ----------

       TOTAL ASSETS                        $  347,028  $  282,565
                                           ==========  ==========









THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                  MENCOR, INC.
                                BALANCE SHEETS

                                                 December 31,
                                              1996        1995
                                           ----------  ----------

     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT LIABILITIES
 Accounts payable-trade                    $  181,009   $ 197,015
 Accounts payable-affiliate (Note 8)           25,881      14,150
 Advances from related party (Note 9)          83,970
 Payroll taxes withheld and payable             3,918
 Accrued expenses                               2,039
 Income taxes payable (Notes 1E and 6)             25      14,840
 Current Portion of Equipment
  Notes Payable (Notes 3 and 4)                 1,071         878
                                           ----------  ----------
      Total Current Liabilities               297,913     226,883
                                           ----------  ----------

COMMITMENTS AND CONTINGENCIES (Note 5)

OTHER LIABILITIES
 Equipment Notes Payable-net of
  current maturities (Notes 3 and 4)              620       1,691
                                           ----------  ----------
     TOTAL LIABILITIES                        298,533     228,574
                                           ----------  ----------
STOCKHOLDERS' EQUITY
 Common Stock (no par value-1,000
  shares authorized, 300 issued and
  outstanding (Note 1B)                         6,604       6,604
 Retained Earnings                             41,891      47,387
                                           ----------  ----------
     Total Stockholders' Equity                48,495      53,991
                                           ----------  ----------

     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                 $  347,028  $  282,565
                                           ==========  ==========












THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                  MENCOR, INC.
                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                       Periods Ending December 31,
                                          1996           1995
                                       -----------    ----------

Net Revenues                           $ 2,226,900    $1,486,293
Freight settlements                      2,007,651     1,294,550
                                       -----------    ----------

Income from operations                     219,249       191,743

General and administrative expenses        225,685       167,598
                                       -----------    ----------

Net income (loss) from operations       (    6,436)       24,145

Other expense
 Interest expense                       (    1,815)    (     279)
                                       -----------    ----------

Earnings (loss) before income taxes     (    8,251)       23,866

Income taxes (Notes 1E and 6)                2,755     (   6,035)
                                       -----------    ----------

     Net earnings (loss)                (    5,496)       17,831

Retained Earnings-Beginning of Year         47,387        29,556
                                       -----------    ----------

Retained Earnings-End of Year           $   41,891    $   47,387
                                       ===========    ==========

Net income (loss) per Share             $(   18.32)   $    57.94
                                       ===========    ==========

Weighted Average
  Number of Shares                             300           300
   (Note 1B)















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                  MENCOR, INC.
                             STATEMENTS OF CASH FLOWS

                                       Periods Ending December 31,
                                           1996         1995
                                       -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)                        $(  5,496)   $   17,831

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH USED IN OPERATING ACTIVITIES
Depreciation & amortization                  5,850         1,911
Allowance for doubtful accounts              7,610
Deferred tax benefit                      (    920)     (  1,000)

(Increase) Decrease-Assets
 Accounts Receivable-trade                (  9,888)     (109,343)
 Advances to affiliate                    (  9,443)     ( 17,910)
 Refundable income taxes                  (    860)
 Prepaid expenses                               76            22

Increase (Decrease)-Liabilities
 Accounts payable-trade                   ( 16,006)       11,569
 Accounts payable-affiliate                 11,731        14,150
 Payroll taxes withheld and payable          3,918
 Accrued expenses                            2,039
 Income taxes payable                     ( 14,815)        7,035
                                       -----------    ----------

   Total Adjustments                      ( 28,318)     ( 85,956)

Net Cash Provided (used) by Operations    ( 33,814)     ( 68,125)
                                       -----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Offering costs                            (  3,346)
Purchases of equipment                    (  2,674)     (    620)
Security deposits                                       (  1,125)
                                       -----------    ----------

Net Cash Used in Investing Activities     (  6,020)     (  1,745)
                                       -----------    ----------

   Subtotal                            $  ( 39,834)   $ ( 69,870)
                                       -----------    ----------











THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                 MENCOR, INC.
                           STATEMENTS OF CASH FLOWS
                                 (CONTINUED)

                                       Periods Ending December 31,
                                           1996          1995
                                       -----------    ----------

   Balance brought forward             $  ( 39,834)   $ ( 69,870)
                                       -----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party                123,397
Repayments to related party               ( 39,427)
Principal payments on equipment loan      (    878)     (    377)
                                       -----------    ----------

Net Cash provides by (used in)
   financing activities                     83,092      (    377)
                                       -----------    ----------

NET INCREASE (DECREASE) IN CASH             43,258      ( 70,247)
                                       -----------    ----------

CASH AT BEGINNING OF PERIOD                 34,726       104,973
                                       -----------    ----------

CASH AT END OF PERIOD                  $    77,984    $   34,726
                                       ===========    ==========

Supplemental Disclosure of
 Cash flow information:

Cash Paid during the year
  Interest expense                     $     1,815    $      279

  Income taxes                         $    14,840    $     -0-



The Company purchased office equipment during the year ended December 31, 1995. The purchase price of the equipment amounted to $2,946 and was financed through the vendor. See Note 4.













THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                                 MENCOR, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          December 31, 1996 and 1995


NOTE 1 - General and Summary of Significant Accounting Policies

(A) - Nature of Operations

Mencor, Inc. was incorporated in the State of Arkansas on July 6, 1994. The Company operates as a broker for interstate motor carriers. An interstate motor carrier broker serves the trucking industry by providing return hauls for truckers who have completed their initial delivery. By providing this service, trucking companies and independent operators are able to cover the cost of returning to their home location. The Company's corporate headquarters are located in Charleston, South Carolina. As a broker, the Company is required to acquire a license which provides the authority to engage in interstate commerce. This license was acquired in April, 1994.

Services are provided to customers located primarily in the central United States but include locations in virtually all 48 contiguous states.

(B) - Net Earnings (Loss) per Share

Net earnings per share is computed on the basis of the weighted average number of common and common equivalent shares outstanding during each period. Only the weighted average number of shares of common stock outstanding is used to compute income per share in 1996 and 1995 as there are no stock options, warrants, or other common stock equivalents in these years.

(C) - Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents for financial statement purposes.

(D) - Property, Plant and Equipment

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives principally on an accelerated basis. Accelerated methods of depreciation are followed for substantially all assets for both financial reporting and tax purposes.

Transportation equipment, furniture and fixtures, and other equipment are generally depreciated over periods ranging from two to seven years.

(E) - Income Taxes

Income taxes are provided on all revenue and expense items included in the statement of earnings, regardless of the period in which such items are recognized for income tax purposes, except for items representing a permanent difference between pretax accounting income and taxable income.

Non current deferred income taxes result from the use of accelerated methods of depreciation for income tax purposes and from the establishment of an allowance for doubtful accounts for financial reporting purposes.

                                 MENCOR, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          December 31, 1996 and 1995


NOTE 1 - General and Summary of Significant Accounting Policies (continued)

(F) - Revenue Recognition

The Company recognizes revenues at the time the shipment is delivered to recipients.

(G) - Organization expense

As part of its initial incorporation, the company incurred organization costs amounting to $889 which is being amortized on a straight-line basis over five years.

(H) - Intangible Asset

As discussed in Note 1A, the Company acquired a license from the Interstate Commerce Commission which is required to allow the Company to do business as an interstate carrier broker. This license, which cost $2,000 is being amortized on a straight-line basis over five years.

(I) - Concentration of Credit Risk

Virtually all of the Company's customers are in the long haul trucking industry. Further, accounts receivable are uncollateralized and consist of amounts due from that industry.

(J) - Offering Costs

During 1996, the Company incurred certain expenses related to an equity offering in connection with its affiliate, Mid America Transporters Group, Inc. and Subsidiary. The offering was unsuccessful and, accordingly, the expense was amortized in full during 1996.

(K) - Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - Cash and Cash Equivalents

The Company maintains its cash balances in one financial institution located in Charleston, South Carolina which at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believed it is not exposed to any significant credit risk on cash and cash equivalents.

                                 MENCOR, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          December 31, 1996 and 1995


NOTE 3 - Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31,:

                                            1996        1995
                                          --------    --------

   Office equipment                       $ 12,656    $  7,171
   Furniture and fixtures                    1,406       1,406
                                          --------    --------
                                            11,250       8,577
   Less: Accumulated Depreciation            3,950       2,025
                                          --------    --------
     Total property, plant and equipment  $  7,300    $  6,552
                                           ========    ========

Depreciation expense amounted to $1,925 and $1,333 for the years ended December 31, 1996 and 1995, respectively and is included in general and administrative expenses.

NOTE 4 - Notes Payable

During 1995, the Company acquired office equipment in the amount of $2,946 which was financed payable in 36 installments of $110 per month including interest at 14% per annum due June, 1998.

     Total principal                   $  1,691
     Less: current maturities             1,071
                                       --------

     Long-term portion                 $    620
                                       ========

Aggregate annual maturities of long-term debt for the five years following December 31, 1996 are as follows:

                  1997                 $  1,071
                  1998                      620
                                       --------

                      Total            $  1,691
                                       ========

NOTE 5 - Commitments and Contingencies

The Company leases office space for its operating facility in Charleston, South Carolina. The current lease term commenced on May 1, 1995 and concludes on April 30, 1997. Commitments under this lease agreement amounted to $3,675 in 1997.

Rent expense amounted to $6,000 and $9,440 for the periods ended December 31, 1996 and 1995, respectively and is included in general and administrative expenses.

                                 MENCOR, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          December 31, 1996 and 1995


NOTE 6 - Income Taxes

The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109). The provision for income taxes was comprised of the following components as of December 31. 1996 and 1995:

                                            1996       1995
                                          --------    --------

         Federal-current                  $(   860)   $  5,276
         Federal-deferred                  ( 1,586)     (1,000)
         State-current                          25       1,759
         State-deferred                    (   334)      -0-
                                          --------    --------

            Total                         $( 2,755)   $  6,035
                                          ========    ========

The income tax provision reconciled to the tax computed at the statutory Federal rate was:

                                        1996              1995
                                  ----------------  ----------------

  Tax at Statutory Rate           $( 3,218)  (39)%  $  9,308    39 %
  State income taxes                                   1,759     7
  Benefit of graduated brackets        463     6     ( 5,728)  (24)
  Other                                                  696     3
                                  --------   --     --------    --
                                  $( 2,755) (33)%   $  6,035    25 %
                                  ========   ==     ========    ==

Deferred tax assets and liabilities at December 31, 1996 and 1995 consist of the following:

                                            1996        1995
                                          --------    --------
    Deferred tax assets
     Allowance for doubtful accounts      $ 11,834    $ 11,834
    Valuation allowance                    ( 4,759)    ( 4,289)
    Deferred tax liabilities
     Depreciation of property & equipment  ( 5,155)    ( 6,545)
                                          --------    --------

                Net Total                 $  1,920    $  1,000
                                          ========    ========

Net operating loss carryovers amounting to $5,733 for state income tax purposes are available through December 31, 2011.

                                 MENCOR, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          December 31, 1996 and 1995


NOTE 7 - Advances to Affiliate

The Company advanced funds and provided services to its affiliate, Gulf Northern Transport, Inc. during 1996 and 1995. Gulf Northern is related to the Company through common ownership and management. Total revenues generated by services provided during 1996 and 1995, respectively amounted to $6,465 and $2,601. The amount of such advances which remained unpaid as of December 31, 1996 and 1995 amounted to $27,353 and $17,910, respectively. These advances represent allocations of rent and other administrative costs and freight settlements, are non interest bearing and are due on demand. The fair market value of these advances approximate book value.

NOTE 8 - Accounts Payable-Affiliate

The Company incurred expenses for freight settlements from its affiliate, Gulf Northern Transport, Inc. which amounted to $340,822 and $119,045 for the years ended December 31, 1996 and 1995. The remaining balance payable to the affiliate for such expenses as of December 31, 1996 and 1995 amounted to $25,881 and $14,150, respectively.

NOTE 9 - Advances from Related Party

During August and September 1996, a shareholder advanced funds totaling $123,397 to the Company. Repayments during the year amounted to $39,427 with the remaining balance remitted by February, 1997. The advances were payable on demand with no stated interest.

NOTE 10 - Economic Dependency

The Company's customers consist primarily of high volume shippers that have significant time sensitive and high service level traffic needs. The Company provided services to three and two customers respectively which accounted for net revenues in excess of 10% of the Company's total revenues for the years ended December 31, 1996 and 1995 respectively. Tamco Distributors, OK Grocery and McCrory Stores accounted for 24.8%, 17.1% and 13.8% of the Company's net revenues for the year ended December 31, 1996. Tamco Distributors and OK Grocery accounted for 30.1% and 22.8% of the Company's net revenues for the year ended December 31, 1995.

Accounts receivable from those customers amounted to $82,926 and $94,594 as of December 31, 1996 and 1995 respectively.

Revenues from the Company's five and ten largest customers accounted for approximately 66% and 81% respectively of total net revenues for the year ended December 31, 1996. Revenues from the Company's five and ten largest customers accounted for approximately 71% and 87% respectively of total net revenues for the year ended December 31, 1995.

                                 MENCOR, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                          December 31, 1996 and 1995


NOTE 11 - Subsequent Event

On January 30, 1997, the stockholders sold their interests in Mencor, Inc. to U.S. Trucking, Inc. (the buyer) for $75,000. The transaction was in conjunction with the sale of Gulf Northern Transport, Inc. Also in connection with the sale, the Company agreed to continue the employment of Michael Menor (a former shareholder of Mencor, Inc.) as the president of the Company for the period from the date of enactment to January 30, 2000 at an annual salary of $60,000 per year. Further, during the period of employment and a period of two (2) years after his termination, Mr. Menor agreed that he will not participate in an entity which directly performs truck brokerage services for those customers currently serviced by the Company.

Also on the date of enactment, the buyer contracted with Roxanne Pixler, (a former shareholder of Mencor, Inc.) for her to provide consulting services to the Company. Pixler will receive 18,750 shares of U.S. Transportation Systems, Inc. as compensation for her services. The contracted obligation will commence from the date of enactment to December 31, 1998.

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Company has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Articles of Incorporation and Bylaws of the Company generally require indemnification of Officers and Directors to the fullest extent allowed by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the Selling Shareholders, are as follows:

     SEC Filing Fee ................................  $ 7,471.79
     Printing Expenses .............................    1,000.00
     Accounting Fees and Expenses ..................    2,500.00
     Legal Fees and Expenses .......................   25,000.00
     Blue Sky Fees and Expenses ....................      500.00
     Miscellaneous .................................    3,528.21
                                                      ----------
          Total ....................................  $40,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During its past three years, the Registrant issued securities which were not registered under the Securities Act of 1933, as amended (the "Act"), as follows.

     Effective September 8, 1998, the Company effected a 1 for 160 reverse split of the outstanding Common Stock. All numbers of shares stated below give retroactive effect to this stock split.

     On September 8, 1998, the Company completed the acquisition of 100% of the outstanding common stock of U.S. Trucking-Nevada in exchange for 15,877,300 shares of the Company's Common Stock. The shares were exchanged on the basis of one share of the Company's Common Stock for one share of U.S. Trucking-Nevada common stock. The stock issuances were made to the 29 shareholders of U.S. Trucking-Nevada pursuant to an Agreement ("Agreement") between the Company and U.S. Trucking-Nevada.

     During October 1998, the Company issued an additional 133,333 shares of common stock to five accredited investors who had invested $100,000 in U.S. Trucking-Nevada and who exchanged their shares in U.S. Trucking-Nevada for shares of the Company's common stock on a one-for-one basis.

     During November 1998, the Company issued 33,334 shares to an accredited investor who invested $25,000 in a private placement.

     Effective December 31, 1998, the Company issued 400,000 shares of common stock to Mid-Cal Express, Inc. as partial payment for the assets which were acquired from Mid-Cal Express, Inc.

     During January 1999, the Company issued 999,000 shares of its Series A Preferred Stock to three existing shareholders in exchange for a total of 9,990,000 shares of the Company's common stock.

     During April 1999, the Company issued 2,000 shares of its Series B Convertible Preferred Stock and 400,000 warrants to five investors in a private placement which raised $2 million in gross proceeds.

     During May 1999, the Company issued 50,000 shares of Series C Preferred Stock to two shareholders in consideration of their guarantees with respect to in excess of $13 million of the Company's debt.

     During June 1999, the Company issued 200,000 shares of common stock to two persons in connection with the acquisition of ProStar, Inc.

     During July 1999, the Company issued 50,000 shares of its common stock to one investor who paid $50,000.

     The sales described above were made in reliance on the exemption from registration offered by Section 4(2) of the Securities Act of 1933. The Company had reasonable grounds to believe that these persons (1) were acquiring the shares for investment and not with a view to distribution, and
(2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. Such persons had access to pertinent information enabling them to ask informed questions. An appropriate restrictive legend is noted on the certificates representing such shares, and stop-transfer instructions have been noted in the Company's transfer records.

ITEM 27.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER    DESCRIPTION                   LOCATION
-------   -----------                   --------

  3.1     Articles of Incorporation,    Filed herewith electronically
          as amended

  3.2     Bylaws, as amended            Filed herewith electronically

  3.3     Articles of Amendment to      Previously filed
          Articles of Incorporation
          effective September 8, 1998


  3.4     Articles of Amendment to      Previously filed
          Articles of Incorporation
          dated January 20, 1999
          regarding Series A Pre-
          ferred Stock

  3.5     Articles of Amendment to      Filed herewith electronically
          Articles of Incorporation
          dated April 29, 1999
          regarding Series B Pre-
          ferred Stock

  3.6     Articles of Amendment to      Filed herewith electronically
          Articles of Incorporation
          dated June 10, 1999
          regarding Series C Pre-
          ferred Stock

  5       Opinion of Krys Boyle         Previously filed
          Freedman & Sawyer, P.C.
          regarding the legality
          of the securities being
          registered

 10.1     1998 Stock Option Plan        Incorporated herein by reference to
                                        Exhibit No. 4.3 to the Company's
                                        Registration Statement on Form S-8
                                        (SEC File No. 333-70353)

 10.2     Share Exchange Agreement      Incorporated herein by reference to
          with U.S. Trucking, Inc.      Exhibit No. 10 to the Company's
                                        Form 8-K dated September 8, 1998

  10.3    Employment Agreement with     Previously filed
          Danny L. Pixler

  10.4    Employment Agreement with     Previously filed
          Anthony Huff

  10.5    Employment Agreement with     Previously filed
          John Ragland

  10.6    Lease Agreement dated         Previously filed
          January 1, 1997, between
          Gulf Northern Transport,
          Inc., Dan L. Pixler, and
          Sebrite Insurance Services,
          Inc.

  10.7    Lease Agreement dated         Previously filed
          March 5, 1998, between
          Gulf Northern Transport,
          Inc. and Dan Pixler for
          three tractors

  10.8    Lease Agreement dated         Previously filed
          September 23, 1998,
          between Gulf Northern
          Transport, Inc. and
          Thomas Financial Services

 10.9     Stock Exchange Agreements     Previously filed
          between U.S. Trucking and
          three shareholders dated
          January 29, 1999.

 10.10    Loan and Security Agreement   Previously filed
          dated as of December 22,
          1998 between General Electric
          Capital Corporation and
          U.S. Trucking, Inc., et al.

 10.11    Management Services Agree-    Previously filed
          ment dated December 30,
          1998, between Mid-Cal
          Express, Inc. and Gulf
          Northern Transport, Inc.

 10.12    10% Convertible Debenture     Incorporated by reference to
          due May 31, 2002 for          Exhibit 10.12 to the Company's
          $600,000                      Form 10-QSB for the quarter
                                        ended June 30, 1999

 10.13    1998 Stock Option Plan,       Filed herewith electronically
          as amended

 21       Subsidiaries of the           Previously filed
          Registrant

 23.1     Consent of Krys Boyle         Contained in Exhibit 5
          Freedman & Sawyer, P.C.

 23.2     Consent of Bianculli,         Filed herewith electronically
          Pascale & Co. P.C.


ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of North Charleston, State of South Carolina, on the 9th day of September 1999.

                                    U.S. TRUCKING, INC.


                                    By:/s/ Danny L. Pixler
                                       Danny L. Pixler, President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                     TITLE                       DATE


/s/ Danny L. Pixler         President (Chief Executive    September 9, 1999
Danny L. Pixler             Officer) and Director


/s/ W. Anthony Huff         Executive Vice President      September 9, 1999
W. Anthony Huff             and Director


/s/ John Ragland            Chief Financial and           September 9, 1999
John Ragland                Accounting Officer

                               U.S. TRUCKING, INC.
                               AMENDMENT NO. 1 TO
                         FORM SB-2 REGISTRATION STATEMENT


                                 EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

  3.1     Articles of Incorporation, as amended

  3.2     Bylaws, as amended

  3.5 Articles of Amendment to Articles of Incorporation dated April 29, 1999 regarding Series B Preferred Stock

  3.6 Articles of Amendment to Articles of Incorporation dated June 10, 1999 regarding Series C Preferred Stock

 10.13    1998 Stock Option Plan

 23.2     Consent of Bianculli, Pascale & Co. P.C.